      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 8, 1997

                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                             ---------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                         QUINTILES TRANSNATIONAL CORP.
             (Exact name of registrant as specified in its charter)
                             ---------------------

        NORTH CAROLINA                       8731                         56-1714315
 (State or other jurisdiction    (Primary standard industrial          (I.R.S. Employer
      of incorporation or          classification code no.)           Identification No.)
         organization)

                             4709 CREEKSTONE DRIVE
                         RIVERBIRCH BUILDING, SUITE 300
                       DURHAM, NORTH CAROLINA 27703-8411
                                 (919) 941-2000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                           DENNIS B. GILLINGS, PH.D.
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                         QUINTILES TRANSNATIONAL CORP.
                             4709 CREEKSTONE DRIVE
                         RIVERBIRCH BUILDING, SUITE 300
                       DURHAM, NORTH CAROLINA 27703-8411
                                 (919) 941-2000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ---------------------
                                   COPIES TO:

            GERALD F. ROACH, ESQ.                         PHILLIP M. RENFRO, ESQ.
            MICHAEL P. SABER, ESQ.                      FULBRIGHT & JAWORSKI L.L.P.
      SMITH, ANDERSON, BLOUNT, DORSETT,                300 CONVENT STREET, SUITE 2200
         MITCHELL & JERNIGAN, L.L.P.                      SAN ANTONIO, TEXAS 78205
       2500 FIRST UNION CAPITOL CENTER                         (210) 270-7172
        RALEIGH, NORTH CAROLINA 27601
                (919) 821-1220

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective and upon consummation of the transaction described herein.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

=================================================================================================================
                                                           PROPOSED            PROPOSED
      TITLE OF EACH CLASS               AMOUNT              MAXIMUM             MAXIMUM            AMOUNT OF
         OF SECURITIES                   TO BE          OFFERING PRICE         AGGREGATE         REGISTRATION
        TO BE REGISTERED              REGISTERED           PER SHARE       OFFERING PRICE(1)        FEE(1)
-----------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value....      350,000(2)              N/A             $1,969,669            $596.87
=================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee, based upon the book value of the CVA Capital Stock as of the latest practicable date in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended.
(2) Represents the maximum number of shares of the registrant's common stock to be issued in the Merger. Does not include additional shares that may be issued by reason of potential adjustments for recapitalizations. Pursuant to Rule 416, this Registration Statement covers such additional shares, the number of which is indeterminable at the date hereof. Because such additional shares, if issued, will be issued for no additional consideration, no additional registration fee will be required.
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                         QUINTILES TRANSNATIONAL CORP.

          CROSS-REFERENCE SHEET FOR REGISTRATION STATEMENT ON FORM S-4

                ITEM NUMBER IN FORM S-4                   PROSPECTUS CAPTION OR LOCATION
                -----------------------                   ------------------------------
 A.
     Information About the Transaction
      1.  Forepart of Registration Statement and
            Outside Front Cover Page of
            Prospectus.............................  Facing Page of Registration Statement;
                                                     Outside Front Cover Page of Proxy
                                                       Statement/ Prospectus
      2.  Inside Front and Outside Back Cover Pages
            of Prospectus..........................  Available Information; Incorporation of
                                                     Certain Documents by Reference; Table of
                                                       Contents
      3.  Risk Factors, Ratio of Earnings to Fixed
            Charges and Other Information..........  Summary; Risk Factors
      4.  Terms of the Transaction.................  Summary; The Merger; Comparison of the
                                                       Rights of Holders of Quintiles Common
                                                       Stock and CVA Common Stock
      5.  Pro Forma Financial Information..........  Not Applicable
      6.  Material Contracts with the Company Being
            Acquired...............................  Summary; The Merger
      7.  Additional Information Required for
            Reoffering by Persons and Parties
            Deemed to Be Underwriters..............  Inapplicable
      8.  Interests of Named Experts and Counsel...  Inapplicable
      9.  Disclosure of Commission Position on
            Indemnification for Securities Act
            Liabilities............................  Inapplicable
 B.
     Information About the Registrant
     10.  Information with Respect to S-3
            Registrants............................  Incorporation of Certain Documents by
                                                       Reference; Summary; The Merger; Certain
                                                       Information Concerning Quintiles
     11.  Incorporation of Certain Information by
            Reference..............................  Incorporation of Certain Documents by
                                                       Reference
     12.  Information with Respect to S-2 or S-3
            Registrants............................  Inapplicable
     13.  Incorporation of Certain Information by
            Reference..............................  Inapplicable
     14.  Information with Respect to Registrants
            Other than S-3 or S-2 Registrants......  Inapplicable
 C.
     Information About the Company Being Acquired
     15.  Information with Respect to S-3
            Companies..............................  Inapplicable
     16.  Information with Respect to S-3 or S-2
            Companies..............................  Inapplicable
     17.  Information with Respect to Companies
            Other Than S-3 or S-2 Companies........  Summary; The Merger; Certain Information
                                                       Concerning CVA; Financial Statements of
                                                       CVA
 D.
     Voting and Management Information
     18.  Information if Proxies, Consents or
            Authorizations are to be Solicited.....  Incorporation of Certain Documents by
                                                       Reference; Summary; Special Meeting of
                                                       CVA Stockholders; The Merger; Interests
                                                       of Certain Persons in the Merger;
                                                       Rights of Dissenting CVA Stockholders
     19.  Information if Proxies, Consents or
            Authorizations are not to be Solicited
            or in an Exchange Offer................  Inapplicable

                                [CVA LETTERHEAD]

          , 1997

Dear Stockholder:

     You are cordially invited to attend a Special Meeting of Stockholders of
CerebroVascular Advances, Inc. ("CVA") on             , 1997, at 9:00 a.m.,
local time, at 9901 1H-10 West, Suite 400, San Antonio, Texas 78230 (together with any adjournment or postponement thereof, the "Special Meeting").

     As described in the enclosed Proxy Statement/Prospectus, at the Special Meeting, the holders of common stock, par value $.001 per share, of CVA ("CVA Common Stock"), and the holder of Series A Preferred Stock, par value $.001 per share, of CVA (the "CVA Preferred Stock"), will be asked to approve and adopt the Merger Agreement (the "Merger Agreement"), including the Plan of Merger (the "Plan of Merger"), attached as Exhibit A thereof, dated as of May 8, 1997, among Quintiles Transnational Corp., a North Carolina corporation ("Quintiles"), CVA Acquisition Corp., a North Carolina corporation which has not engaged in any material operations since its incorporation and is a wholly-owned subsidiary of Quintiles ("Acquisition"), CVA, and the stockholders of CVA signatory thereto, and the transactions contemplated thereunder, including a merger (the "Merger") pursuant to which CVA would be merged with and into Acquisition, with Acquisition being the surviving corporation in the Merger. Copies of the Merger Agreement and Plan of Merger are attached as Appendix A and Appendix B, respectively, to the Proxy Statement/Prospectus.

     In connection with the Merger, (i) each share of CVA Common Stock and CVA Preferred Stock issued and outstanding as of the Effective Time (as defined in the Merger Agreement), other than shares as to which dissenters' rights have been perfected under the Texas Business Corporation Act and shares held in CVA's treasury, would be converted into the right to receive common stock, par value $.01 per share, of Quintiles ("Quintiles Common Stock"), based upon an exchange ratio to be determined subsequent to the date of the Proxy Statement/Prospectus, but prior to the date of the Special Meeting; and (ii) any option to purchase shares of CVA Common Stock outstanding prior to the Effective Time would become an option to purchase shares of Quintiles Common Stock, all subject to and in accordance with the terms and conditions of the Merger Agreement and Plan of Merger, and as more fully described in the accompanying Proxy Statement/Prospectus.

     In approving the Merger Agreement and Plan of Merger, CVA's Board of Directors has unanimously determined that the proposed Merger is in the best interests of CVA and CVA's stockholders. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS OF CVA VOTE IN FAVOR OF THE MERGER AGREEMENT AND PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED THEREUNDER, INCLUDING THE MERGER.

     The close of business on             , 1997 has been fixed by the CVA Board
of Directors as the record date (the "CVA Record Date") for the determination of stockholders entitled to vote at the Special Meeting. The affirmative vote of the holders of shares representing at least two thirds ( 2/3) of the voting power of the CVA Common Stock and CVA Preferred Stock (voting together as a class) and the affirmative vote of the holders of shares representing at least two-thirds ( 2/3) of the voting power of the CVA Preferred Stock (voting separately as a class), each as outstanding on the CVA Record Date, is necessary to approve the Merger Agreement and Plan of Merger and the transactions contemplated thereunder, including the Merger.

     YOU ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS CAREFULLY. IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED PRE-ADDRESSED
AND PRE-PAID ENVELOPE SO THAT IT WILL BE RECEIVED NO LATER THAN             ,
1997. If you attend the Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy.

                                          Sincerely,

                                          DAVID L. EDWARDS
                                          President and Chief Executive Officer

                         CEREBROVASCULAR ADVANCES, INC.
                                9901 1H-10 WEST
                                   SUITE 4000
                            SAN ANTONIO, TEXAS 78230

                                        , 1997

                             ---------------------

                          NOTICE OF SPECIAL MEETING OF
                 STOCKHOLDERS TO BE HELD ON             , 1997

TO THE STOCKHOLDERS OF CEREBROVASCULAR ADVANCES, INC.:

     A Special Meeting of Stockholders of CerebroVascular Advances, Inc. ("CVA") will be held at 9901 1H-10 West, Suite 400, San Antonio, Texas 78230 on
            , 1997, at 9:00 a.m., local time (together with any adjournment or postponement thereof, the "Special Meeting"), for the following purposes:

          1. To consider and vote upon a proposal to approve and adopt the Merger Agreement (the "Merger Agreement"), including the Plan of Merger (the "Plan of Merger") attached as Exhibit A thereto, dated as of May 8, 1997, among Quintiles Transnational Corp., a North Carolina corporation ("Quintiles"), CVA Acquisition Corp., a North Carolina corporation which has not engaged in any material operations since its incorporation and is a wholly-owned subsidiary of Quintiles ("Acquisition"), CVA, and the stockholders of CVA signatory thereto, and the transactions contemplated thereunder, including a merger (the "Merger") pursuant to which CVA would be merged with and into Acquisition, with Acquisition being the surviving corporation in the Merger; and

          2. To transact such other business as may properly come before the Special Meeting.

     The close of business on             , 1997 has been fixed by the CVA Board
of Directors as the record date (the "CVA Record Date") for the determination of stockholders entitled to vote at the Special Meeting. The affirmative vote of the holders of shares representing at least two-thirds ( 2/3) of the voting power of the common stock, par value $.001 per share, of CVA (the "CVA Common Stock") and the Series A Preferred Stock, par value $.001 per share, of CVA (the "CVA Preferred Stock") (voting together as a class) and the affirmative vote of the holders of shares representing at least two-thirds ( 2/3) of the voting power of CVA Preferred Stock (voting separately as a class), each as outstanding on the CVA Record Date, is necessary to approve the Merger Agreement and the Plan of Merger and the transactions contemplated thereunder, including the Merger. A complete list of stockholders entitled to vote at the Special Meeting will be available for examination by any CVA Stockholder, for any purpose germane to the Special Meeting, at the office of the Secretary of CVA, 9901 1H-10 West, Suite 400, San Antonio, Texas 78230, for a period of at least ten days preceding the Special Meeting.

     All shares represented by properly executed proxies will be voted in accordance with the specifications on the proxy card. If no such specifications are made, proxies will be voted FOR approval and adoption of the Merger Agreement and the Plan of Merger and the transactions contemplated thereunder, including the Merger. Stockholders of CVA who do not vote in favor of or otherwise consent to approval and adoption of the Merger Agreement, the Plan of Merger and the Merger and who otherwise comply with the provisions of Sections
5.12 through 5.13 of the Texas Business Corporation Act (the "TBCA"), will have the right, if the Merger is consummated, to dissent and to demand an appraisal of the fair value of their shares. A copy of Sections 5.12 through 5.13 of the TBCA is attached to the Proxy Statement/Prospectus as Appendix D. See "Rights of Dissenting CVA Stockholders" in the Proxy Statement/Prospectus for a description of how to properly exercise dissenters' rights.

     You are urged to read the Proxy Statement/Prospectus carefully. It is very important that your shares be represented at the Special Meeting. Whether or not you plan to attend the Special Meeting, you are requested to complete, date, sign and return the enclosed proxy card promptly in the enclosed pre-addressed
and pre-paid envelope so that it will be received no later than             ,
1997. If you attend the Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy. Failure to return a properly executed proxy or to vote at the Special Meeting will have the same effect as a vote against the Merger Agreement, the Plan of Merger and the transactions contemplated thereunder, including the Merger. Any action may be taken on any of the foregoing proposals at the Special Meeting on the date specified above or on any dates to which by original or later adjournment, the Special Meeting may be adjourned.

                                       By Order of the CVA Board of Directors,

                                       MICHAEL T. DWYER
                                       Secretary
San Antonio, Texas
       , 1997

                         CEREBROVASCULAR ADVANCES, INC.

                                PROXY STATEMENT
                                      FOR
                        SPECIAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON
                                         , 1997
                             ---------------------

                         QUINTILES TRANSNATIONAL CORP.

                                   PROSPECTUS
                             FOR 350,000 SHARES OF
                                  COMMON STOCK

     This Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") is being furnished to the stockholders of CerebroVascular Advances, Inc., a Texas corporation ("CVA"), in connection with the solicitation of proxies by the Board of Directors of CVA for use at its Special Meeting of Stockholders to be held on
            , 1997 in connection with the approval of the proposed merger of CVA with and into CVA Acquisition Corp. ("Acquisition"), a North Carolina corporation and a wholly-owned subsidiary of Quintiles Transnational Corp., a North Carolina corporation ("Quintiles"). Quintiles has filed a Registration Statement on Form S-4 with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, with respect to a maximum of 350,000 shares of Quintiles Common Stock, par value $0.01 per share ("Quintiles Common Stock"), issuable to the stockholders of CVA in connection with the merger of CVA with and into Acquisition (the "Merger"). This Proxy Statement/Prospectus also constitutes the Prospectus of Quintiles filed as part of the Registration Statement.

     The Board of Directors of CVA has unanimously determined that the Merger is in the best interests of the stockholders of CVA and recommends that they vote their CVA shares FOR approval of the Merger Agreement.

     This Proxy Statement/Prospectus is first being mailed to stockholders of
CVA on or about        , 1997.

                             ---------------------

               SEE "RISK FACTORS" COMMENCING ON PAGE 8 HEREOF FOR
              A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED BY
                   STOCKHOLDERS IN CONNECTION WITH THEIR VOTE

                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION
                TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

       The date of this Proxy Statement/Prospectus is             , 1997.

     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY QUINTILES OR CVA. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF QUINTILES COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH A PERSON. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY OFFER OR SALE MADE HEREBY SHALL UNDER ANY CIRCUMSTANCE IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

     Quintiles is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by Quintiles may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may also be obtained from the web site that the Commission maintains at http://www.sec.gov. Quotations relating to Quintiles' Common Stock appear on the Nasdaq National Market and such reports and other information concerning Quintiles also can be inspected and copied at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006-1506.

     Quintiles has filed with the Commission a Registration Statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to are not necessarily complete and with respect to each such contract or other document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved, each such statement being qualified in all respects by such reference. For further information with respect to Quintiles and the Quintiles Common Stock, reference is made to the Registration Statement. The information so omitted, including exhibits, may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the prescribed fees, or may be inspected without charge at the Public Reference Facilities of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004.
                             ---------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission (File No. 340-23520) pursuant to the Exchange Act are incorporated herein by reference:

          1. Quintiles' Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

          2. Quintiles' Current Reports on Form 8-K dated November 22, 1996 (as amended by Form 8-K/A on January 16, 1997), February 7, 1997 and March 5, 1997;

          3. The description of Quintiles' Common Stock contained in its Registration Statement on Form 8-A as filed with the Commission on April 11, 1994; and

          4. All other documents filed by Quintiles pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the shares of Quintiles Common Stock.

     Quintiles will provide without charge to each person, including any beneficial owner, to whom a copy of this Proxy Statement/Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated by reference herein, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Quintiles, 4709 Creekstone Drive, Riverbirch Building, Suite 300, Durham, North Carolina 27703-8411, Attention Corporate Secretary, telephone (919) 941-2000.
                             ---------------------

     Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Prospectus except as so modified, and any statement so superseded shall not be deemed to constitute part of this Prospectus.

                                      (ii)

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY.....................................................    1
  The Companies.............................................    1
  The Merger................................................    2
  Restrictions Applicable to Certain CVA Stockholders.......    4
  Recommendation of CVA's Board of Directors................    4
  Stockholder Approval......................................    4
  The Special Meeting.......................................    4
  Appraisal Rights..........................................    4
  Regulatory Approvals......................................    5
  Accounting Treatment......................................    5
  Federal Income Tax Considerations.........................    5
  Market Prices and Dividend Policies.......................    5
  Selected Historical Financial Data........................    6

RISK FACTORS................................................    8
  Dependence on Certain Industries and Clients..............    8
  Management of Growth......................................    8
  Acquisition Risks.........................................    8
  Risks Relating to Contract Sales Services.................    9
  Competition; Industry Consolidation.......................    9
  Loss or Delay of Large Contracts; Fixed Price Nature of
     Contracts..............................................    9
  Dependence on Personnel...................................    9
  Potential Liability.......................................   10
  Dependence on Government Regulation.......................   10
  Uncertainty in Healthcare Industry and Possible Healthcare
     Reform.................................................   10
  Exchange Rate Fluctuations................................   11
  Variation in Quarterly Operating Results..................   11
  Volatility of Stock Price.................................   11
  Indemnification Obligations of CVA Stockholders Pursuant
     to the Merger Agreement................................   11
  No Assurance of Expected Business Benefits of Merger......   12
  Possible Loss of Tax-Free Treatment.......................   12

SPECIAL MEETING OF CVA STOCKHOLDERS.........................   13
  Voting Information for CVA Stockholders...................   13
  Solicitation of Proxies...................................   13

THE MERGER..................................................   14
  Summary of the Transaction................................   14
  Background of the Merger..................................   15
  Recommendation of CVA Board of Directors..................   16
  Reasons for the Merger....................................   16
  The Merger Agreement......................................   17
  The Escrow Agreement......................................   23
  Accounting Treatment......................................   26
  Federal Income Tax Considerations.........................   26
  Restrictions on Resales of Quintiles Common Stock; Pooling
     Considerations; Affiliate Agreements...................   27
  Regulatory Approvals......................................   28

INTERESTS OF CERTAIN PERSONS IN THE MERGER..................   28
  Stock Ownership, Stock Options of CVA Directors and
     Executive Officers.....................................   28
  Employment, Consulting and Noncompetition Agreements......   29

                                      (iii)

                                                              PAGE
                                                              ----
RIGHTS OF DISSENTING CVA STOCKHOLDERS.......................   29

CERTAIN INFORMATION CONCERNING QUINTILES....................   31
  Recent Development........................................   33

CERTAIN INFORMATION CONCERNING CVA..........................   34
  General...................................................   34
  CVA's Services............................................   34
  Sales and Marketing.......................................   34
  Contractual Arrangements..................................   34
  Competition...............................................   34
  Government Regulation.....................................   35
  Potential Liability and Insurance.........................   35
  Intellectual Property.....................................   36
  Facilities and Employees..................................   36
  Legal Proceedings.........................................   36
  Management's Discussion and Analysis of Financial
     Condition and Results of Operations of CVA.............   37
  Beneficial Ownership of Management and Certain
     Stockholders...........................................   38

COMPARISON OF THE RIGHTS OF HOLDERS OF QUINTILES COMMON
  STOCK AND CVA COMMON STOCK................................   39
  Authorized Capital Stock; Blank Stock Provision...........   39
  Size of the Board of Directors............................   40
  Classified Board of Directors.............................   40
  Cumulative Voting.........................................   40
  Removal of Directors; Filling Vacancies...................   41
  Amendment of Charter and Bylaws...........................   41
  Power to Call Special Meetings of Stockholders............   41
  Stockholder Action Without Meeting........................   42
  Stockholder Approval of Certain Business Combinations.....   42
  Directors' Standard of Care...............................   43
  Indemnification and Limitation of Liability...............   43
  Dividends and Repurchases of Shares.......................   44
  Appraisal Rights..........................................   44

LEGAL MATTERS...............................................   45

EXPERTS.....................................................   45

FORWARD LOOKING STATEMENTS..................................   46

INDEX TO FINANCIAL STATEMENTS...............................  F-1
Appendix A -- Merger Agreement..............................  A-1
Appendix B -- Form of Plan of Merger........................  B-1
Appendix C -- Form of Escrow Agreement......................  C-1
Appendix D -- Texas Business Corporation Act Articles 5.12
  and 5.13..................................................  D-1

                                      (iv)

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto included or incorporated by reference in this Proxy Statement/Prospectus. Certain capitalized terms used in this Summary are defined elsewhere in this Proxy Statement/Prospectus.

     Information contained or incorporated by reference in this Proxy Statement/Prospectus contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology, such as "may" "will," "expect," "anticipate," "estimate," "believe", or "continue" or the negative thereof or other variations thereon or comparable terminology. See "Forward Looking Statements." The matters set forth under the caption "Risk Factors" in this Proxy Statement/Prospectus constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

THE COMPANIES

  Quintiles

     Quintiles Transnational Corp. ("Quintiles") is a leading provider of full-service contract research, sales and marketing services to the global pharmaceutical, biotechnology and medical device industries. Quintiles, through the use of its extensive information technology capabilities, provides a broad range of fully-integrated contract services in order to accelerate the time from discovery to peak market acceptance of a new therapy by offering traditional contract research services as well as contract sales and marketing services. In addition, Quintiles provides health economics and healthcare policy consulting and disease and health information management services to support the growing information needs of the healthcare industry. Since 1992, Quintiles' annual net revenue has increased from $96.3 million to $537.6 million in 1996, and during the same period, its annual net income available for common stockholders (excluding non-recurring costs) increased from $2.8 million to $32.1 million. During 1996, Quintiles provided services to 49 of the 50 largest pharmaceutical companies in the world as ranked by 1995 healthcare revenue and to the 11 largest biotechnology companies in the world as ranked by market capitalization in December 1996. As of March 31, 1997, Quintiles had over 50 offices located in 21 countries and approximately 8,251 employees.

     Since its inception in 1982, Quintiles has continued to expand the scope of its services and geographic presence to support the needs of its clients on a worldwide basis. Quintiles has implemented a number of strategic initiatives to broaden its array of services and create new opportunities for growth. In November 1996, Quintiles completed a business combination with Innovex Limited ("Innovex"), an international contract services organization specializing in managing the sales and marketing of drugs for pharmaceutical companies. Innovex enables Quintiles to complement its clinical research focus on obtaining regulatory approval with services designed to assist clients in achieving market penetration of new therapies. Also in November 1996, Quintiles acquired BRI International, Inc. ("BRI"), a leading international contract research firm specializing in medical device development and regulatory compliance consulting. In May 1996, Quintiles acquired the operating assets of Lewin-VHI, Inc., a nationally-recognized healthcare consulting firm, and formed a new subsidiary of Quintiles, The Lewin Group Inc. In February 1996, Quintiles acquired PMC Contract Research AB, a contract research organization ("CRO") located in Uppsala, Sweden, which has extensive clinical trials management expertise. During 1996, Quintiles added more than 20 new offices through acquisitions and internal growth and commenced construction of a 171,000 square foot clinical trial drug formulation, manufacturing, packaging and distribution facility in Bathgate, Scotland.

     Quintiles' principal executive offices are located at 4709 Creekstone Drive, Riverbirch Building, Suite 300, Durham, North Carolina 27703-8411 and its telephone number is (919) 941-2000. Unless the context otherwise requires, the term "Quintiles" refers to Quintiles Transnational Corp. and its subsidiaries.

  Acquisition

     CVA Acquisition Corp. ("Acquisition"), a North Carolina Corporation, is a wholly-owned subsidiary of Quintiles formed for the purpose of consummating the Merger. The principal executive office and telephone number of Acquisition are the same as Quintiles.

  CVA

     CerebroVascular Advances, Inc. ("CVA"), a Texas corporation, is a provider of CRO services for the pharmaceutical and biotechnology industries. CVA provides clinical development services to client companies that complement their research and development functions. CVA was founded in February 1993 and began operations in January 1994. CVA has extensive medical expertise in neurology and believes that it is one of the leading providers of CRO services for companies developing drugs to treat stroke.

     CVA currently has 28 full-time employees, and its single office location is at 9901 IH 10 West, Suite 400, San Antonio, Texas 78230 and its telephone number is (210) 697-2200.

THE MERGER

     If the Merger is effected, CVA will be merged with and into Acquisition, a wholly-owned subsidiary of Quintiles. After the Merger, Acquisition, as the surviving corporation in the Merger, will own and operate the assets and business CVA currently owns and operates.

     Upon consummation of the Merger, holders of CVA Common Stock and CVA Preferred Stock will cease to have any direct equity interest in CVA. The Quintiles Common Stock to be received by holders of CVA Common Stock and CVA Preferred Stock upon consummation of the Merger will provide those holders with an opportunity to have a continuing equity interest in the combined operations of Quintiles and CVA.

     Quintiles will issue at the Effective Time up to a maximum of 350,000 shares of Quintiles Common Stock to the holders (a "CVA Stockholder") of shares of CVA Common Stock and CVA Preferred Stock outstanding at the Effective Time, the exact number of shares to be issued being subject to the average closing price per share of Quintiles Common Stock on the Nasdaq National Market for the ten trading day period ending three days before the Closing Date ("Average Share Price"). If the Average Share Price is more than $99.60, then Quintiles will issue at the Effective Time an aggregate of such number of shares of Quintiles Common Stock determined by dividing $25,000,000 by the Average Share Price. Conversely, if the Average Share Price is less than $55.78, then Quintiles will issue at the Effective Time an aggregate of such number of shares of Quintiles Common Stock determined by dividing $14,000,000 by the Average Share Price, not to exceed 350,000 shares. If the Average Share Price is between $55.78 and $99.60 (inclusive) then Quintiles will issue at the Effective Time a total of 251,000 shares of Quintiles Common Stock to the CVA Stockholders. In each such case, the Quintiles Common Stock will be issued to each CVA Stockholder on a basis equivalent to such holder's pro rata equity ownership of CVA. The number of shares of Quintiles Common Stock issuable at the Effective Time will not include such number of shares of Quintiles Common Stock issuable upon the exercise of options to acquire shares of Quintiles Common Stock substituted at the Effective Time for options to acquire shares of CVA Common Stock. See "The Merger -- The Merger Agreement -- Conversion of CVA Capital Stock."

     It is the intention of the parties to consummate the Merger and the other transactions contemplated by the Merger Agreement and the Plan of Merger as soon as possible following adoption and approval of the Merger Agreement and the Plan of Merger by the CVA Stockholders and satisfaction of all covenants and conditions to the parties' respective obligations to consummate the Merger (or, to the extent permitted, waiver thereof) or at such other time as designated in writing by Quintiles and CVA. The Merger will become effective at the time specified in the articles of merger which will be filed with the Secretary of State of the State of North Carolina and the Secretary of State of the State of Texas contemporaneously with the closing of the transactions contemplated by the Merger Agreement.

     In the Merger, each share of CVA Common Stock and CVA Preferred Stock (collectively, "CVA Capital Stock") issued and outstanding immediately prior to the Effective Time will cease to be outstanding and (other than shares of CVA Common Stock held by a CVA Stockholder who exercises dissenter's rights under Texas law and shares of CVA Common Stock held in CVA's treasury) will be converted into the right to receive shares of Quintiles Common Stock at an exchange ratio to be determined following the date of this Proxy Statement/Prospectus based on the Average Share Price of Quintiles Common Stock. No fractional shares of Quintiles Common Stock will be issued by Quintiles upon the conversion of CVA Capital Stock in the Merger, and all such fractional shares will be eliminated. Each share of Acquisition common stock issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation. The rights of Quintiles stockholders, including the former CVA Stockholders who will become holders of

Quintiles Common Stock, are governed by the Articles of Incorporation and Bylaws of Quintiles and the laws of the State of North Carolina. See "Comparison of the Rights of Holders of Quintiles Common Stock and CVA Capital Stock" and "The Merger -- The Merger Agreement -- Conversion of CVA Capital Stock."

     Pursuant to the Merger Agreement and the Plan of Merger, at the Effective Time, each option to acquire one share of CVA Common Stock will be substituted for an option to acquire such number of shares of Quintiles Common Stock that the option holder would have received had such holder exercised its option immediately prior to the Effective Time. The per share exercise price for any Quintiles option so received will equal the per share exercise price of the CVA options substituted for such Quintiles options divided by the ratio used to exchange Quintiles Common Stock for CVA Capital Stock. Each Quintiles option will otherwise be subject to the same terms and conditions as apply to the related CVA option, except that all such Quintiles options will be fully vested and immediately exercisable as of the Effective Time, as provided in the related CVA option.

     In issuing shares of Quintiles Common Stock to the CVA Stockholders in accordance with the Merger Agreement and Plan of Merger, Quintiles will withhold from each CVA Stockholder and deliver to the Escrow Agent 10% of the shares of Quintiles Common Stock issuable to each CVA Stockholder under the Merger Agreement and the Plan of Merger (the "Escrow Fund"), to be issued in the name of, held and transferred by an escrow agent to be determined by Quintiles, as Escrow Agent, pursuant to the terms of the Merger Agreement and the Escrow Agreement, the form of which is attached hereto as Appendix C (the "Escrow Agreement"). None of the Quintiles options nor any of the shares of Quintiles Common Stock issuable upon the exercise of Quintiles options shall be contributed to the Escrow Fund. Furthermore, the Merger Agreement provides that, by virtue of the Merger and the resolutions to be adopted by the CVA Stockholders at the Special Meeting, J.E. Campion, a director of CVA, shall be irrevocably appointed attorney-in-fact, and authorized and empowered to act, for and on behalf of any or all of the CVA Stockholders in connection with the indemnity provisions of the Merger Agreement as they relate to the CVA Stockholders generally, the Escrow Agreement, and such other matters reasonably necessary for consummation of the transactions contemplated by the Merger Agreement. If the indemnification provisions of the Merger Agreement are triggered, CVA Stockholders may lose some or all of the Quintiles Common Stock deposited into escrow which constitutes a portion of the consideration received by the CVA Stockholders in exchange for their CVA Common Stock in the Merger. See "The Merger -- The Merger Agreement -- Stockholder's Representative," "The Merger -- The Escrow Agreement" and "Risk Factors -- Indemnification Obligations of CVA Stockholders Pursuant to the Merger Agreement."

     Pursuant to the Merger Agreement, from and after Closing, Quintiles, Acquisition, CVA and their respective affiliates and all of their respective officers, directors, employees (other than certain former CVA employees), agents and stockholders (other than the CVA Stockholders) shall be defended, indemnified and held harmless from and against any and all losses arising in connection with misrepresentations made in the Merger Agreement. See "The
Merger -- The Merger Agreement -- Indemnification."

     The Merger Agreement may be terminated by the parties at any time by mutual consent in writing. Quintiles, Acquisition or CVA may terminate the Merger Agreement if the transactions contemplated thereby, including, but not limited to, the Merger, are not consummated before July 31, 1997 or if any court or government instrumentality of competent jurisdiction takes any action to prevent such transactions. Quintiles may terminate the Merger Agreement upon the material breach of any of the representations, warranties or covenants provided by CVA under the Merger Agreement. CVA may terminate the Merger Agreement upon the material breach of any of the representations, warranties or covenants provided by Quintiles or Acquisition thereunder. See "The Merger -- The Merger Agreement -- Amendment, Waiver and Termination."

     Consummation of the Merger is subject to the satisfaction of certain conditions. See "The Merger -- The Merger Agreement -- Conditions to Consummation." In addition, the parties have agreed to certain covenants in connection with the Merger Agreement, including, without limitation, a provision that may require CVA to pay an overbid fee of $1 million to Quintiles in the event that CVA enters into a transaction with a third party pursuant to an Acquisition Proposal within 12 months from the date of the Merger Agreement or if the CVA Stockholders fail to approve the Merger. See "The Merger -- The Merger Agreement -- Certain Covenants."

RESTRICTIONS APPLICABLE TO CERTAIN CVA STOCKHOLDERS

     Affiliates of CVA who exchange their shares of CVA Capital Stock in the Merger will be subject to certain restrictions on resale of the Quintiles Common Stock received in the Merger. See "The Merger -- Restrictions on Resales of Quintiles Common Stock; Pooling Considerations; Affiliate Agreements."

RECOMMENDATION OF CVA'S BOARD OF DIRECTORS

     The Board of Directors of CVA has unanimously determined that the Merger is in the best interests of the Stockholders of CVA and has approved the Merger Agreement and the Plan of Merger, and recommends that the CVA Stockholders vote "FOR" approval of the Merger Agreement and Plan of Merger.

STOCKHOLDER APPROVAL

     A special meeting (the "Special Meeting") of the CVA Stockholders will be
held on             , 1997 at which the CVA Stockholders will consider and vote on a proposal to approve the Merger pursuant to the terms of the Merger Agreement and Plan of Merger.

THE SPECIAL MEETING

     The close of business on             , 1997 has been fixed by the CVA Board
of Directors as the record date (the "CVA Record Date") for the determination of CVA Stockholders entitled to vote at the Special Meeting. As of the CVA Record Date, there were 1,723,875 issued and outstanding shares of CVA Common Stock and 523,810 issued and outstanding shares of CVA Preferred Stock. The affirmative vote of the holders of shares representing at least two-thirds ( 2/3) of the voting power of the CVA Common Stock and the CVA Preferred Stock (voting together as a class) and the affirmative vote of the holders of shares representing at least two-thirds ( 2/3) of the voting power of the CVA Preferred Stock (voting separately as a class), each as outstanding on the CVA Record Date, is necessary to approve the Merger Agreement, the Plan of Merger and the transactions contemplated thereunder, including the Merger. Any other matter properly considered and acted upon at the Special Meeting must be approved by the affirmative vote of the holders of shares representing a majority of the shares constituting the voting power of CVA Capital Stock entitled to vote on such matter and represented at the Special Meeting (whether in person or by proxy), except for such matters which by law, the Articles of Incorporation of CVA, as amended, or the Bylaws of CVA, as amended (the "CVA Bylaws"), require otherwise.

     Each holder of CVA Common Stock is entitled to one vote for each share on all matters submitted to a vote of the CVA Stockholders. Each holder of CVA Preferred Stock is entitled to one vote for each share of CVA Common Stock into which the CVA Preferred Stock is convertible. The holders of CVA Common Stock and CVA Preferred Stock vote together as a class. Additionally, the holders of CVA Preferred Stock vote as a separate class in certain circumstances, as provided in CVA's Articles of Incorporation or Bylaws. The presence at the Special Meeting, in person or by proxy, of the holders of issued and outstanding shares representing a majority of the shares constituting the voting power of CVA Capital Stock entitled to vote at such meeting will constitute a quorum for the transaction of business. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Because the proposals to be voted on at the Special Meeting require the affirmative vote of a percentage of the outstanding shares, abstentions will be equivalent to votes cast against the Merger Agreement, the Plan of Merger and the transactions contemplated thereunder, including the Merger.

APPRAISAL RIGHTS

     Any CVA Stockholder of record who objects to the Merger and who follows the procedures prescribed by Articles 5.12 and 5.13 of the Texas Business Corporation Act (the "TBCA") may be entitled, in lieu of receiving the shares of Quintiles Common Stock in the Merger, to receive cash equal to the fair value of such shares, which value will be determined by agreement or appraisal. See "Rights of Dissenting CVA Stockholders" and Appendix D to this Proxy Statement/Prospectus, which contains the applicable provisions of the TBCA in their entirety.

REGULATORY APPROVALS

     Quintiles and CVA are not aware of any governmental or regulatory approvals required for consummation of the Merger, except for compliance with applicable state securities laws and the filing of articles of merger with the Secretary of State of the State of North Carolina and the Secretary of State of the State of Texas.

ACCOUNTING TREATMENT

     It is intended that the Merger will be treated as a pooling of interests for financial accounting purposes in accordance with generally accepted accounting principles. As a condition to the obligations of Quintiles and Acquisition pursuant to the Merger Agreement, they must receive, on the Closing Date, the opinion of Ernst & Young LLP, regarding the ability of the Merger to be accounted for as a pooling of interests, as contemplated by the Merger Agreement. See "The Merger -- Accounting Treatment."

FEDERAL INCOME TAX CONSIDERATIONS

     As a condition to the obligations of Quintiles, Acquisition and CVA to consummate the Merger, each party is to receive the opinion of Ernst & Young LLP, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 and that no gain or loss will be recognized by the CVA Stockholders upon their receipt of Quintiles Common Stock in the Merger. See "The Merger -- Federal Income Tax Considerations" and "Risk Factors -- Possible Loss of Tax-Free Treatment."

MARKET PRICES AND DIVIDEND POLICIES

     Quintiles Common Stock has traded publicly on the Nasdaq National Market under the trading symbol "QTRN" since April 20, 1994, the date on which the Quintiles Common Stock was first offered to the public. The table below sets forth the high and low sale prices for Quintiles Common Stock for the periods indicated as reported by the Nasdaq Stock Market. Such prices are adjusted to reflect the two-for-one stock split effected as a 100% stock dividend on November 27, 1995.

                                                               HIGH        LOW
                                                              -------    -------
Year ended December 31, 1995
  First quarter.............................................  $19.438    $14.500
  Second quarter............................................   24.125     17.250
  Third quarter.............................................   32.125     22.000
  Fourth quarter............................................   46.000     26.250
Year ended December 31, 1996
  First quarter.............................................   69.250     37.000
  Second quarter............................................   82.000     56.500
  Third quarter.............................................   83.250     52.500
  Fourth quarter............................................   83.250     58.250
Year ended December 31, 1997
  First quarter.............................................   78.000     53.250
  Second quarter (through May 7, 1997)......................   59.250     43.000

     On May 7, 1997, the last full trading day prior to the date of this Proxy Statement/Prospectus, the reported closing sales price per share of Quintiles Common Stock on the Nasdaq National Market was $55.75. On December 31, 1996, Quintiles had 33,149,962 shares of Common Stock outstanding (not including 2,404,332 shares issuable upon the exercise of stock options outstanding as of December 31, 1996), and there were approximately 8,950 beneficial owners of the Common Stock.

     There is no public market for the CVA Common Stock.

     Quintiles has never declared or paid any cash dividends on the Quintiles Common Stock, and one of its existing domestic credit facilities prohibits the payment of dividends without the prior consent of the lender. Quintiles does not anticipate paying any cash dividends in the foreseeable future and intends to retain future earnings for the development and expansion of its business.

     CVA has never paid any cash dividends on CVA Common Stock. CVA does not anticipate paying any cash dividends in the foreseeable future and intends to retain future earnings for the development and expansion of its business.

SELECTED HISTORICAL FINANCIAL DATA

  Selected Consolidated Financial Data of Quintiles

     The Selected Consolidated Statement of Operations Data set forth below for each of the years in the five-year period ended December 31, 1996 and the Consolidated Balance Sheet Data set forth below as of December 31, 1992, 1993, 1994, 1995 and 1996 are derived from the audited consolidated financial statements of Quintiles and notes thereto which have been audited by Ernst & Young LLP and are incorporated by reference into this Proxy Statement/Prospectus. The selected consolidated financial data presented below should be read in conjunction with Quintiles' audited consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference herein.

                                                                       YEAR ENDED DECEMBER 31,
                                                         ---------------------------------------------------
                                                         1992(1)   1993(1)    1994(1)    1995(1)    1996(1)
                                                         -------   --------   --------   --------   --------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net revenue............................................  $96,336   $141,923   $195,900   $323,692   $537,608
Costs and expenses:
  Direct costs.........................................   45,957     70,258     97,293    165,313    272,590
  General and administrative expense...................   37,833     53,335     73,432    113,247    187,589
  Depreciation and amortization........................    4,607      7,823     10,352     16,903     24,780
  Non-recurring costs:
    Restructuring costs................................       --         --         --      2,373     13,102
    Special pension contribution.......................       --         --         --      2,329      2,329
                                                         -------   --------   --------   --------   --------
         Total costs and expenses......................   88,397    131,416    181,077    300,165    500,390
                                                         -------   --------   --------   --------   --------
Income from operations.................................    7,939     10,507     14,823     23,527     37,218
Non-recurring transaction costs........................       --         --         --         --    (17,118)
Other income (expense).................................   (2,635)    (2,890)    (1,191)    (1,445)    (2,975)
                                                         -------   --------   --------   --------   --------
         Total other income (expense)..................   (2,635)    (2,890)    (1,191)    (1,445)   (20,093)
                                                         -------   --------   --------   --------   --------
Income before income taxes.............................    5,304      7,617     13,632     22,082     17,125
Income taxes...........................................    2,467      3,272      4,585      8,181     11,914
                                                         -------   --------   --------   --------   --------
Income before cumulative effect of accounting change...    2,837      4,345      9,047     13,901      5,211
Cumulative effect of accounting change.................       --       (158)        --         --         --
                                                         -------   --------   --------   --------   --------
Net income.............................................    2,837      4,187      9,047     13,901      5,211
Non-equity dividend....................................       --         --         --         --       (846)
                                                         -------   --------   --------   --------   --------
Net income available for common stockholders...........  $ 2,837   $  4,187   $  9,047   $ 13,901   $  4,365
                                                         =======   ========   ========   ========   ========
Net income per share...................................  $  0.14   $   0.17   $   0.32   $   0.45   $   0.13
                                                         =======   ========   ========   ========   ========
Weighted average shares outstanding(2).................   20,888     23,972     28,044     31,233     33,714
                                                         =======   ========   ========   ========   ========

---------------

(1) Prior to Quintiles' November 29, 1996 share exchange with Innovex, Innovex had a fiscal year end of March 31, and Quintiles had (and continues to have) a fiscal year end of December 31. As a result, the pooled data presented above for 1992 through 1995 include Innovex's March 31 fiscal year data in combination with Quintiles' December 31 fiscal year data. In connection with the share exchange, Innovex changed its fiscal year end to December 31. Accordingly, the pooled data presented above for 1996 include both Innovex's and Quintiles' data on a December 31 year end basis. Because of the difference between Innovex's fiscal year end in 1995 compared with 1996, Innovex's quarter ended March 31, 1996 data are included in Quintiles' pooled data for both 1995 and 1996.
(2) Restated to reflect a two-for-one stock split of Quintiles' Common Stock effected as a 100% stock dividend on November 27, 1995.

                                                                            DECEMBER 31,
                                                         ---------------------------------------------------
                                                          1992       1993       1994       1995       1996
                                                         -------   --------   --------   --------   --------
                                                                  (IN THOUSANDS, EXCEPT EMPLOYEES)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents..............................  $ 4,333   $ 14,539   $ 45,625   $ 80,061   $ 62,032
Working capital........................................    2,773     16,896     46,384     70,020     96,008
Total assets...........................................   70,993    125,366    193,568    334,642    518,005
Long-term debt and obligations, including current
  portion..............................................   12,931     21,373     21,874     51,831    182,293
Stockholders' equity...................................  $23,585   $ 40,097   $ 87,092   $161,805   $144,348
Employees..............................................    1,376      1,908      2,592      4,372      7,394

  Comparative Per Share Data

     The following table sets forth certain unaudited historical per share data of Quintiles and CVA and combined per share data on an unaudited pro forma basis after giving effect to the Merger on a pooling of interests basis assuming an exchange ratio of 0.10163 shares of Quintiles Common Stock in exchange for each share of CVA Capital Stock. The unaudited pro forma combined financial data are not necessarily indicative of the operating results that would have been achieved had the transaction been in effect as of the beginning of each of the periods presented and should not be construed as representative of future operations. The CVA equivalent pro forma per share amounts are computed by multiplying the Quintiles pro forma per share amounts by an assumed common stock exchange ratio of 0.10163:1.

                                                                              QUINTILES       CVA
                                                           HISTORICAL PER      AND CVA     EQUIVALENT
                                                             SHARE DATA       PRO FORMA    PRO FORMA
                                                          -----------------   PER SHARE    PER SHARE
                                                          QUINTILES    CVA       DATA         DATA
                                                          ---------   -----   ----------   ----------
Year ended December 31, 1996
  Net income............................................    $0.13     $0.53     $0.17        $0.02
  Book value............................................    $4.35     $1.00     $4.38        $0.44
Year ended December 31, 1995
  Net income............................................    $0.45     $0.16     $0.45        $0.05
Year ended December 31, 1994
  Net income............................................    $0.32     $0.12     $0.33        $0.03

                                  RISK FACTORS

     In addition to the other information contained or incorporated by reference in this Proxy Statement/Prospectus, Stockholders of CVA should consider the following factors carefully in evaluating the Merger. To the extent that these factors apply to the CRO industry in general, such risk factors apply to CVA's business as well. See also "Forward Looking Statements."

DEPENDENCE ON CERTAIN INDUSTRIES AND CLIENTS

     Quintiles' revenues are highly dependent upon the research and development and sales and marketing expenditures of the pharmaceutical and biotechnology industries. Quintiles has benefited to date from the growing tendency of pharmaceutical and biotechnology companies to engage independent outside organizations to conduct large clinical research and sales and marketing projects. Quintiles' operations could be materially and adversely affected by a general economic decline in these industries or by any reduction in the outsourcing of development or sales and marketing expenditures. Quintiles has in the past derived, and may in the future derive, a significant portion of its net revenue from a relatively limited number of major projects or clients. In 1996, ten clients accounted for approximately 48% of Quintiles' consolidated net revenue. As pharmaceutical companies continue to outsource large projects and studies to fewer full-service global providers, the concentration of business could increase. Quintiles is likely to experience such concentration in 1997 and in future years. The loss of any such client could materially and adversely affect Quintiles.

MANAGEMENT OF GROWTH

     Quintiles has experienced rapid growth over the past 10 years. Quintiles believes that its sustained growth places a strain on operational, human and financial resources. In order to manage its growth, Quintiles must continue to improve its operating and administrative systems and to attract and retain qualified management, professional, scientific and technical personnel. Foreign operations may involve the additional risks of assimilating differences in foreign business practices, hiring and retaining qualified personnel, and overcoming language barriers. Quintiles has a transnational organizational structure, comprised of three operating divisions performing complementary functions with a holding company performing management functions. While this transnational structure has successfully supported Quintiles' growth to date, Quintiles recently has completed a number of acquisitions, and there can be no assurance that this structure will continue to be effective. Failure to manage growth effectively could have a material adverse effect on Quintiles.

ACQUISITION RISKS

     Acquisitions involve numerous risks, including difficulties and expenses incurred in connection with the acquisition and the assimilation of the operations and services of the acquired companies, the diversion of management's attention from other business concerns and the potential loss of key employees of the acquired companies. Acquisitions of foreign companies also may involve the additional risks of assimilating differences in foreign business practices and overcoming language barriers. Since February 1996, Quintiles has completed five acquisitions, both within the United States and internationally. There can be no assurance that Quintiles' past and any future acquisitions will be successfully integrated into its operations. Quintiles reviews many acquisition candidates in the ordinary course of business, and Quintiles continually is evaluating new acquisition opportunities. Given the CRO industry consolidation which is occurring, Quintiles expects to continue to evaluate and compete for suitable acquisition candidates. There can be no assurance that Quintiles will successfully complete future acquisitions nor that acquisitions, if completed, will contribute favorably to Quintiles' operations and future financial condition. Although Quintiles performs due diligence investigations on each company or business it seeks to acquire, there may be liabilities which Quintiles fails or is unable to discover for which Quintiles, as a successor owner, may be liable. Quintiles generally seeks to minimize its exposure to such liabilities by obtaining indemnification from each seller, which may be supported by deferring payment of a portion of the purchase price. However, there is no assurance that such indemnifications, even if obtainable, enforceable and collectible (as to which there also is no assurance), will be sufficient in amount, scope or duration to fully offset the potential liabilities arising from the acquisitions.

RISKS RELATING TO CONTRACT SALES SERVICES

     Outsourced contract sales services is a relatively new industry outside the U.K. Quintiles believes that the contract sales industry emerged in the 1980s, primarily in the U.K., because of regulatory cost containment pressure on pharmaceutical companies. As a result, large pharmaceutical companies began to outsource their sales and marketing activities incident to product launch. There is a relatively low level of market penetration for outsourced sales and marketing services in most other countries, including the United States. As such, companies in this industry are subject to all of the risks inherent in a new or emerging industry, including an inability to attract and retain clients, changes in the regulatory regime, an absence of an established earnings history, the availability of adequately trained sales representatives and additional and unforeseen costs and expenses. There can be no assurance that Quintiles will be able to market successfully its contract sales and marketing services outside the U.K.

COMPETITION; INDUSTRY CONSOLIDATION

     The market for Quintiles' contract research services is highly competitive, and Quintiles competes against traditional CROs, the in-house research and development departments of pharmaceutical companies, as well as universities and teaching hospitals. In sales and marketing services, Quintiles competes against the in-house sales and marketing departments of pharmaceutical companies and small local contract sales organizations in each country in which it operates. Quintiles also competes against consulting firms offering healthcare consulting services, including boutique firms specializing in the healthcare industry and the healthcare departments of large firms. Expansion by these competitors into other areas in which Quintiles operates could affect Quintiles' competitive position. Increased competition may lead to price and other forms of competition that may affect Quintiles' margins. Consolidation within the pharmaceutical industry, as well as a trend by pharmaceutical companies to limit outsourcing to fewer organizations, has heightened the competition for contract research services. As a result, consolidation also has occurred among the providers of contract research services, and several large, full-service providers have emerged, including Quintiles. If these consolidation trends continue, they may result in greater competition among the larger contract research providers for clients and acquisition candidates.

LOSS OR DELAY OF LARGE CONTRACTS; FIXED PRICE NATURE OF CONTRACTS

     Most of Quintiles' contracts are terminable upon 15-90 days' notice by the client. Although the contracts typically provide for payment of certain fees for winding down the study and, in some cases, a termination fee, the loss or delay of a large contract or the loss or delay of multiple contracts could adversely affect Quintiles' future net revenue and profitability. Contracts may be terminated for a variety of reasons, including the failure of a product to satisfy safety requirements, unexpected or undesired results of the product, the client's decision to forego a particular study or insufficient patient enrollment or investigator recruitment. Quintiles contracts with investigators who undertake to recruit large numbers of patients in many of its studies. There can be no assurance that Quintiles will always be able to satisfy recruitment targets, particularly in large studies for which there is little precedent. In addition, most of Quintiles' contracts for the provision of its services are fixed price or fee-for-service subject to a cap. Since Quintiles' contracts are predominantly structured in this manner, Quintiles bears the risk of cost overruns. Underpricing of contracts or significant cost overruns could have a material adverse effect on Quintiles.

DEPENDENCE ON PERSONNEL

     Quintiles relies on a number of key executives, including Dennis B. Gillings, Ph.D., its Chairman of the Board of Directors and Chief Executive Officer. Quintiles maintains key man life insurance on Dr. Gillings in the amount of $3 million. The loss of the services of any key executive could have a material adverse effect on Quintiles. In addition, Quintiles' performance depends on its ability to attract and retain qualified management and professional, scientific and technical operating staff, as well as its ability to recruit qualified representatives for its contract sales services. There can be no assurance that Quintiles will be able to continue to attract and retain qualified personnel.

POTENTIAL LIABILITY

     In connection with its provision of contract research services, Quintiles contracts with physicians to serve as investigators in conducting clinical trials to test new drugs on human volunteers. Such testing creates a risk of liability for personal injury to or death of volunteers, particularly to volunteers with life-threatening illnesses, resulting from adverse reactions to the drugs administered. Although Quintiles does not believe it is legally accountable for the medical care rendered by third party investigators, it is possible that Quintiles could be held liable for the claims and expenses arising from any professional malpractice of the investigators with whom it contracts or in the event of personal injury to or death of persons participating in clinical trials. Quintiles also could be held liable for errors or omissions in connection with the services it performs. In addition, as a result of its Phase I clinical trials facilities, Quintiles could be liable for the general risks associated with a Phase I facility including, but not limited to, adverse events resulting from the administration of drugs to clinical trial participants or the professional malpractice of Phase I medical care providers. Quintiles believes that its risks are reduced by contractual indemnification provisions with clients and investigators, insurance maintained by clients and investigators and by Quintiles, various regulatory requirements, including the use of institutional review boards and the procurement of each volunteer's informed consent to participate in the study. The contractual indemnifications generally do not protect Quintiles against certain of its own actions such as negligence. The contractual arrangements are subject to negotiation with clients and the terms and scope of such indemnification vary from client to client and from trial to trial. The financial performance of these indemnities is not secured. Therefore, Quintiles bears the risk that the indemnifying party may not have the financial ability to fulfill its indemnification obligations. Quintiles maintains professional liability insurance that covers worldwide territories in which Quintiles currently does business and includes drug safety issues as well as data processing errors and omissions. There can be no assurance that Quintiles will be able to maintain such insurance coverage on terms acceptable to Quintiles. Quintiles could be materially and adversely affected if it were required to pay damages or bear the costs of defending any claim outside the scope of or in excess of a contractual indemnification provision or beyond the level of insurance coverage or in the event that an indemnifying party does not fulfill its indemnification obligations.

DEPENDENCE ON GOVERNMENT REGULATION

     Quintiles' contract research business has benefited from the extensive governmental regulation of the drug development process, particularly in the United States. In Europe, the general trend has been towards establishing common standards for clinical testing of new drugs, leading to changes in the various requirements currently imposed by each country. Quintiles believes that the level of regulation is generally less burdensome outside the United States. From time to time legislation is introduced in the U.S. Congress to substantially modify regulations administered by the Food and Drug Administration ("FDA") governing the drug approval process. Changes in regulation in the United States or elsewhere, including mandatory substitution of generic drugs for patented drugs, relaxation in the scope of regulatory requirements or the introduction of simplified drug approval procedures, could decrease the business opportunities available to Quintiles. In addition, the failure on the part of Quintiles to comply with applicable regulations could result in the termination of ongoing clinical research or sales and marketing projects or the disqualification of data for submission to regulatory authorities, either of which could have a material adverse effect on Quintiles.

UNCERTAINTY IN HEALTHCARE INDUSTRY AND POSSIBLE HEALTHCARE REFORM

     The healthcare industry is subject to changing political, economic and regulatory influences that may affect the pharmaceutical, biotechnology and medical device industries. Numerous governments have undertaken efforts to control growing healthcare costs through legislation, regulation and voluntary agreements with medical care providers and pharmaceutical companies. Implementation of government healthcare reform may adversely affect research and development expenditures by pharmaceutical, biotechnology and medical device companies which could decrease the business opportunities available to Quintiles. Management is unable to predict the likelihood of healthcare reform legislation being enacted or the effects such legislation would have on Quintiles.

EXCHANGE RATE FLUCTUATIONS

     Approximately 56.5%, 59.2% and 57.0% of Quintiles' net revenue for the years ended December 31, 1996, 1995, and 1994, respectively, were derived from Quintiles' operations outside the United States. Quintiles' operations and financial results could be significantly affected by factors associated with international operations such as changes in foreign currency exchange rates and uncertainties relative to regional economic circumstances, as well as by other risks sometimes associated with international operations. Since the revenue and expenses of Quintiles' foreign operations are generally denominated in local currencies, exchange rate fluctuations between such local currencies and the U.S. dollar will subject Quintiles to currency translation risk with respect to the reported results of its foreign operations. Also, Quintiles may be subject to foreign currency transaction risks when Quintiles' service contracts are denominated in a currency other than the currency in which Quintiles incurs expenses related to such contracts. Quintiles limits its foreign currency transaction risks through exchange rate collars stated in its contracts with clients or Quintiles hedges the transaction risk with foreign exchange contracts or options. There can be no assurance that Quintiles will not experience fluctuations in financial results from Quintiles' operations outside the United States, and there can be no assurance Quintiles will be able to contractually or otherwise favorably reduce its currency transaction risk associated with its service contracts.

VARIATION IN QUARTERLY OPERATING RESULTS

     Quintiles' results of operations have been and can be expected to be subject to quarterly fluctuations. Quarterly results can fluctuate as a result of a number of factors, including the timing of start-up expenses for new offices, acquisitions, the completion or commencement of significant contracts, changes in the mix of services offered and foreign exchange fluctuations. Quintiles believes that quarterly comparisons of its financial results should not be relied upon as an indication of future performance.

VOLATILITY OF STOCK PRICE

     The market price of Quintiles' Common Stock has been and may continue to be subject to wide fluctuations in response to variations in operating results from quarter to quarter, changes in earnings estimates by analysts, market conditions in the industry and general economic conditions.

INDEMNIFICATION OBLIGATIONS OF CVA STOCKHOLDERS PURSUANT TO THE MERGER AGREEMENT

     Under the Merger Agreement, from and after closing Quintiles, Acquisition and their affiliates and all of their respective officers, directors, employees (other than former CVA employees), agents and stockholders (other than the CVA Stockholders) (each an "Indemnitee") will be defended, indemnified and held harmless pursuant to the Merger Agreement and the Escrow Agreement from and against any and all losses, claims, actions, damages, liabilities, costs and expenses arising in connection with any misrepresentation made by CVA in the Merger Agreement or any of the documents related to the Merger Agreement or otherwise required to consummate the Merger. The Merger Agreement calls for the establishment of the Escrow Fund into which 10% of the Quintiles shares issued in the Merger will be deposited. Subject to the limitations set forth in the Merger Agreement, each Indemnitee will be advanced or reimbursed out of the Escrow Fund on demand and prior to a final determination pursuant to the Merger Agreement and the Escrow Agreement for any and all expenses reasonably incurred by such Indemnitee in investigating, preparing for, defending or taking any other action in respect of any loss described above or any proceeding related thereto, whether or not such Indemnitee is a party to such proceeding. To the extent such losses arise during the period ending on the later of 90 days after the date of the Merger Agreement or the expiration of the waiting period described in the Affiliate Agreement executed by all affiliates of CVA as a condition to the Merger Agreement (see "The Merger -- Restrictions on Resales of Quintiles Common Stock; Pooling Considerations; Affiliate Agreements"), the aggregate recourse available to Indemnitees is limited to 25% of the aggregate value of the Quintiles Common Stock issued to the CVA Stockholders on the Closing Date, calculated based on the closing price of the Quintiles Common Stock on the Closing Date. Thereafter, the maximum aggregate recourse available to the Indemnitees will be limited to the Escrow Fund. Additionally, the Indemnitees will not be entitled to indemnification unless and until the aggregate of all amounts to which the Indemnitees would be entitled exceeds $150,000.

     Partial recourse for any indemnification of Quintiles and the other Indemnitees pursuant to the Merger Agreement shall be from, out of, and to the extent of the Escrow Fund. If such indemnification provisions of the Merger Agreement are triggered, CVA Stockholders may lose some or all of the Quintiles Common Stock deposited into escrow which constitutes a portion of the consideration received by the CVA Stockholders in exchange for their CVA Capital Stock in the Merger. There can be no assurance that the indemnification provisions of the Merger Agreement will not require disbursement of shares out of the Escrow Fund or that the amount of such disbursements will not deplete the Escrow Fund in its entirety. Subject to the resolution of timely asserted claims, the Escrow Fund shall terminate and be released to the CVA Stockholders shortly after the date which is 365 days after the Closing Date.

     The Merger Agreement provides that, by virtue of the Merger and the resolutions to be adopted at the Special Meeting, J.E. Campion, a director of CVA (the "Stockholder's Representative"), shall be irrevocably appointed attorney-in-fact, and authorized and empowered to act, for and on behalf of any or all of the CVA Stockholders in connection with the indemnity provisions of the Merger Agreement as they relate to the CVA Stockholders generally, the Escrow Agreement and such other matters reasonably necessary to consummate the transactions contemplated by the Merger Agreement, including to act as the representative of the CVA Stockholders to review and authorize all claims authorized or directed by the Escrow Agreement and dispute or question the accuracy thereof, to compromise on their behalf with Quintiles any claims asserted thereunder and to authorize payments to be made with respect thereto and to take such further actions as authorized in the Merger Agreement. Consequently, CVA Stockholders will not be able to contest, question or negotiate any claims for indemnification in their own right and will be bound by the decisions of the Stockholder's Representative. There can be no assurance that the indemnification provisions will not be triggered, or, if triggered, that the amount of indemnity paid will not deplete the Escrow Fund.

NO ASSURANCE OF EXPECTED BUSINESS BENEFITS OF MERGER

     The Merger involves the combination of two companies that have previously operated independently. Among the factors considered by the Boards of Directors of Quintiles and CVA in connection with their approval of the Merger Agreement were the potential synergies and increased attractiveness of the combined company to clients due to its increased capacity, experience and international presence. There can be no assurance that such benefits will be obtained.

POSSIBLE LOSS OF TAX-FREE TREATMENT

     Although the Merger has been structured to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), the Internal Revenue Service (the "IRS") has not provided a ruling on the matter, and the opinion of Ernst & Young LLP to be delivered on the Closing Date will neither bind the IRS nor prevent the IRS from adopting a contrary position. Moreover, the tax-free treatment is premised on the CVA Stockholders' satisfying a "continuity of interest" requirement, which requires them to refrain from disposing such number of CVA shares (or Quintiles shares after the Merger) pursuant to a plan or intent formed before the Merger that they would no longer hold in the aggregate a substantial portion of the entire consideration received by them in the Merger. While certain CVA Stockholders have expressed their present intention not to transfer their shares, a subsequent decision by these or other CVA Stockholders to sell a sufficient number of shares could result in a loss of tax-free treatment. If this occurs, then each CVA Stockholder would recognize gain or loss on each CVA share surrendered in the amount of the difference between the stockholder's basis in such share and the fair market value of the Quintiles shares received in exchange therefor at the time of the Merger. See "The Merger -- Federal Income Tax Considerations."

                      SPECIAL MEETING OF CVA STOCKHOLDERS

     This Proxy Statement/Prospectus is being furnished by CVA to its stockholders in connection with the solicitation of proxies by the Board of Directors of CVA for use at a special meeting of CVA Stockholders to be held at
9901 1H-10 West, Suite 400, San Antonio, Texas 78230 on             , 1997, at
9:00 a.m. local (together with any adjournment or postponement thereof the "Special Meeting"). At the Special Meeting, the holders of CVA Common Stock will be asked to approve and adopt the Merger Agreement, the Plan of Merger and the transactions contemplated thereunder, including the Merger.

VOTING INFORMATION FOR CVA STOCKHOLDERS

     The close of business on             , 1997, has been fixed by the CVA
Board of Directors as the CVA Record Date. As of the CVA Record Date, there were issued and outstanding 1,723,875 shares of CVA Common Stock and 523,810 shares of CVA Preferred Stock. The affirmative vote of the holders of shares representing at least two-thirds ( 2/3) of the voting power of the CVA Common Stock and CVA Preferred Stock (voting together as a class) and the affirmative vote of the holders of shares representing at least two-thirds ( 2/3) of the voting power of the CVA Preferred Stock (voting separately as a class), each as outstanding on the CVA Record Date, is necessary to approve the Merger Agreement and the Plan of Merger and the transactions contemplated thereunder, including the Merger. Any other matter properly considered and acted upon at the Special Meeting must be approved by the affirmative vote of the holders of the shares representing a majority of the shares constituting the voting power of CVA Capital Stock outstanding on the CVA Record Date, entitled to vote on such matter and present at the Special Meeting (whether in person or by proxy), except for such matters which by law, the CVA Articles of Incorporation or the CVA Bylaws require otherwise.

     Each holder of CVA Common Stock is entitled to one vote for each share on all matters submitted to a vote of stockholders and each holder of CVA Preferred Stock is entitled to one vote for each share of CVA Common Stock into which the CVA Preferred Stock is convertible. The holders of CVA Common Stock and CVA Preferred Stock vote together as a class. Additionally, the holders of CVA Preferred Stock vote as a separate class in certain circumstances, as provided in CVA's Articles of Incorporation or Bylaws. The presence at the Special Meeting, in person or by proxy, of the holders of the issued and outstanding shares representing a majority of the shares constituting the voting power of CVA Capital Stock entitled to vote at such meeting will constitute a quorum for the transaction of business. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Because the proposals to be voted on at the Special Meeting require the affirmative vote of a percentage of the outstanding shares, abstentions will be equivalent to votes cast against the Merger Agreement and the Plan of Merger and the transactions contemplated thereunder, including the Merger.

     Any CVA Stockholder of record who objects to the Merger and who follows the procedures prescribed by Articles 5.12 and 5.13 of the TBCA may be entitled, in lieu of receiving the shares of Quintiles Common Stock in the Merger, to receive cash equal to the fair value of such shares, which value will be determined by agreement or appraisal. A copy of Articles 5.12 and 5.13 of the TBCA is attached to this Proxy Statement/Prospectus as Appendix D. See "Rights of Dissenting CVA Stockholders."

SOLICITATION OF PROXIES

     The accompanying proxy sent to CVA Stockholders is being solicited by the CVA Board of Directors. All proxies in the enclosed form of proxy that are properly executed and returned to CVA prior to commencement of voting at the Special Meeting will be voted at the Special Meeting in accordance with the instructions thereon. All executed but unmarked CVA proxies will be voted FOR approval and adoption of the Merger Agreement, the Plan of Merger and the transactions contemplated thereunder, including the Merger. A stockholder may revoke a proxy at any time before it is voted by filing with the Secretary of CVA either an instrument revoking the proxy or a duly executed proxy bearing a later date, or by attending the Special Meeting and voting in person. Such filing should be sent to the Corporate Secretary of CVA, at CerebroVascular Advances, Inc., 9901 1H-10 West, Suite 400, San Antonio, Texas 78230. Attendance at the Special Meeting will not by itself revoke the proxy. At the Special Meeting, stockholder votes will be tabulated by persons appointed by the CVA Board of Directors to act as inspectors of election. Quintiles will pay all expenses incurred in connection with this solicitation, including postage, printing, handling and the actual expenses incurred by custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners.

CVA STOCKHOLDERS SHOULD NOT SEND THEIR STOCK CERTIFICATES WITH THEIR PROXY CARDS

     The management of CVA does not know of any other matters other than those set forth herein which may come before the Special Meeting. If any other matters are properly presented to the Special Meeting for action, it is intended that the persons named in the applicable form of proxy will vote on such matters as determined by the majority of the CVA Board of Directors.

     In addition to the use of the mails, proxies may be solicited by officers and directors and regular employees of CVA, without additional remuneration, by personal interviews, telephone, telegraph or otherwise.

     IN UNANIMOUSLY APPROVING THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED THEREUNDER, INCLUDING THE MERGER, THE CVA BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF CVA AND ALL OF CVA'S STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS OF CVA VOTE IN FAVOR OF THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED THEREUNDER, INCLUDING THE MERGER.

                                   THE MERGER

     The following information with respect to the Merger, insofar as it relates to matters contained in the Merger Agreement, the Plan of Merger and the Escrow Agreement, is qualified in its entirety by reference to the Merger Agreement, the form of the Plan of Merger and the form of the Escrow Agreement, copies of which are attached hereto as Appendix A, Appendix B and Appendix C, respectively, and are incorporated herein by reference.

SUMMARY OF THE TRANSACTION

     If the Merger is effected, CVA will be merged with and into Acquisition, which will become a wholly-owned subsidiary of Quintiles. After the Merger, Acquisition, as the surviving corporation in the Merger, will continue to own and operate the assets and business CVA currently owns and operates.

     Upon consummation of the Merger, holders of CVA Capital Stock will cease to have any direct equity interest in CVA. The Quintiles Common Stock to be received by holders of CVA Capital Stock upon consummation of the Merger will provide those holders with an opportunity to have a continuing equity interest in the combined operations of Quintiles and CVA.

     Quintiles will issue at the Effective Time up to a maximum of 350,000 shares of Quintiles Common Stock to the CVA Stockholders, the exact number of shares to be issued being subject to the average closing price per share of Quintiles Common Stock on the Nasdaq National Market for the ten trading day period ending three days before the Closing Date ("Average Share Price"). If the Average Share Price is more than $99.60, then Quintiles will issue at the Effective Time an aggregate of such number of shares of Quintiles Common Stock determined by dividing $25,000,000 by the Average Share Price. Conversely, if the Average Share Price is less than $55.78, then Quintiles will issue at the Effective Time an aggregate of such number of shares of Quintiles Common Stock determined by dividing $14,000,000 by the Average Share Price, not to exceed 350,000 shares. If the Average Share Price is between $55.78 and $99.60 (inclusive) then Quintiles will issue at the Effective Time a total of 251,000 shares of Quintiles Common Stock to the CVA Stockholders. In each such case, the Quintiles Common Stock will be issued to each CVA Stockholder on a basis equivalent to such holder's pro rata equity ownership of CVA. The number of shares of Quintiles Common Stock issuable at the Effective Time will not include such number of shares of Quintiles Common Stock issuable upon the exercise of Quintiles options substituted at the Effective Time for CVA options. See "-- The Merger Agreement -- Conversion of CVA Capital Stock."

BACKGROUND OF THE MERGER

     During 1995, CVA identified a need to grow in size and increase its monitoring capabilities, data management expertise and geographic presence to remain competitive in the CRO industry, as large pharmaceutical and biotechnology companies increasingly sought to outsource large, multi-national projects. To respond to these developments, CVA decided to form one or more strategic alliances with either European-based CROs or multi-national CROs. During 1995 CVA conducted presentations and meetings with three European based CROs, and two U.S.-based multi-national CROs.

     During 1995 and into 1996, CRO industry consolidation was continuing and competition was intensifying among the large, global CROs. Large CROs were expanding their international operations and increasing their service offerings. In addition, several CROs sought financing from the public markets to pursue these activities. Based on these developments in the industry, and CVA's existing financial resources, CVA's management concluded that it needed to take further action to remain competitive with the large, multi-national CROs capable of assisting large pharmaceutical and biotechnology companies with research and development on a world-wide basis.

  The April 1996 Board Meeting

     At a meeting on April 22, 1996, CVA's Board of Directors (the "CVA Board") focused on CVA's long range plans and the various alternatives for remaining competitive. At this meeting, the CVA Board reviewed the strategic options available to CVA.

     The CVA Board and management identified and evaluated three possible alternatives for the company. First, CVA could focus solely on internal growth. Second, CVA could pursue a strategy of expanding its service lines with strategic alliances. Third, CVA could merge with a strategic partner, particularly a company of greater size, to establish a significantly expanded company and improve its services and geographical presence as a CRO with therapeutic expertise in neurological diseases.

     The CVA Board and management generally concluded that the internal growth alternative would take significant time and effort and that, given the pace at which competitors were growing, CVA would not catch up to any of the large CROs. In reviewing the other possible alternatives, the CVA Board considered a number of factors, including increased liquidity for stockholders, the need for additional capital and facilitation of future financings, and the effect on CVA's employees and outside consultants (which represent not only the majority of CVA's stockholders, but also, in management's view, CVA's principal assets). The CVA Board also discussed possible strategic partners. The CVA Board concluded that management should pursue an acquisition of CVA by a U.S.-based multi-national CRO.

     The CVA Board requested the Chairman of the CVA Board, John D. Platt, to serve as CVA's representative to initiate and conduct discussions regarding a business combination for CVA.

  Consideration of Combination Alternatives

     Subsequent to the April 22, 1996 Board meeting, the Chairman of the CVA Board and CVA's management reviewed the corporate history, recent developments and financial performance of several CROs most of whose stock is publicly traded on the Nasdaq National Market. This review process concluded with the decision to pursue an acquisition of CVA by Quintiles.

  The Proposed Merger with Quintiles

     In May and June, 1996, CVA's Chairman of the Board and CVA's management held preliminary discussions with Quintiles' representatives concerning a possible combination of the two companies. These discussions continued on July 16, 1996 when CVA's Chairman, President, Senior Vice President and Chief Scientific Officer met with Quintiles' senior management group in Chapel Hill, North Carolina. The parties held a general discussion of their respective companies' capabilities, culture and vision and determined that further discussions should be held. In determining to pursue such discussions, CVA's management concluded that the two companies had similar cultures and visions.

     Periodic discussions between CVA and Quintiles continued, and, in September, 1996, Quintiles expressed an interest in an exchange of its common stock for all of CVA's capital stock in a merger transaction.

  Final Consideration of Options; Decision to Combine with Quintiles

     At a meeting on September 25, 1996, CVA's Board reviewed the status of discussions with Quintiles. Based on the Chairman's and management's recommendations and its own consideration of other alternatives, the CVA Board decided to pursue the business combination with Quintiles. See "-- Reasons for the Merger" for a discussion of various factors considered by the CVA Board in reaching this decision. The CVA Board directed the Chairman and CVA management to continue discussions with Quintiles and to seek certain changes in the terms and conditions offered by Quintiles, including an increase in the price offered by Quintiles and the receipt of registered stock for CVA stockholders, both of which were subsequently obtained.

     After further negotiations, Quintiles and CVA entered into a non-binding letter of intent with respect to the Merger on November 22, 1996.

     On April 10, 1997, the CVA Board held a meeting, with certain members of management and outside counsel present, to discuss the definitive Merger Agreement and the transactions contemplated in connection with the Merger. The CVA Board considered the financial and business implications of the transaction and reviewed its fiduciary duties under Texas law with outside counsel. Following extensive discussion, the CVA Board concluded (for the reasons discussed below under the caption "-- Reasons for the Merger") that the Merger is in the best interests of CVA and its stockholders. All board members present at the meeting unanimously adopted resolutions, among other things, authorizing the officers of CVA to enter into and perform the Merger Agreement, subject to approval by stockholders, and recommending to the CVA Stockholders that they vote in favor of approval of the Merger Agreement.

RECOMMENDATION OF CVA BOARD OF DIRECTORS

     The Board of Directors of CVA has unanimously approved the Merger Agreement and Plan of Merger and unanimously recommends a vote "FOR" the approval of the Proposal to approve and adopt the Merger Agreement and the Plan of Merger and the transactions contemplated thereunder. CVA's Board of Directors believes that the Merger is fair to and in the best interests of the CVA Stockholders.

REASONS FOR THE MERGER

     In approving the Merger Agreement and Plan of Merger and the transactions contemplated thereby, and in recommending that CVA's Stockholders approve the same, CVA's Board of Directors consulted with management, as well as its legal advisors, and considered a number of factors, including the following:

          (i) CVA's long term goal of growing in size and increasing its capabilities, expertise and geographic presence to remain competitive in a consolidating industry in which the large pharmaceutical and biotechnology companies are increasingly looking for CROs that can handle large, multi-national projects;

          (ii) CVA's assessment that growth involved either (1) the raising of significant additional equity capital to finance the growth of CVA in a manner that would maximize stockholder value, the acquiring of several companies, and the need to offer target companies cash or liquidity in the form of publicly traded stock, or (2) a transaction with another CRO as its strategic partner that would complement CVA's strengths;

          (iii) Management's assessment that the internal growth option through an initial public offering ("IPO") and acquisitions involved significant risks for CVA, including risks relating to the volatility of the IPO market, risks inherent in acquisitions, the time required to complete an IPO, the time and difficulties involved in integrating other companies, and similar factors;

          (iv) Management's assessment of Quintiles' business, market presence, current business strategy and competitive position in the CRO industry, the opportunities for joint business development between CVA and Quintiles in both the combined company's existing geographic markets and in potential new markets, the receptivity of Quintiles management to the mission and values of CVA and its employees and the continued ability to satisfy the needs of the clients which CVA serves;

          (v) The structure, form and amount of consideration to be paid in the Merger;

          (vi) The opportunity, through the Merger, for CVA's Stockholders to have increased liquidity in their investment as holders of publicly traded stock with a substantial trading volume;

          (vii) The terms of the Merger Agreement and Plan of Merger;

          (viii) The financial resources which would be made available to the consolidated company after the Merger to deal with uncertainties and changes which may result from the ongoing consolidation and maturation of the CRO industry; and

          (ix) The ability, through the Merger, to recognize value from the strategic assets which CVA has developed, including its methods of operations, reputation, market presence and capabilities.

     In unanimously approving the Merger Agreement and Plan of Merger, the CVA Board of Directors has determined that the Merger is in the best interests of CVA and CVA's stockholders and recommends that the Stockholders of CVA vote in favor of the Merger Agreement and Plan of Merger and the transactions contemplated thereunder, including the Merger. The names of the members of the CVA Board of Directors and the holdings of such persons and certain information regarding their interests in the Merger are set forth elsewhere in this Proxy Statement/Prospectus. See "Interests of Certain Persons in the Merger" and "Certain Information Concerning CVA -- Beneficial Ownership of CVA Common Stock."

     The Quintiles Board of Directors believes that the Merger is in the best interests of Quintiles and its stockholders. In reaching such determination, the Quintiles Board of Directors considered a number of factors including, but not limited to, (i) information pertaining to Quintiles' and CVA's respective businesses, prospects, historical and projected financial performances, financial condition and operations; (ii) analyses of the respective projected contributions to net revenue, operating profit and net income of each company;
(iii) reports from management on Quintiles' due diligence investigation of CVA; and (iv) the business reputation and capabilities of the management of CVA, as well as the compatibility of the managements and corporate cultures of Quintiles and CVA. In its deliberations concerning the Merger, the Board of Directors of Quintiles also considered various additional considerations and risk factors, including, but not limited to (i) the historical financial performance of CVA;
(ii) the percentage of ownership reduction to Quintiles stockholders resulting from the issuance of Quintiles Common Stock to the CVA Stockholders; (iii) the risk that the public market price of Quintiles Common Stock might be adversely affected by the announcement of the Merger; (iv) the risk that the combined company might not achieve revenue equal to the sum of the separate companies' anticipated revenue; (v) the risk that other benefits sought to be obtained by the Merger will not be obtained; (vi) the cost of integration of the operations of Quintiles and CVA and its impact on the combined results of the combined company after the Merger; and (vii) other risks described under "Risk Factors."

THE MERGER AGREEMENT

     The statements and descriptions contained in this Proxy Statement/Prospectus with respect to the terms and conditions of the Merger Agreement are intended only as a general discussion of the Merger Agreement and are qualified in their entirety by reference to the detailed provisions set forth in the Merger Agreement attached hereto as Appendix A and the form of the Plan of Merger attached hereto as Appendix B, each of which is incorporated herein by reference. Each CVA Stockholder is advised to read the Merger Agreement and Plan of Merger carefully.

     General. The Merger Agreement and the Plan of Merger provide that, following the performance and fulfillment of all covenants, conditions and obligations to the Merger (other than those waived in accordance with the terms of the Merger Agreement), CVA will merge with and into Acquisition in accordance with the Plan of Merger, attached hereto as Appendix B, the separate corporate existence of CVA shall cease, and Acquisition will be the surviving corporation (sometimes referred to as the "Surviving Corporation") and a wholly-owned subsidiary of Quintiles and shall continue its existence as a North Carolina corporation. The name of the

Surviving Corporation will be "Quintiles CVA, Inc." The Merger will be effected by filing articles of merger with the Secretary of State of the State of North Carolina and the Secretary of State of the State of Texas, respectively. The articles of merger will be filed contemporaneously with the closing of the Merger which will occur as soon as practicable after the satisfaction (or waiver if permissible) of the conditions set forth in the Merger Agreement or at such other date designated by Quintiles and CVA in writing (such specified or other date, the "Closing Date").

     Effective Time of the Merger. It is the intention of the parties to consummate the Merger and the other transactions contemplated by the Merger Agreement and the Plan of Merger (the "Closing") as soon as practicable following adoption and approval of the Merger Agreement by the CVA Stockholders and satisfaction of all covenants and conditions to the parties' respective obligations to consummate the Merger (or, to the extent permitted, waiver thereof) or at such other time as designated in writing by Quintiles and CVA. The Merger will become effective upon the later to occur of the filing of the articles of merger with the Secretary of State of North Carolina or the Secretary of State of the State of Texas (the "Effective Time").

     Conversion of CVA Capital Stock. In the Merger, each share of CVA Capital Stock issued and outstanding immediately prior to the Effective Time will cease to be outstanding and, except for shares of CVA Common Stock held by a CVA Stockholder who exercises dissenter's rights under the TBCA and shares of CVA Common Stock held in CVA's treasury, will be converted, without any action by the holder thereof, into the right to receive a fraction of a share of Quintiles Common Stock determined by utilizing a formula (rounded to five decimal places) based on the average closing sale price (the "Average Sale Price") of the Quintiles Common Stock on the Nasdaq National Market for the 10 trading days ending three trading days prior to the Closing Date.

     Assuming that CVA does not issue any shares of CVA Capital Stock through the Closing Date, such formula can be illustrated as follows:

          (a) if the Average Sale Price is between $55.78 and $99.60 per share (inclusive), then each share of CVA Capital Stock will be converted into the right to receive .10163 shares of Quintiles Common Stock;

          (b) if the Average Sale Price is below $55.78, each share of CVA Capital Stock will be converted into the right to receive such number of shares of Quintiles Common Stock (not to exceed 350,000) determined by dividing the quotient obtained by dividing $14,000,000 by the Average Sale Price by the number of outstanding shares of CVA Capital Stock; or

          (c) if the Average Sale Price is above $99.60, each share of CVA Capital Stock will be converted into the right to receive a fraction of a share of Quintiles Common Stock determined by dividing the quotient obtained by dividing $25,000,000 by the Average Sale Price by the number of outstanding shares of CVA Capital Stock.

     For purposes of the formula, all shares of CVA Common Stock subject to CVA options are treated as outstanding and all shares of CVA Preferred Stock are treated as if they have been converted into shares of CVA Common Stock at the preferential rate set forth in CVA's Articles of Incorporation. The actual fraction of a share of Quintiles Common Stock to be exchanged for each share of CVA Capital Stock in connection with the Merger will be determined at the close of business on the third trading day prior to the Closing Date.

     By way of example, the chart below demonstrates the fraction of a share of Quintiles Common Stock a CVA Stockholder would receive for each share of CVA Capital Stock based upon the applicable sample Quintiles Average Sale Prices set forth:

                                                                  FRACTION OF A
                                                               SHARE OF QUINTILES
                                                              COMMON STOCK ISSUABLE
                                                                 IN EXCHANGE FOR
                     QUINTILES AVERAGE                            EACH SHARE OF
                         SALE PRICE                             CVA CAPITAL STOCK
------------------------------------------------------------  ---------------------
     $ 45.00................................................        0.12597
     $ 50.00................................................        0.11337
     $ 55.78................................................        0.10163
     $ 75.00................................................        0.10163
     $ 99.60................................................        0.10163
     $105.00................................................        0.09640
     $110.00................................................        0.09202

     If the total number of shares of Quintiles Common Stock to be issued at the Effective Time in the Merger exceeds 350,000, then each of Quintiles and CVA, at its sole option, will have the right not to consummate the Merger. See "The Merger -- Conditions to Consummation of the Merger."

     No certificate representing fractional shares of Quintiles Common Stock shall be issued upon the surrender for exchange of a certificate of CVA Capital Stock, and all such fractional share interests will be eliminated. Each share of Acquisition Common Stock issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation.

     Treatment of Outstanding CVA Stock Options. Pursuant to the Merger Agreement and Plan of Merger, Quintiles has agreed to substitute options to acquire shares of CVA Common Stock ("CVA Options") for options to acquire shares of Quintiles Common Stock ("Quintiles Options"). At the Effective Time, each CVA Option to acquire one share of CVA Common Stock will be converted into the right to receive a Quintiles Option to acquire such number of shares of Quintiles Common Stock that the CVA Option holder would have received had such holder exercised its CVA Option immediately prior to the Effective Time. The per share exercise price for any Quintiles Option so received will equal the per share exercise price of the CVA Options exchanged for such Quintiles Options divided by the ratio used to exchange Quintiles Common Stock for CVA Common Stock. Each Quintiles Option so substituted in the Merger will otherwise be subject to the same terms and conditions as apply to related CVA Options, except that all such Quintiles Options will be fully vested and immediately exercisable as of the Effective Time, as provided in the related CVA Options.

     Payments Into Escrow. In issuing shares of Quintiles Common Stock to the CVA Stockholders in accordance with the Merger Agreement and Plan of Merger, Quintiles will withhold from each CVA Stockholder and deliver to the Escrow Agent 10% of the shares of Quintiles Common Stock issuable pursuant to the Merger Agreement and the Plan of Merger. Such shares will be issued in the name of, held and distributed by an escrow agent to be determined by Quintiles, as Escrow Agent, in accordance with the terms of the Merger Agreement and the Escrow Agreement, the form of which is attached hereto as Appendix C (the "Escrow Agreement") (such escrow sometimes referred to as the "Escrow Fund"). The Escrow Agent will hold such shares for the accounts of the CVA Stockholders in accordance with each stockholder's respective interest in the shares so held in escrow, and shall vote such shares in accordance with the written instructions of the CVA Stockholder for whose account such shares are held. Any cash or other taxable dividends paid with respect to such shares shall be paid to the CVA Stockholders in accordance with each CVA Stockholder's respective proportionate interest in the shares being held in escrow. None of the Quintiles Options substituted for CVA Options nor any of the shares of Quintiles Common Stock issuable upon the exercise of such Quintiles Options shall be contributed to the Escrow Fund. See "-- The Escrow Agreement."

     Appointment of Stockholder's Representative. The Merger Agreement provides that, by virtue of the Merger and the resolutions to be adopted by the CVA Stockholders at the Special Meeting, J.E. Campion, a director of CVA, shall be irrevocably appointed attorney-in-fact and authorized and empowered to act, for and on behalf of any and all CVA Stockholders in connection with the indemnity provisions of the Merger Agreement as they relate to the CVA Stockholders generally, the Escrow Agreement and such other matters as are reasonably necessary to consummate the transactions contemplated by the Merger Agreement, including, without limitation, to act as the representative of the CVA Stockholders to review and authorize all claims authorized or directed by the Escrow Agreement and dispute or question the accuracy thereof, to compromise on their behalf with Quintiles any claims asserted thereunder and to authorize payments to be made with respect thereto and to take such further actions as are authorized in the Merger Agreement (the above named representative, as well as any subsequent representative of the CVA Stockholders appointed by him or after his death or incapacity elected by vote of holders of a majority of CVA Common Stock outstanding immediately prior to the Effective Time referred to as the "Stockholder's Representative"). Each CVA Stockholder who votes in favor of the Merger pursuant to the terms of the Merger Agreement, by such vote, without further action, and each CVA Stockholder who receives shares of Quintiles Common Stock in connection with the Merger, by acceptance thereof, confirms such appointment and authority of the Stockholder's Representative and acknowledges and agrees that such appointment is irrevocable and coupled with an interest.

     Representations and Warranties of CVA and the CVA Stockholders. The Merger Agreement requires CVA and those CVA Stockholders who hold approximately 99% of the outstanding shares of CVA Capital Stock to make certain representations and warranties with respect to the business of CVA. The rights of Quintiles, Acquisition and their affiliates to indemnification under the Merger Agreement depend, in part, upon the absence of any misrepresentation or any non-fulfillment of CVA's representations, warranties, covenants, obligations and agreements made in or pursuant to the Merger Agreement or in certain other documents or agreements delivered to Quintiles in connection with the Merger. Such representations and warranties of CVA include, but are not limited to: (i) the validity of CVA's financial statements; (ii) the absence of liabilities, obligations or indebtedness of or claims against CVA arising from, or in connection with, or based upon acts, omissions, events, things, facts, conditions, matters or occurrences existing, occurring or taking place on or before the Closing Date; (iii) the absence of certain changes in the financial condition of CVA other than in the ordinary course of business; and (iv) the absence of any untrue statement of material fact or omission of any statement of a material fact necessary in order to make the statements made in CVA's disclosures to Quintiles pursuant to the Merger Agreement not misleading.

     In addition, the Merger Agreement requires CVA to make certain representations and warranties with respect to the CVA Stockholders. Specifically, CVA represents and warrants that (i) as of the Closing Date, the CVA Stockholders are the lawful owners of the CVA Capital Stock to be transferred, free and clear of all liens and encumbrances, restrictions and claims of every kind, and such shares owned by the CVA Stockholders shall represent not less than 100% of all issued and outstanding CVA Capital Stock as of such time; (ii) each CVA Stockholder has the full legal right, power and authority to enter and deliver any documents necessary to effect the transaction to which such CVA Stockholder is a party, perform such CVA Stockholder's obligations thereunder and consummate the transactions contemplated thereby; and
(iii) any documents to which any CVA Stockholder is a party constitute the valid and legally binding obligations of such CVA Stockholder, enforceable against such CVA Stockholder in accordance with their respective terms.

     THE PRECEDING PARAGRAPHS REPRESENT A SUMMARY OF CERTAIN REPRESENTATIONS AND WARRANTIES MADE BY CVA IN THE MERGER AGREEMENT. THE CVA STOCKHOLDERS SHOULD CAREFULLY REVIEW THE MERGER AGREEMENT SINCE THE REPRESENTATIONS AND WARRANTIES CONTAINED THEREIN FORM THE BASIS FOR THE INDEMNIFICATION PROVISIONS OF THE MERGER AGREEMENT WHICH ARE TO BE SECURED BY SHARES OF QUINTILES COMMON STOCK ISSUABLE TO THE CVA STOCKHOLDERS AND DEPOSITED INTO ESCROW PURSUANT TO THE ESCROW AGREEMENT. COPIES OF THE MERGER AGREEMENT AND THE FORM OF THE ESCROW AGREEMENT ARE ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS APPENDIX A AND APPENDIX C, RESPECTIVELY.

     Conditions to Consummation of the Merger. The obligations of Quintiles and Acquisition to consummate the Merger are subject to the satisfaction or waiver by Quintiles of a number of conditions, including the following: (i) receipt of a favorable opinion of CVA's legal counsel; (ii) the accuracy at Closing of the representations and warranties made by CVA and the CVA Stockholders; (iii) the absence of any adverse change in the assets or liabilities or condition, financial or otherwise, or results of operations, or prospects of CVA, that would be reasonably likely to diminish the value of CVA by more than $200,000;
(iv) the accuracy of the
representations and warranties made by CVA in the Merger Agreement; (v) the performance of all agreements of CVA pursuant to the Merger Agreement prior to the Closing Date; (vi) the substantial consistency of the actual financial performance of CVA with its financial projections; (vii) the absence of any action, proceeding or claim that seeks to restrain or prohibit any of the transactions contemplated by the Merger Agreement; (viii) the delivery by Ernst & Young LLP of an opinion related to the appropriateness of pooling of interests accounting for the Merger; (ix) the receipt of all governmental and other consents and approvals necessary for consummation of the transactions contemplated by the Merger Agreement; (x) the execution of the Escrow Agreement and certain employment and consulting agreements by all parties thereto; (xi) the receipt of resignations of officers and directors of CVA; (xii) the repayment of any intra-company debt among CVA, its officers, directors and employees; (xiii) the absence of any indication that certain employees intend to leave the employment of CVA; (xiv) the absence of any exercise of dissenters' rights pursuant to the Texas Business Corporation Act by CVA Stockholders; (xv) the approval and adoption of the Merger Agreement and Plan of Merger by the CVA Stockholders; (xvi) the absence of any issued or pending stop-order with respect to the Registration Statement of which this Proxy Statement/Prospectus is a part; and (xvii) the issuance by Quintiles at the Effective Time of not more than 350,000 shares of Quintiles Common Stock in the Merger.

     The obligations of CVA and the CVA Stockholders to consummate the Merger are subject to the satisfaction or waiver by CVA of a number of conditions, including the following: (i) the delivery of a favorable opinion of Quintiles' legal counsel; (ii) the accuracy at Closing of the representations and warranties made by Quintiles and Acquisition; (iii) the receipt of all governmental and other consents and approvals necessary to consummate the transactions contemplated by the Merger Agreement; (iv) the execution of certain employment and consulting agreements by Quintiles; (v) the compliance by Quintiles and Acquisition with all agreements required to be performed by them prior to the Closing Date; (vi) the absence of any issued or pending stop-order with respect to the Registration Statement of which this Proxy Statement/Prospectus is a part; (vii) the receipt of evidence that the Quintiles Common Stock to be issued in the Merger shall be quoted on the Nasdaq National Market; (viii) the absence of any action, proceeding or claim that seeks to restrain or prohibit the transactions contemplated by the Merger Agreement; (ix) the receipt of a written opinion from Ernst & Young LLP to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that no gain or loss will be recognized by the CVA Stockholders upon their receipt of Quintiles Common Stock in the Merger; and (x) the issuance by Quintiles at the Effective Time of not more than 350,000 shares of Quintiles Common Stock in the Merger.

     No assurances can be provided as to when or if all of the conditions to the Merger can or will be satisfied (or waived by the party permitted to do so). In the event the Merger is not consummated on or before July 31, 1997, the Merger Agreement may be terminated by Quintiles or CVA. See "-- Amendment, Waiver and Termination."

     Certain Covenants. The Merger Agreement requires CVA to conduct its operations only in the ordinary course of business and to preserve intact its business organization, keep available the services of its officers and employees, maintain satisfactory relationships with third parties and perform all of its existing obligations. Neither Quintiles, Acquisition, CVA nor any of their respective officers, directors or stockholders may take any actions that would disqualify the transactions contemplated by the Merger Agreement from pooling of interests accounting treatment or treatment as a tax-free reorganization of CVA within the meaning of Section 368(a) of the Code.

     Quintiles has agreed to include the shares of Quintiles Common Stock issuable with respect to the Quintiles Options substituted at the Effective Time for CVA Options in an existing Quintiles stock option plan in which the shares issuable under the plan have been registered with the Commission on a Registration Statement on Form S-8.

     Acquisition Proposals. The Merger Agreement also requires CVA, its officers, directors and affiliates to refrain from taking any action directly or indirectly to encourage, initiate or engage in discussions with or provide information to any third party concerning any Acquisition Proposal. "Acquisition Proposal" means any proposal for a merger, consolidation, sale of assets, tender offer, sale of shares or similar transaction.

     CVA has agreed to notify Quintiles immediately of any Acquisition Proposal, or if any request for confidential information regarding CVA in connection with any Acquisition Proposal is received, and will provide Quintiles with any information regarding such Acquisition Proposal or request as Quintiles shall request.

     If the CVA Stockholders fail to approve the Merger or the CVA Stockholders or CVA close any transaction pursuant to any Acquisition Proposal within 12 months of the date of the Merger Agreement, other than the transactions contemplated by the Merger Agreement, or at any time within 12 months of the date of the Merger Agreement, any person other than the CVA Stockholders holds 20% or more of the then outstanding CVA Capital Stock and (i) the CVA Stockholders do not reject the Acquisition Proposal, (ii) the Merger Agreement is terminated as a result of the failure of the CVA Stockholders to gain approval of the Merger, (iii) the Merger Agreement is terminated as a result of the dissent of more than 10% of the CVA Stockholders, or (iv) the Merger Agreement is terminated as a result of (A) the material breach by CVA or the CVA Stockholders of any binding agreement contained in Articles I, IV, VII or VIII of the Merger Agreement or (B) the knowing breach by CVA or the CVA Stockholders of any representation, warranty or covenant contained in the Merger Agreement, then CVA shall pay to Quintiles, immediately upon consummation of such transaction, an overbid fee of $1 million. CVA will not be liable under this provision where such triggering event occurs following a termination of the Merger Agreement (i) by CVA due to the failure of certain conditions to the parties' respective obligations under the Merger Agreement or (ii) by Quintiles or CVA due to the failure to receive any necessary regulatory approval.

     Amendment, Waiver and Termination. The Merger Agreement may be waived, amended, supplemented or modified only by a written agreement executed by each of the parties thereto.

     The Merger Agreement may be terminated by the parties at any time by mutual written consent. Any party may terminate the Merger Agreement by written notice prior to the Closing Date if any court or other government instrumentality of competent jurisdiction takes any action to restrain, enjoin or otherwise prohibit the transactions contemplated by the Merger Agreement.

     Quintiles may terminate the Merger Agreement by written notice to CVA at any time prior to the Closing Date if CVA breaches in any material respect any representation, covenant or warranty provided by CVA under the Merger Agreement or if the consummation of the transactions contemplated thereby have not occurred on or before July 31, 1997.

     CVA may terminate the Merger Agreement upon written notice to Quintiles and Acquisition on or prior to the Closing Date if Quintiles or Acquisition breach in any material respect any representation, warranty or covenant contained in the Merger Agreement or if the consummation of the transactions contemplated thereby have not occurred on or before July 31, 1997.

     Indemnification. From and after Closing, Quintiles, Acquisition and their affiliates and all of their respective officers, directors, employees (other than certain former key employees of CVA), agents and stockholders (other than the CVA Stockholders) (each, an "Indemnitee") will be defended, indemnified and held harmless by CVA and the CVA Stockholders pursuant to the Merger Agreement and the Escrow Agreement from and against any and all losses, claims, actions, damages, liabilities, costs and expenses (collectively "Losses") in connection with (i) any misrepresentation, or failure to satisfy any representation, warranty, covenant, obligation or agreement made by CVA or any CVA Stockholder in or pursuant to the Merger Agreement or any of the documents related to the Merger Agreement or otherwise required to consummate the Merger, (ii) any litigation, action, claim, proceeding or investigation by any third party relating to or arising out of the business or operations of CVA (or any affiliate controlled by CVA) prior to the Closing Date or the actions of any CVA Stockholder or (iii) Quintiles' enforcement of its indemnification rights under the Merger Agreement. Each Indemnitee will be advanced or reimbursed on demand for expenses reasonably incurred in connection with preparing for, defending or taking any other action with respect to any such Loss or any related proceeding. The maximum aggregate recourse of the Indemnitees is limited to 25% of the Merger consideration to the extent Losses subject to indemnification arise in the period ending at the later of 90 days from the date of the Merger Agreement or upon expiration of the waiting period described in the Affiliate Agreement executed by affiliates of CVA as a condition to closing under the Merger Agreement (See "-- Restrictions on Resales of Quintiles Common Stock; Pooling Considerations; Affiliate Agreements"). Thereafter, recourse for such Losses is limited to the extent of the

Escrow Fund. In addition, the Indemnitees will not be entitled to indemnification for any amount unless and until the aggregate of all amounts for which Indemnitees would be entitled to be indemnified exceeds $150,000.

     CVA shall be liable for any Losses arising from the events described in the preceding paragraph prior to the Closing Date and from and after any termination of the Merger Agreement. Following the Closing Date, CVA shall have no liability for indemnification and CVA Stockholders will be prohibited from seeking contribution from CVA with respect to any amounts payable in accordance with the indemnification provisions of the Merger Agreement.

     The representations and warranties of CVA and the CVA Stockholders in the Merger Agreement will remain in full force and effect until the date 365 days after the Closing Date (such period referred to as the "Representations Period"). The Indemnitees may not make any claim for indemnification after the expiration of the Representations Period, other than claims made in good faith in writing prior to such expiration, whether or not any action or proceeding is instituted with respect to such claims prior to the expiration of the Representations Period. Any and all Losses arising after expiration of the Representations Period will be recoverable upon notice properly given prior to the expiration of the Representations Period.

     Quintiles and Acquisition have agreed to defend, indemnify and hold harmless CVA and its officers, directors and stockholders from and after the Closing Date from and against any Losses relating to and arising from or in connection with (i) Quintiles' breach of any misrepresentation, or failure to satisfy any representation, warranty, covenant, obligation or agreement made by Quintiles and Acquisition in or pursuant to the Merger Agreement or any of the documents related to the Merger Agreement or otherwise required to consummate the Merger or (ii) the enforcement by CVA and the CVA Stockholders of their rights to indemnification. To the extent that any such Losses arise out of, or are based upon, any untrue statement or omission or any alleged untrue statement or omission based upon information furnished to Quintiles by CVA or its officers, directors, employees, agents or representatives for inclusion in the Registration Statement of which this Proxy Statement/Prospectus is a part, Quintiles will not be liable for such Losses. Furthermore, Quintiles' aggregate liability for any Losses that may be incurred by CVA or the CVA Stockholders under any theory of recovery will not exceed 10% of the aggregate value (calculated with reference to the closing price on the Closing Date) of the Quintiles Common Stock to be issued in connection with the Merger.

     Expenses. The Merger Agreement provides that each party will pay all of its own expenses relating to the transactions contemplated by the Merger Agreement, except that the CVA Stockholders will pay certain expenses of CVA in excess of $150,000.

THE ESCROW AGREEMENT

     The statements and descriptions contained in this Proxy Statement/Prospectus with respect to the terms and conditions of the Escrow Agreement are intended as a general discussion of the Escrow Agreement and are qualified in their entirety by reference to the detailed provisions set forth in the form of the Escrow Agreement attached hereto as Appendix C and incorporated herein by reference. Each CVA Stockholder is advised to read the Escrow Agreement carefully.

     Treatment of Accumulation of Escrow Shares. Pursuant to the Escrow Agreement, an escrow agent to be determined by Quintiles (anticipated to be a national bank with its headquarters in North Carolina) (the "Escrow Agent"), will hold the shares of Quintiles Common Stock deposited into escrow pursuant to
Section 1.4 of the Merger Agreement (the "Escrow Shares") in safe keeping and dispose thereof only in accordance with the terms of the Escrow Agreement. At any time after the date of the Escrow Agreement and prior to the distribution of the Escrow Shares in accordance with the Escrow Agreement, if any of the CVA Stockholders become entitled to receive or actually receive in connection with the Escrow Shares any (i) non-taxable distribution of securities of Quintiles or of any other entity; (ii) any non-taxable distribution of stock options, warrants or rights; or (iii) non-taxable stock dividend or other non-taxable distribution payable in securities or property of any description, all of the shares of capital stock, or other property resulting from any such distribution, stock option, warrant, right or stock dividend will be deemed to be Escrow Shares and will be subject to the terms of the Escrow Agreement to the same extent as the original Escrow Shares. Any cash dividends and any taxable stock dividends paid with respect to the Escrow Shares will be paid to the CVA Stockholders in accordance with their respective interests in the Escrow Shares. The Escrow Agent may treat the Stockholder's Representative as the duly authorized agent and representative of the CVA Stockholders with respect to any additional property related to the Escrow Shares. The Escrow Agent will vote the Escrow Shares in accordance with the written instructions of each CVA Stockholder for whose account such Escrow Shares are held.

     Distribution of Escrow Shares Upon Termination. Quintiles will not be entitled to assert any claim against the Escrow Shares after the expiration of the Representations Period (the "Claims Deadline"); provided, however, that any claim made in good faith in writing on or prior to the Claims Deadline setting forth in reasonable detail the basis for such claim (whether or not any action, demand or proceeding is instituted with respect to such claim prior to the Claims Deadline) will continue, subject to final resolution as provided in the Escrow Agreement. The Escrow Agreement will terminate upon complete distribution of the Escrow Shares. Within five business days after the Claims Deadline, the Escrow Agent will deliver to the CVA Stockholders that portion of the Escrow Shares not previously distributed or otherwise subject to claims pursuant to
Article IV of the Escrow Agreement, in proportion to the initial deposits of shares made on their behalf by Quintiles. Thereafter, the balance of the Escrow Shares will continue to be held by the Escrow Agent pursuant to the Escrow Agreement until all claims asserted against the Escrow Shares are finally resolved in accordance with Article IV thereof, at which time the balance of the Escrow Shares will be distributed to the CVA Stockholders.

     Claims Against Escrow Shares. If Quintiles (on its own behalf or on behalf of any other Indemnitee) at any time on or prior to the Claims Deadline asserts a claim for indemnification pursuant to Article VIII of the Merger Agreement, Quintiles must submit to the Escrow Agent and the Stockholder's Representative a written claim stating the details specified in Section 4.1 of the Escrow Agreement, including the facts alleged as the basis for the claim, the amount of Losses (as defined in the Escrow Agreement) incurred or reasonably expected to be incurred and, if the Losses have been incurred, the number of Escrow Shares to which the Indemnitee is entitled with respect to such Losses, calculated by dividing the amount of such Losses by the closing price per share of Quintiles Common Stock on the Nasdaq National Market on the Closing Date. If the claim is for Losses which the Indemnitee reasonably believes it may incur, Quintiles' written claim shall state a reasonable estimate of such Losses, but no payment or distribution shall be made by the Escrow Agent until such Losses have actually been incurred and Quintiles submits a notice to the Escrow Agent and the Stockholder's Representative pursuant to Section 4.1(ii) of the Escrow Agreement, whether or not the Losses are incurred prior to the Claims Deadline.

     Resolution of Asserted Claims Against the Escrow Shares. If, within 25 days after Quintiles provides the appropriate notice of an asserted claim, the Stockholder's Representative fails to notify the Escrow Agent and Quintiles in writing that he reasonably disputes in good faith the asserted claim, then, at the end of such period, the Escrow Agent will distribute to Quintiles the number of Escrow Shares having an aggregate value equal to the amount of the claim.

     Resolution of Disputed Claims Against Escrow Shares. If within the 25 day period, the Stockholder's Representative notifies the Escrow Agent and Quintiles in writing that he disputes or denies in good faith the asserted claim made by Quintiles against the Escrow Shares, then the Stockholder's Representative and Quintiles will use their reasonable best efforts to effect a settlement and compromise of such asserted claim. Any liability, loss, damage or expense established by reason of any such settlement and compromise will be certified in writing to the Escrow Agent by the Stockholder's Representative and Quintiles, and the Escrow Agent will pay to Quintiles any resulting amount due out of the Escrow Shares by transfer to Quintiles of a number of Escrow Shares set forth in such certification. If there is no amount that is due and owing to Quintiles under the asserted claim, then the Escrow Agent will treat the asserted claim as rejected by mutual agreement of the parties, and the Escrow Agent will totally disregard it as the subject of assertion against the Escrow Shares.

     Unresolved Claims Against Escrow Shares. If Quintiles and the Stockholder's Representative are unable to settle and compromise any disputed claim asserted against the Escrow Shares, the Escrow Agent may not make any payment or distribution out of the Escrow Shares with respect to such claim unless and until the Escrow Agent has received either: (a) a certificate of Quintiles and the Stockholder's Representative certifying the amount of the asserted claim in dispute and directing payment thereof; (b) a certified copy of an award of an arbitrator, as referred to in Article VII of the Escrow Agreement, determining the amount of the asserted claim in dispute; or (c) a certified copy of a final unappealable judgment of a court of competent jurisdiction determining the amount of the asserted claim in dispute, certified by the party providing such copy as being binding and nonappealable. Upon receipt of any such certification, the claim will be treated as a resolved asserted claim, and the Escrow Agent will pay and distribute Escrow Shares in the manner described in
Section 4.2 of the Escrow Agreement.

     Certain Rights of the Escrow Agent. From and at all times after the date of the Escrow Agreement, Quintiles and the CVA Stockholders (collectively, the "Indemnifying Parties") shall, to the fullest extent permitted by law, jointly and severally indemnify and hold harmless the Escrow Agent and each director, officer, employee, attorney, agent and affiliate of the Escrow Agent (collectively, the "Indemnified Parties") against any and all actions, claims, losses, damages, liabilities, costs and expenses of any kind or nature whatsoever incurred by or asserted against any of the Indemnified Parties from and after the date of the Escrow Agreement, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, whether threatened or initiated, asserting a claim for any legal or equitable remedy under any statute or regulation arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of the Escrow Agreement or any transactions contemplated therein, whether or not any such Indemnifying Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified pursuant to the Escrow Agreement for any liability resulting from the gross negligence or willful misconduct of such Indemnified Party. The CVA Stockholders (in accordance with their pro rata interest in the Escrow Shares) and Quintiles will be jointly and severally liable for these obligations; provided, however, that as between Quintiles and the CVA Stockholders, 50% of the indemnified amount will be paid by the CVA Stockholders (in accordance with their pro rata interests in the Escrow Shares) and 50% will be paid by Quintiles. Quintiles shall have the option at any time to pay any amount due to the Escrow Agent in satisfaction of the CVA Stockholders' obligations under the Escrow Agreement, and upon any such payment, Quintiles may treat the amount of such payment as an immediate liquidated claim against the Escrow Shares pursuant to Section 4.2 of the Escrow Agreement.

     If, at any time, there exists any dispute with respect to any obligations of the Escrow Agent under the Escrow Agreement, or if at any time the Escrow Agent is unable to determine, to the Escrow Agent's sole satisfaction, the proper disposition of any portion of the Escrow Shares or the Escrow Agent's proper actions with respect to its obligations thereunder, or if Quintiles and the Stockholder's Representative have not within 30 days of the furnishing by the Escrow Agent of a notice of resignation pursuant to Section 5.4 thereof, appointed a successor escrow agent, then the Escrow Agent may take either or both of the following actions upon written notice to Quintiles and the Stockholder's Representative: (i) hold and decline to make further disbursements of the Escrow Shares that the Escrow Agent would otherwise be obligated to make under the Escrow Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of the Escrow Agent or until a successor escrow agent is appointed (as the case may be) and/or (ii) petition the Superior Court for Wake County, North Carolina, or if such Court should be without subject matter jurisdiction or should decline to exercise jurisdiction, any other state or federal court of competent jurisdiction in North Carolina, for instructions with respect to such dispute or uncertainty, and pay into such court all Escrow Shares for holding and disposition in accordance with the instructions of such court. The Escrow Agent will have no liability to Quintiles, the CVA Stockholders or any other person with respect to any such actions described above.

     The Escrow Agent will receive a fee of $1000 per year for its services under the Escrow Agreement. In addition, the Escrow Agent will be entitled to reimbursement for all reasonable expenses, disbursements and advances (including reasonable attorneys' fees) incurred or made by the Escrow Agent in accordance with any of the provisions of the Escrow Agreement, excluding any expense, disbursement or advance that may arise from its own negligence or willful misconduct. Quintiles will be severally liable for 50% of such compensation and reimbursement, and the CVA Stockholders will be liable (in accordance with their pro rata interest in the Escrow Shares) for the other 50% of such compensation and reimbursement.

     The Escrow Agent or any successor may at any time resign by giving notice in writing to the Stockholder's Representative and Quintiles. In the event of any such resignation, a successor Escrow Agent will be appointed by written consent of the Stockholder's Representative and Quintiles.

     The Stockholder's Representative. The Stockholder's Representative may be removed and a new Stockholder's Representative(s) may be appointed at any time by the written agreement of a majority of the CVA Stockholders, effective upon receipt by the Escrow Agent and Quintiles of a duly executed copy of the written instrument appointing the new Stockholder's Representative. The CVA Stockholders will immediately select a successor should the Stockholder's Representative resign. The Stockholder's Representative will have no liability to the CVA Stockholders with respect to any action taken by him or her under the Escrow Agreement, except with respect to his or her negligence or willful misconduct. The Stockholder's Representative may act in reliance upon the advice of counsel in reference to any matter in connection with the Escrow Agreement and will not incur any liability to the CVA Stockholders, or any one of them, for any action taken in good faith in accordance with such advice. All CVA Stockholders will jointly and severally indemnify the Stockholder's Representative, ratably according to their respective interests in the Escrow Shares, from and against any and all Losses incurred in connection with the Stockholder Representative's actions under the Escrow Agreement or by virtue of acting in his capacity as the Stockholder's Representative, except to the extent resulting from his negligence or willful misconduct. The Stockholder's Representative is entitled to reimbursement from the CVA Stockholders, in accordance with their pro rata interest in the Escrow Shares, for all reasonable expenses, disbursements and advances (including reasonable attorneys' fees) incurred or made by the Stockholder's Representative in connection with his actions under the Escrow Agreement or by virtue of acting in his capacity as the Stockholder's Representative, except to the extent resulting from his negligence or willful misconduct. See "Risk Factors -- Indemnification Obligations of CVA Stockholders Pursuant to the Merger Agreement."

ACCOUNTING TREATMENT

     It is intended that the Merger will be treated as a pooling of interests for financial accounting purposes in accordance with generally accepted accounting principles. As a condition to the obligations of Quintiles and Acquisition pursuant to the Merger Agreement, they must receive, on the Closing Date, the opinion of Ernst & Young LLP regarding the ability of these entities to enter into a transaction to be accounted for as a pooling of interests as contemplated by the Merger Agreement.

FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes certain federal income tax consequences of the Merger to holders of CVA Capital Stock. The discussion does not address all aspects of federal income taxation that may be relevant to particular stockholders and may not be applicable to stockholders who are not citizens or residents of the United States, or who will acquire the Quintiles Common Stock pursuant to the exercise or termination of employee stock options or otherwise as compensation, nor does the discussion address the effect of any applicable foreign, state, local or other tax laws. This discussion assumes that CVA Stockholders hold their CVA Capital Stock as capital assets within the meaning of Section 1221 of the Code. EACH STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

     The following discussion is based on the Code, applicable United States Treasury regulations, judicial authority, and administrative rulings and practice, all as of the date hereof. The Internal Revenue Service (the "IRS") is not precluded from adopting a contrary position. In addition, there can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the Merger to Quintiles, CVA and their respective stockholders.

     It is a condition to consummation of the Merger that Ernst & Young LLP deliver at Closing a written opinion to the effect that the Merger will, under then current law, constitute a tax-free reorganization under Section 368(a) of the Code. In rendering such opinion, Ernst & Young LLP will rely upon written representations and covenants of Quintiles and CVA.

     As a tax-free reorganization, the Merger will have the following federal income tax consequences for Stockholders, CVA, Acquisition and Quintiles:

          1. No gain or loss will be recognized by holders of CVA Capital Stock upon their receipt in the Merger of Quintiles Common Stock solely in exchange for CVA Capital Stock.

          2. The tax basis of the shares of Quintiles Common Stock received by each stockholder of CVA will equal the tax basis of such Stockholder's shares of CVA Capital Stock exchanged in the Merger.

          3. The holding period for the shares of Quintiles Common Stock received by each stockholder of CVA will include the holding period for the shares of CVA Capital Stock of such stockholder exchanged in the Merger.

          4. Neither Quintiles, Acquisition, nor CVA will recognize gain or loss as a result of the Merger.

     The parties are not requesting a ruling from the IRS in connection with the Merger. The opinion of Ernst & Young LLP referred to herein will neither bind the IRS nor preclude the IRS from adopting a contrary position, and will be subject to certain assumptions and qualifications and the accuracy of certain representations made by Quintiles and CVA and including representations to be delivered to Ernst & Young LLP by the respective managements of Quintiles and CVA. In providing their opinion, Ernst & Young LLP will rely on certain assumptions and representations relating to the "continuity of interest" requirement from Quintiles and CVA.

     To satisfy the continuity of interest requirement, CVA Stockholders must not, pursuant to a plan or intent existing at or prior to the Merger, dispose of or transfer so much of either (i) their CVA Capital Stock in anticipation of the Merger or (ii) the Quintiles Common Stock to be received in the Merger (collectively, "Planned Dispositions"), such that the CVA Stockholders, as a group, would no longer have a significant equity interest in the CVA business conducted after the Merger. Planned Dispositions include, among other things, dispositions of shares pursuant to the exercise of dissenters' rights. CVA Stockholders will generally be regarded as having retained a significant equity interest as long as the Quintiles Common Stock received in the Merger (after taking into account Planned Dispositions), in the aggregate, represents a substantial portion of the entire consideration received by the CVA Stockholders in the Merger. If the continuity of interest requirement were not satisfied, the Merger would not be treated as a "reorganization."

     A successful IRS challenge to the "reorganization" status of the Merger (as a result of the failure of the "continuity of interest" requirement or otherwise) would result in each CVA Stockholder recognizing gain or loss with respect to each share of CVA Capital Stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the Effective Time, of the Quintiles Common Stock received in exchange therefor. In such event, a stockholder's aggregate basis in the Quintiles Common Stock so received would equal its fair market value and his holding period for such stock would begin the day after the Merger.

     Even if the Merger qualifies as a "reorganization," a recipient of shares of Quintiles Common Stock may recognize income or gain to the extent that such shares were considered to be received in exchange for services or property (other than solely CVA Capital Stock). All or a portion of such income or gain may be taxable as ordinary income. In addition, gain or loss would be recognized to the extent that a CVA Stockholder was treated as receiving (directly or indirectly) consideration other than Quintiles Common Stock in exchange for the stockholder's CVA Capital Stock.

RESTRICTIONS ON RESALES OF QUINTILES COMMON STOCK; POOLING CONSIDERATIONS; AFFILIATE AGREEMENTS

     All shares of Quintiles Common Stock to be issued at the Effective Time pursuant to the Merger Agreement will be freely transferable under the Securities Act, except for shares issued to any person who is an "affiliate" of CVA prior to the Merger. Affiliates are persons who control, are controlled by or under common control with CVA at the time the CVA Stockholders vote on the Merger, none of whom will be affiliates of Quintiles at or shortly after the Effective Time, and generally include CVA's directors, executive officers and major stockholders with representatives on CVA's Board of Directors. Such affiliates may not sell their shares of Quintiles Common Stock acquired in the Merger without (i) the further registration of such shares under the Securities Act, (ii) compliance with Rule 145 promulgated under the Securities Act, which permits resales under certain conditions, as discussed in more detail below, or (iii) the availability of another exemption from such further registration. Under Rule 145, a person who was an affiliate of CVA, but who is not an affiliate of Quintiles after the Merger, may publicly sell shares acquired in the Merger where the person (1)(a) sells during any period the number of shares permitted under Rule 144(e) promulgated under the Securities Act; (b) sells in a "broker's transaction", (c) does not solicit orders to buy in connection with the transaction and does not make any payment in connection with such sale to anyone other than the selling broker, and (d) sells at a time when there is adequate current public information about Quintiles; or (2)(a) holds such shares for at least one year and (b) sells at a time when there is adequate public information about Quintiles; or (3) holds the shares for at least two years. As a condition to the Merger, each person who has been identified by CVA as an affiliate of CVA is required to have entered into an agreement with Quintiles acknowledging the restrictions set forth above (each, an "Affiliate Agreement").

     Pooling of interests accounting treatment requires that affiliates of CVA who receive shares of Quintiles Common Stock in the Merger and affiliates of Quintiles must not sell or otherwise reduce their risk relative to their shares of Quintiles Common Stock until Quintiles has published consolidated financial statements including the combined operations of Quintiles and the Surviving Corporation for a period of at least 30 days following the Effective Time. As a condition to the Merger, Quintiles must receive an Affiliate Agreement signed by all persons who were, at the CVA Record Date, affiliates of CVA evidencing their agreement not to sell their shares of Quintiles Common Stock until such period has expired.

     In order to help ensure that the Merger will qualify as a reorganization under Section 368(a) of the Tax Code, the Affiliate Agreements to be executed by each affiliate of CVA contain a representation that such affiliate (i) has no plan or intention to sell any of the shares of Quintiles Common Stock received by such affiliate in the Merger, and (ii) is not aware of, or participating in, any plan or intent on the part of CVA Stockholders to engage in sales of Quintiles Common Stock received in the Merger, such that the aggregate fair market value, as of the Effective Time, of the shares of Quintiles Common Stock subject to such sales would exceed 50% of the aggregate fair market value of all outstanding CVA Common Stock immediately prior to the Merger.

REGULATORY APPROVALS

     Quintiles and CVA are aware of no material governmental or regulatory requirements that remain to be compiled with in connection with the Merger, other than applicable securities and "blue sky" laws of the various states and the filing of articles of merger, setting forth the principal terms of the Merger Agreement and Plan of Merger, with the Secretary of State of North Carolina and the Secretary of State of the State of Texas.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

STOCK OWNERSHIP, STOCK OPTIONS OF CVA DIRECTORS AND EXECUTIVE OFFICERS

     As of the CVA Record Date, the directors and executive officers of CVA as a group beneficially owned an aggregate of 1,439,136 shares of CVA Common Stock, including options exercisable within 60 days of April 18, 1997 and CVA Preferred Stock convertible at the election of the holder, and held options to purchase 118,000 shares of CVA Common Stock, all of which vest upon consummation of the Merger. Certain members of CVA's Board of Directors are affiliated with Woodside Fund III, which is the sole holder of shares of CVA Preferred Stock. See "Certain Information Concerning CVA -- Beneficial Ownership of Management and Certain Stockholders." All of those shares will be treated in the Merger in the same manner as the shares of CVA Common Stock held by other stockholders of CVA, and all of those options will be treated in the Merger in the same manner (other than for restrictions nor transfer due to pooling restrictions -- see "The Merger -- Restrictions on Resales of Quintiles Common Stock; Pooling Considerations; Affiliate Agreements") as options to purchase CVA Common Stock held by other employees of CVA. To the best of CVA's knowledge, each of the CVA directors and executive officers who owns shares of CVA Common Stock intends to vote those shares in favor of the Merger. Each director and executive officer of CVA will enter into an agreement restricting his or her sale of Quintiles shares for a period following the effectiveness of the Merger. See "The Merger -- The Merger

Agreement -- Restrictions on Resales of Quintiles Common Stock; Pooling Considerations; Affiliate Agreements."

EMPLOYMENT, CONSULTING AND NONCOMPETITION AGREEMENTS

     On the Closing Date, Acquisition will enter into employment agreements with two employees, David L. Edwards and Michael T. Dwyer, each of whom is also a CVA Stockholder. The employment agreement with Mr. Edwards provides for a three year original term and an annual base salary of $180,000, and Mr. Dwyer's agreement provides for a three year original term and an annual base salary of $150,000. The employment agreements permit participation in the Quintiles Executive Compensation Plan and all employee benefit plans or programs made available to other employees of Acquisition at similar levels. The employment agreements also contain certain non-compete and confidentiality provisions, including the requirement that neither Mr. Edwards nor Mr. Dwyer compete with Quintiles, Acquisition or their respective affiliates for the longer of three years from execution of the employment agreement and the one year period following the later of the termination of employment and receipt of the final post-termination payment, if any.

     Also on the Closing Date, Acquisition will enter into independent consulting agreements with Stroke Consultants, Inc., the principal stockholder of which is Dr. Justin A. Zivin, and Dr. David G. Sherman, each of whom is also a CVA Stockholder. The independent consulting agreements provide for an original term of three years and payment of a consulting fee of $10,000 per month in the case of Stroke Consultants and approximately $5,000 per month in the case of Dr. Sherman. The independent consulting agreements contain certain non-compete and confidentiality provisions, including the requirement that neither consultant compete with Quintiles, Acquisition or their respective affiliates for the longer of three years from execution of the independent consulting agreement and one year period following the termination.

                     RIGHTS OF DISSENTING CVA STOCKHOLDERS

     Articles 5.12 through 5.13 of the TBCA entitle any CVA Stockholder as of the CVA Record Date who objects to the Merger and who follows the procedures prescribed by such Articles, in lieu of receiving the Quintiles Common Stock, to receive cash equal to the "fair value" of such stockholder's shares as determined by agreement or appraisal. Set forth below is a summary of the procedures relating to the exercise of the right to dissent as provided in the TBCA. The summary does not purport to be complete and is qualified in its entirety by reference to Articles 5.12 and 5.13 of the TBCA, which have been reproduced and attached hereto as Appendix D. FAILURE TO COMPLY WITH ANY OF THE REQUIRED STEPS MAY RESULT IN TERMINATION OF ANY SUCH RIGHT TO DISSENT THE STOCKHOLDER MAY HAVE UNDER THE TBCA.

     CVA Stockholders who follow the procedures set forth in Articles 5.12 and
5.13 of the TBCA may receive a cash payment equal to the fair value of their shares of CVA Common Stock and CVA Preferred Stock, determined as of the day preceding the Special Meeting, exclusive of any change in value arising from or in anticipation of the Merger. Unless all of the procedures set forth in Articles 5.12 and 5.13 of the TBCA are followed by a CVA Stockholder who wishes to exercise dissenters' rights, such stockholder will be bound by the terms of the Merger. To be entitled to a cash payment upon exercise of dissenters' rights, a stockholder must (i) file with CVA, prior to the Special Meeting, a written objection to the Merger, setting out that the stockholder's right to dissent will be exercised if the Merger is effected and giving the stockholder's address to which notice thereof shall be delivered or mailed in the event the Merger is consummated, (ii) not vote his shares in favor of the adoption and approval of the Merger and Merger Agreement and (iii) demand such cash payment in writing within ten days after the delivery or mailing by Quintiles of a notice that the Merger has become effective. The demand must state the number of shares of the CVA Common Stock and CVA Preferred Stock owned by the stockholder and the fair value of such shares as estimated by the stockholder. ANY STOCKHOLDER FAILING TO MAKE DEMAND WITHIN THE TEN-DAY PERIOD SHALL BE BOUND BY THE MERGER AGREEMENT AND THE MERGER. Within 20 days after demanding payment for his shares, each holder of certificates formerly representing shares of CVA Common Stock and CVA Preferred Stock so demanding payment shall submit such certificates to Quintiles for notation thereon that such demand has been made. The failure of holders of such certificates to do so shall, at the option of Quintiles, terminate such stockholders' rights to dissent unless a court of competent jurisdiction for good and sufficient cause shall otherwise direct.

     Within 20 days after receipt by Quintiles of a demand for payment made by a dissenting stockholder, Quintiles shall deliver or mail to the dissenting stockholder a written notice that either shall set out that Quintiles accepts the amount claimed in the demand and agrees to pay that amount within 90 days after the Effective Time, upon the surrender of the share certificates duly endorsed, or shall contain an estimate by Quintiles of the fair value of the shares of CVA Common Stock and CVA Preferred Stock, together with an offer to pay the amount of that estimate within 90 days after the Effective Time, upon receipt of notice within 60 days after the effective time of the Merger, from the stockholder that the stockholder agrees to accept that amount upon the surrender of the certificates duly endorsed.

     If within 60 days after the Effective Date Quintiles and the dissenting stockholder agree upon the value of the shares of CVA Common Stock and CVA Preferred Stock, payment for the shares shall be made by Quintiles within 90 days of the Effective Date. Upon payment of the agreed value the dissenting stockholder shall cease to have any interest in the shares of Quintiles.

     If, within the period of 60 days after the Effective Time, the stockholder and Quintiles do not so agree, the stockholder or Quintiles may, within 60 days after the expiration of such 60-day period, file a petition in any court of competent jurisdiction in Bexar County, Texas asking for a finding and determination of the fair value of the stockholder's shares of CVA Common Stock and CVA Preferred Stock. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to Quintiles and to the stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by Quintiles. Quintiles and all of its dissenting stockholders so notified shall be bound by the final judgment of such court.

     After hearing the petition, the court shall determine the stockholders who have complied with the provisions of Articles 5.12 and 5.13 of the TBCA and have become entitled to the valuation of and payment of their shares, and shall appoint one or more qualified appraisers to determine that value. In addition to having the power to examine the books and records of CVA, the appraisers shall afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares of CVA Common Stock and CVA Preferred Stock.

     The appraisers shall determine the fair value of the shares of the stockholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the stockholders entitled to payment for their shares and shall direct the payment of that value by Quintiles, together with interest thereon, to the date of such judgment, to the stockholder entitled to payment The judgment shall be payable to the holders of shares only upon, and simultaneously with, the surrender to Quintiles of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting stockholders shall cease to have any interest in those shares or in Quintiles. The court shall allow the appraisers a reasonable fee as court costs, and all costs shall be allocated between the parties in the manner that the court determines to be fair and equitable.

     Any stockholder who has demanded payment for his shares in accordance with the TBCA shall not thereafter be entitled to vote or exercise any other rights of a stockholder of Quintiles except the right to receive payment for his shares of CVA Common Stock and CVA Preferred Stock, in accordance with the TBCA and the right to maintain an appropriate action to obtain relief on the ground that the Merger would be or was fraudulent, and the respective shares of CVA Common Stock and CVA Preferred Stock for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of stockholders.

     Any stockholder who has demanded payment for his shares of CVA Common Stock and CVA Preferred Stock in accordance with the TBCA may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to the TBCA asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made, or, unless Quintiles shall consent thereto, after any such petition has been filed. If, however (i) such demand shall be withdrawn as hereinbefore provided, (ii) pursuant to the TBCA Quintiles shall terminate the stockholder's rights under the TBCA, (iii) no petition asking for a finding and determination of fair value of such shares of CVA Common Stock and CVA Preferred Stock, by a court shall have been filed within the time provided in the TBCA, or (iv) after the hearing of a petition filed pursuant to the TBCA, the court shall determine that such stockholder is not entitled to the relief provided by the TBCA, then, in any such case, such stockholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the Merger and shall be bound thereby, the right of such stockholder to be paid the fair value of his shares shall cease, and his status as a stockholder shall be restored without prejudice to any corporate proceedings that may have been taken during the interim, and such stockholder shall be entitled to receive any dividends or other distributions made to stockholders in the interim.

     A vote against approval and adoption of the Merger and the Merger Agreement will not satisfy the requirement for a written objection to approval and adoption of the Merger and the Merger Agreement or a written demand for payment of the "fair value" of the shares owned by a dissenting stockholder. Failure to vote against approval and adoption of the Merger and the Merger Agreement (for example, an abstention from voting) will not constitute a waiver of a stockholder's dissenters' rights.

     Exercise of the right to dissent under the TBCA may result in a judicial determination that the "fair value" of a dissenting stockholder's shares of CVA Common Stock and CVA Preferred Stock, is higher or lower than the shares of Quintiles Common Stock to be issued pursuant to the Merger.

     The TBCA provides that, in the absence of fraud in the transaction, the right to an appraisal as set forth above to a stockholder objecting to the Merger is the exclusive remedy for the recovery of the value of his shares or for money damages to such stockholder with respect to the Merger. If CVA complies with the requirements of the TBCA, any stockholder who fails to comply with the requirements of the TBCA shall not be entitled to bring suit for the recovery of the value of his shares or for money damages to the stockholder with respect to the Merger.

     THE FOREGOING DISCUSSION IS A SUMMARY OF THE MATERIAL PROVISIONS OF THE TBCA. CVA STOCKHOLDERS ARE STRONGLY ENCOURAGED TO REVIEW CAREFULLY THE FULL TEXT OF THE TBCA AS IT RELATES TO DISSENTERS' RIGHTS, WHICH IS INCLUDED AS APPENDIX D TO THIS PROXY STATEMENT/PROSPECTUS. THE PROVISIONS ARE DETAILED AND COMPLEX, AND A CVA STOCKHOLDER FAILING TO COMPLY STRICTLY WITH THEM MAY FORFEIT HIS DISSENTING STOCKHOLDER'S RIGHTS. ANY CVA STOCKHOLDER WHO INTENDS TO DISSENT FROM THE MERGER SHOULD REVIEW THE TEXT OF THOSE PROVISIONS CAREFULLY AND ALSO IS URGED TO CONSULT WITH HIS LEGAL ADVISER. NO FURTHER NOTICE OF THE EVENTS GIVING RISE TO DISSENTERS' RIGHTS OR ANY STEPS ASSOCIATED THEREWITH WILL BE FURNISHED TO CVA STOCKHOLDERS, EXCEPT AS INDICATED ABOVE OR OTHERWISE REQUIRED BY LAW.

     Any dissenting stockholder who perfects his right to be paid the fair value of his shares will recognize gain or loss, if any, for federal income tax purposes upon the receipt of cash for his shares. The amount of gain or loss and its character as ordinary or capital gain or loss will be determined in accordance with applicable provisions of the Code. See "The Merger -- Federal Income Tax Considerations."

     The stockholders of Quintiles are not required by law or otherwise to approve the Merger Agreement, and accordingly will not have dissenters' rights in connection with the Merger.

                    CERTAIN INFORMATION CONCERNING QUINTILES

     Quintiles is a leading provider of full-service contract research, sales and marketing services to the global pharmaceutical, biotechnology and medical device industries. Quintiles, through the use of its extensive information technology capabilities, provides a broad range of fully-integrated contract services in order to accelerate the time from discovery to peak market acceptance of a new therapy by offering traditional contract research services as well as contract sales and marketing services. In addition, Quintiles provides health economics and healthcare policy consulting and disease and health information management services to support the growing information needs of the healthcare industry. Since 1992, Quintiles' annual net revenue has increased from $96.3 million to $537.6 million in 1996, and during the same period, its annual net income available for common stockholders (excluding non-recurring costs) increased from $2.8 million to $32.1 million. During 1996, Quintiles provided services to 49 of the 50 largest pharmaceutical companies in the world as ranked by 1995 healthcare revenue and to the 11 largest biotechnology companies in the world as ranked by market capitalization in December 1996. As of March 31, 1997 Quintiles had over 50 offices located in 21 countries and approximately 8,251 employees.

     Since its inception in 1982, Quintiles has continued to expand the scope of its services and geographic presence to support the needs of its clients on a worldwide basis. Quintiles has implemented a number of strategic initiatives to broaden its array of services and create new opportunities for growth. In November 1996, Quintiles completed a business combination with Innovex, an international contract services organization specializing in managing the sales and marketing of drugs for pharmaceutical companies. Innovex enables Quintiles to complement its clinical research focus on obtaining regulatory approval with services designed to assist clients in achieving market penetration of new therapies. Also in November 1996, Quintiles acquired BRI, a leading international contract research firm specializing in medical device development and regulatory compliance consulting. In May 1996, Quintiles acquired the operating assets of Lewin-VHI, Inc., a nationally-recognized healthcare consulting firm, and formed a new subsidiary of Quintiles, The Lewin Group Inc. In February 1996, Quintiles acquired PMC Contract Research AB, a CRO located in Uppsala, Sweden, which has extensive clinical trials management expertise. During 1996, Quintiles added more than 20 new offices through acquisitions and internal growth and commenced construction of a 171,000 square foot clinical trial drug formulation, manufacturing, packaging and distribution facility in Bathgate, Scotland.

     Quintiles has created an organizational structure that enables it to fully integrate its broad range of contract services and cross-sell them more comprehensively. Quintiles' contract research services include clinical trial studies in Phases I through IIIa of drug development, clinical data management and biostatistical analysis, laboratory services, formulation and packaging of clinical trial drugs, pre-clinical services, regulatory affairs and medical device consulting. Quintiles' services for the perimarketing period, which Quintiles defines as the period from two years before to two years after regulatory approval, include clinical trial studies in Phases IIIb and IV, as well as pharmaceutical sales and marketing services. Quintiles' healthcare consulting services include health economics and healthcare policy consulting and disease and health information management services.

     Quintiles' focused strategy is to: (i) provide a broad array of fully-integrated contract services; (ii) offer specialized services in key therapeutic areas in order to facilitate an expedited drug development process;
(iii) expand its geographic presence to support the worldwide needs of the pharmaceutical, biotechnology and medical device industries; (iv) increase its penetration of contract sales and marketing services, particularly in the United States and Europe, by leveraging Quintiles' strong contract research presence in these markets; (v) extend its leadership position in information technology; and
(vi) capitalize on the growing importance of health economics and disease information management services in the healthcare industry.

     Quintiles competes in the CRO industry which typically provides independent product development services for the pharmaceutical, biotechnology and medical device industries. Companies in these industries are increasingly outsourcing product development services to CROs in order to manage the drug and medical device development process more efficiently and cost-effectively and to maximize the benefits in time and profit of patent-protected products. CROs manage clinical trials for drugs, provide scientific evaluations and analyze the results as required by the applicable regulatory authorities and provide similar services for the medical device industry. Quintiles also competes in the emerging contract sales industry which provides sales and marketing services on a contract basis to the pharmaceutical industry. The contract sales industry emerged in the 1980s, most notably in the United Kingdom where, Quintiles believes, regulatory cost containment pressures on pharmaceutical companies led such companies to outsource sales and marketing activities relating to product launch. Contract sales organizations assemble and train a contract sales force to help launch a pharmaceutical company's newly approved products. Quintiles believes that it is the leading company to couple contract research services with contract sales and marketing services.

     Quintiles' principal executive offices are located at 4709 Creekstone Drive, Riverbirch Building, Suite 300, Durham, North Carolina 27703-8411 and its telephone number is (919) 941-2000.

     Information about the business of Quintiles, its directors and executive officers, their business history, stock ownership, compensation and direct or indirect interests in certain transactions with Quintiles, information about the principal holders of Quintiles Common Stock and additional financial information not contained in this Proxy Statement/Prospectus is incorporated herein by reference from reports Quintiles files with the Commission. See "Incorporation of Certain Documents by Reference."

RECENT DEVELOPMENT

     On March 12, 1997, Quintiles completed a public offering of 5,520,000 shares of Quintiles Common Stock at a price per share of $62.875. Of the 5,520,000 shares sold, a total of 1,415,000 shares were sold by Quintiles. Proceeds to Quintiles, net of underwriting discounts and offering expenses, were approximately $84.6 million.

                       CERTAIN INFORMATION CONCERNING CVA

GENERAL

     CVA is a provider of CRO services for the pharmaceutical and biotechnology industries. CVA provides regulatory consulting and clinical testing services which complement the research and development departments of client companies, emphasize a high quality product and reduce product development time and cost. CVA believes it is a leader in providing clinical trials services related to stroke.

     CVA was founded as a provider of neurological clinical services to pharmaceutical and biotechnology companies. CVA's net revenue has grown from approximately $1.2 million in fiscal 1994 to $4.5 million in fiscal 1996. CVA has a limited client base with one client providing more than 62% of annual net revenue for fiscal 1996. CVA provides services internationally from one office in the U.S.

CVA'S SERVICES

     CVA assists clients with the design, implementation and management of drug or biologic clinical research studies by providing clients with high quality information to support regulatory submissions or post-marketing activities. CVA can manage a study or program through the entire process from initial application to final submission, or through any particular segment of that process. CVA's staff consists of project managers, clinical research associates, medical monitors, and data managers who work with each other and with clients to design study plans and monitor studies on a continuing basis. CVA's services include: protocol design and review; case report form design and printing; investigator identification and meetings; qualification and coordination; project management of clinical trials; clinical trial supplies management and distribution; patient recruitment; database design and construction; data entry and review/verification; data management; medical monitoring and serious adverse event management; statistical design and programming; and medical writing.

SALES AND MARKETING

     CVA markets and sells its services primarily through in-house sales. Historically, much of CVA's business has been initiated by telephone inquiries from potential clients. These contacts have typically been generated from CVA consultants with prior knowledge of CVA and from responses to presentations. Senior sales staff are assigned to handle these inquiries and try to generate business opportunities from them.

CONTRACTUAL ARRANGEMENTS

     CVA generally is awarded contracts based, among other things, upon its response to requests for proposal received from pharmaceutical and biotechnology companies. The contract may require CVA to design a protocol, conduct trials, analyze the results of one or more trials, or perform any combination or all of these services. Most contracts are fee for service (a majority of contracts) or fixed price. They are fixed task, multi-year contracts that require a portion of the contract amount to be paid at or near the time the trial is initiated. CVA generally bills its clients monthly. Frequently, CVA obtains additional revenue as a result of change orders to existing contracts. Project managers initiate change orders, subject to client approval, as additional tasks or requirements are determined over the course of the contract. CVA's contracts generally may be terminated with or without cause upon a specified notice period (usually 30 days) by the client. In the event of termination, CVA is typically entitled to all sums owed for work performed through the notice of termination and all costs associated with termination of the study. Loss of a large contract could adversely affect CVA's future revenue and profitability. Termination or delay in the performance of a contract occurs for various reasons, including, but not limited to, unexpected or undesired results, inadequate patient enrollment or investigator recruitment, production problems resulting in shortages of the drug, adverse patient reactions to the drug, or the client's decision to de-emphasize a particular trial.

COMPETITION

     CVA competes primarily with the pharmaceutical companies' in-house research departments, other CROs and teaching hospitals, many of which have substantially greater financial and other resources than CVA. The

CRO industry is highly fragmented, with approximately 20 full-service CROs and hundreds of small, limited-service providers. In recent years, however, competitive pressures have resulted in an increasing consolidation of the CRO industry, which is likely to produce heightened competition among the larger CROs for clients. Several large, full-service competitors have emerged, all of which have substantially greater capital and other resources, are better known and have more experienced personnel than CVA. CVA's competitors include Quintiles, Covance Inc., Pharmaceutical Product Development Inc., Chrysalis International Corp., ClinTrials Research, Inc., PAREXEL International Corp., IBAH, Inc., and PPD Pharmaco.

     The CRO industry is not capital intensive and the financial costs of entry into this industry as a small limited service provider are relatively low. However, the resources and expertise required to become a full-service CRO with global capabilities are significant and include highly trained personnel, offices in many countries, sophisticated information systems and expertise in managing complex clinical trials in multiple countries. CVA believes that clients choose a CRO based on several factors, the most important of which is the historical quality of the work performed for existing and former clients. Other factors include references from existing clients, ability to provide the services required for projects in specific therapeutic areas, and the price for the services performed. While the contract price is an important consideration, CVA believes the more important considerations are experience, reputation, availability of resources and timely completion.

GOVERNMENT REGULATION

     The clinical investigation of new pharmaceutical and biotechnology is highly regulated by governmental agencies. The purpose of U.S. federal regulations is to ensure that only those products which have been proven to be safe and effective are made available to the public. The FDA has set forth regulations and guidelines that pertain to applications to initiate trials of products, approval and conduct of studies, report and record retention, informed consent, applications for the approval of new conduct of studies, report and record retention, informed consent, applications for the approval of new products, and post-marketing requirements. Pursuant to FDA regulations, CROs that assume obligations of a drug sponsor are required to comply with applicable FDA regulations are subject to regulatory action for failure to comply with such regulations. CVA believes that many pharmaceutical and biotechnology companies do not have the staff and/or the available expertise to comply with all of the regulations and standards, and this has contributed and will continue to contribute to the growth of the CRO industry.

     The services provided by CVA are ultimately subject to FDA regulation in the U.S. and comparable agencies in other countries. CVA is obligated to comply with FDA regulations governing such activities as selecting qualified investigators, obtaining required forms from investigators, verifying that patient informed consent is obtained, monitoring the validity and accuracy of data, verifying drug/device accountability, and instructing investigators to maintain records and reports. CVA must also maintain records for each study for specified periods for inspection by the study sponsor and the FDA during audits. If FDA audits document a failure by a CRO to adequately comply with federal regulations and guidelines, significant sanctions could follow. In addition, failure to comply with applicable regulations could result in termination of ongoing research or the disqualification of data.

     The industry standard for conducting pre-clinical research and development is embodied in the Good Clinical Practices ("GCP") guidelines, which set standards ensuring the quality and integrity of the clinical development and testing process and protect the rights and safety of clinical subjects. The GCP guidelines have not been formally adopted as regulations by the FDA or its counterpart regulatory agencies outside the U.S. However, such authorities may from time to time require that clinical development studies be conducted in compliance with GCP, and both the FDA and foreign authorities have incorporated certain provisions of GCP in their regulations.

POTENTIAL LIABILITY AND INSURANCE

     CVA monitors the testing of new drugs on human volunteers pursuant to study protocols in Phase 2, 3 and 4 trials. Clinical research involves a risk of liability for personal injury or death to subjects from adverse reactions to the study drug, many of whom are seriously ill and are at great risk of further illness or death as a result of factors other than their participation in a trial. Additionally, although CVA's employees do not have direct contact with the participants in a clinical trial, CVA, on behalf of its clients, contracts with physicians who render professional services, including administration of the substance being tested, to such persons. Although CVA does not believe it is legally accountable for the medical care rendered by such third party physicians, it is possible that CVA could be held liable for bodily injury, death, pain and suffering, loss of consortium, other personal injury claims and medical expenses arising from any professional malpractice of such physicians. CVA maintains insurance to cover malpractice liability of physicians who are consultants of CVA.

     CVA believes that the risk of liability to subjects in clinical trials is mitigated by various regulatory requirements, including the role of institutional review boards ("IRBs") and the need to obtain each patient's informed consent. The FDA requires each human clinical trial to be reviewed and approved by the IRB at each study site. An IRB is an independent committee that includes both medical and non-medical personnel and is obligated to protect the interests of subjects enrolled in the trial. After the trial begins, the IRB monitors the protocol and the measures designed to protect subjects, such as the requirement to obtain informed consent.

     To reduce its potential liability, CVA obtains indemnity provisions in its contracts with clients and, in some cases, with investigators contracted by CVA on behalf of its clients. These indemnities generally do not, however, protect CVA against certain of its own actions such as those involving negligence or misconduct. Moreover, these indemnities are contractual arrangements that are subject to negotiation with individual clients, and the terms and scope of such indemnities vary from client to client and from trial to trial. CVA also, in some circumstances, indemnifies and holds harmless its clients and investigators against liabilities incurred by such parties due to the actions or inaction of CVA. Finally, since the financial performance of these indemnities is not secured, CVA bears the risk that an indemnifying party may not have the financial ability to fulfill its indemnification obligations. CVA could be materially and adversely affected if it were required to pay damages or incur defense costs in connection with a claim that is outside the scope of an indemnity or where the indemnity, although applicable, is not performed in accordance with its terms.

     CVA currently maintains an errors and omissions professional liabilities insurance policy in amounts it believes to be sufficient. There can be no assurance that this insurance coverage will be adequate, or that insurance coverage will continue to be available on terms acceptable to CVA.

INTELLECTUAL PROPERTY

     CVA believes that factors such as its ability to attract and retain high-skilled professional and technical employees and its project management skills and experience are significantly more important to its performance than are any intellectual property rights developed by it. CVA has developed, and continually develops and updates, certain computer software related methodologies. CVA seeks to maintain its rights in the software it develops through a combination of contract, copyright and trade secret protection.

FACILITIES AND EMPLOYEES

     At March 31, 1997, CVA had approximately 28 full-time employees in the U.S. CVA believes that its relations with its employees are good.

     CVA's performance depends on its ability to attract and retain a qualified management, professional, scientific and technical staff. Competition from both CVA's clients and competitors for skilled personnel is high. While CVA has not experienced any significant problems in attracting or retaining qualified staff to date, there can be no assurance CVA will be able to avoid these problems in the future.

     CVA owns no real estate. CVA leases approximately 14,000 square feet in San Antonio, Texas for its headquarters operations. CVA believes its current facilities are adequate for its existing operations.

LEGAL PROCEEDINGS

     From time to time CVA is involved in legal proceedings in the ordinary course of its business which are not anticipated to have a materially adverse effect on CVA's financial condition or results of operations. There are no current pending material legal proceedings in which CVA is involved.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CVA

RESULTS OF OPERATIONS

  Year 1996 Compared to Year 1995

     Net revenue for the year ended December 31, 1996 was $4.5 million as compared with $2.2 million for the year ended December 31, 1995. This represents a 111.4% increase and was due to continued expansion of certain CVA lines of service, new clients added and acquisition of new contracts.

     Direct costs increased 137.7% from $540,000 in 1995 to $1.3 million in 1996. This increase was in excess of CVA's growth in net revenue due to higher training costs and the cost of hiring new personnel. Direct costs as a percentage of net revenue increased from 25.1% in 1995 to 28.2% in 1996.

     General and administrative expenses increased 20.0% from $1.0 million in 1995 to $1.2 million in 1996. As a percentage of net revenue, general and administrative expenses decreased from 48.3% in 1995 to 27.3% in 1996. This decrease reflects CVA's efforts to control indirect costs in order to achieve economies of scale on an increasing revenue base.

     Operating income for the year ended December 31, 1996 was $1.9 million as compared with $517,000 for the previous year. This represents a 273.1% increase and was attributable primarily to the growth in net revenue and a $400,000 non-recurring contract performance bonus received in 1996.

     The Company's effective tax rate was 37.0% for 1996 as compared with 34.6% in 1995. The higher effective tax rate in 1996 was due to higher incremental state and federal income tax rates.

     The Company's net income increased by 264.6% to $1.3 million in 1996 from $348,000 in 1995. The increase is attributable principally to the increase in revenue and the decrease in general and administrative as a percentage of revenue. Net income as a percentage of net revenue increased from 16.2% in 1995 to 27.9% in 1996.

  Liquidity and Capital Resources

     CVA has financed its operations primarily through cash flow from operations. Cash flow from operations was approximately $65,000 for the year ended December 31, 1996, arising primarily from net income and non-cash charges against income for depreciation and amortization. Net cash flow from operations was approximately $615,000 in 1995.

     CVA had working capital of approximately $1.5 million at December 31,1996, as compared with $332,000 at December 31, 1995. CVA made capital expenditures totaling approximately $259,000 during the year ended December 31, 1996, principally to upgrade its computer technology. CVA has commitments and plans for approximately $450,000 in capital expenditures as of December 31, 1996. This amount will be funded from existing cash of CVA.

     CVA will depend on cash flow from operations to meet its future working capital requirements. CVA believes its cash flow from operations will be adequate to cover its short-term cash requirements. To the extent that CVA pursues acquisitions or geographic expansion, it may require additional cash beyond that provided by operations. CVA has no established lines of credit for bank borrowings.

  Inflation

     CVA does not believe that inflation has had a material effect on its results of operations during the past two years.

BENEFICIAL OWNERSHIP OF MANAGEMENT AND CERTAIN STOCKHOLDERS

  Ownership of Directors and Executive Officers

     The following table sets forth as of April 18, 1997 the number of shares of CVA Common Stock beneficially owned by each director and executive officer of CVA.

                                                                                       PERCENTAGE
                                                                   NUMBER OF            OF TOTAL
                                                                 COMMON SHARES        COMMON SHARES
BENEFICIAL OWNERS                                            BENEFICIALLY OWNED(1)     OUTSTANDING
-----------------                                            ---------------------    -------------
J.E. Campion(2)............................................          572,136              24.9%
Michael T. Dwyer(3)........................................          137,000               7.9%
David L. Edwards, Ph.D.(4).................................          530,000              30.7%
Robert Larson(2)...........................................          572,136              24.9%
John D. Platt..............................................          200,000              11.6%
All Directors and Executive Officers as a Group (5
  Persons)(5)..............................................        1,439,136              62.4%

---------------

(1) Based on 1,723,875 shares of CVA Common Stock outstanding on April 18, 1997. Pursuant to the rules of the Securities and Exchange Commission, certain shares of CVA Common Stock which a person has the right to acquire within 60 days pursuant to the exercise of stock options or conversion privileges are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The address of each of the persons named in the table is c/o CerebroVascular Advances, Inc., 9901 1H-10 West, Suite 400, San Antonio, Texas 78230.
(2) Represents shares of CVA Common Stock into which 523,810 shares of CVA Preferred Stock could be converted at the preferential rate set forth in CVA's Articles of Incorporation upon consummation of the Merger. Such shares are held by Woodside Fund III, an entity with which Messrs. Campion and Larson are affiliated.
(3) Includes 10,000 shares of CVA Common Stock which may be acquired upon the exercise of options granted under the CVA Option Plan, all of which will vest on May 1, 1997. Does not include 48,000 shares of CVA Common Stock which may be acquired upon the exercise of options granted under the CVA Option Plan, all of which will vest upon consummation of the Merger.
(4) Does not include 60,000 shares of CVA Common Stock which may be acquired upon the exercise of options granted under CVA's 1994 Stock Option Plan (the "CVA Option Plan"), all of which will vest upon consummation of the Merger.
(5) Includes 10,000 shares of CVA Common Stock which may be acquired upon the exercise of options granted under the CVA Option Plan, all of which will vest on May 1, 1997. Does not include 108,000 shares of CVA Common Stock which may be acquired upon the exercise of options granted under the CVA Option Plan, all of which will vest upon consummation of the Merger. Also includes 572,136 shares of CVA Common into which the shares of CVA Preferred Stock held by Woodside Fund III, are convertible.

  Ownership of Certain Other Beneficial Owners

     The following chart names all beneficial owners (other than directors and executive officers) of CVA's voting securities known to CVA to own more than 5% of CVA's voting securities as of April 18, 1997:

                                                   NUMBER OF      NUMBER OF     PERCENTAGE    PERCENTAGE
                                                   PREFERRED        COMMON          OF            OF
                                                     SHARES         SHARES        COMMON       PREFERRED
                                                  BENEFICIALLY   BENEFICIALLY     SHARES        SHARES
NAME AND ADDRESS OF BENEFICIAL OWNERS                OWNED         OWNED(1)     OUTSTANDING   OUTSTANDING
-------------------------------------             ------------   ------------   -----------   -----------
Woodside Fund III...............................    523,810        572,136(2)       24.9%          100%
     850 Woodside Drive
     Woodside, CA 94062
Justin A. Zivin, M.D., Ph.D.....................          0        500,000          29.0%            --
     1022 Santa Florencia
     Solana Beach, CA 92075
David G. Sherman, M.D.(3).......................          0        150,000           8.9%            --
     119 Warbler Way
     San Antonio, TX 78231

---------------

(1) Based on 1,723,875 shares of CVA Common Stock outstanding on April 18, 1997. Pursuant to the rules of the Securities and Exchange Commission, certain shares of CVA Common Stock which a person has the right to acquire within 60 days pursuant to the exercise of stock options or conversion privileges are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
(2) Represents shares of CVA Common Stock into which shares of CVA Preferred Stock could be converted at the preferential rate set forth in CVA's Articles of Incorporation upon consummation of the Merger.
(3) Includes 20,000 shares held as custodian and by certain members of Mr. Sherman's family.

  COMPARISON OF THE RIGHTS OF HOLDERS OF QUINTILES COMMON STOCK AND CVA COMMON
                                     STOCK

     If the Merger is consummated, stockholders of CVA, a Texas corporation, will become stockholders of Quintiles, a North Carolina corporation, and the rights of such stockholders will be governed by North Carolina law, including the North Carolina Business Corporation Act (the "NCBCA"), and by the Amended and Restated Articles of Incorporation and Bylaws of Quintiles, and will no longer be governed by Texas law, including the Texas Business Corporation Act (the "TBCA"), or by the Articles of Incorporation or Bylaws of CVA. Although it is not practical to compare all the differences between North Carolina law and applicable Texas law and between the governing documents of Quintiles and CVA, the following provides a summary of certain of those differences that may significantly affect the rights of the CVA Stockholders. This summary is qualified in its entirety by reference to the TBCA and the NCBCA and by the governing corporate instruments of Quintiles and CVA, to which stockholders of CVA are referred.

AUTHORIZED CAPITAL STOCK; BLANK STOCK PROVISION

     Quintiles' charter authorizes 200,000,000 shares of Quintiles Common Stock, which are of the same class. The charter also authorizes 25,000,000 shares of preferred stock, $.01 par value, and grants broad authority to the Quintiles Board of Directors to determine the voting powers, designations, preferences and rights of classes or series of such preferred stock without stockholder approval. Quintiles has no preferred stock outstanding at the date of this Proxy Statement/Prospectus. Subject to the rights of any preferred stock issued in the future, as determined by the Board of Directors or otherwise provided under North Carolina law, the holders of Quintiles Common Stock have one vote per share on all matters on which holders of Quintiles Common Stock are entitled to vote.

     CVA's Articles of Incorporation authorize 10,000,000 shares of CVA Common Stock, $.001 par value, which are all of the same class. The Articles also authorize 5,000,000 shares of Preferred Stock, $.001 par value, and grant broad authority to CVA's Board of Directors to determine the designations, preferences, limitations and relative rights, including voting rights, of each series of Preferred Stock without stockholder approval. Seven hundred thousand shares of Preferred Stock have been designated Series A Preferred Stock, of which 523,810 shares are issued and outstanding. The Series A Preferred Stock has certain dividend, liquidation, conversion and redemption rights. In addition, in the event the number of directors is increased beyond three directors, the holders of the Series A Preferred Stock have the right to elect a majority of the Board of Directors, and approval from the holders of shares representing at least two-thirds of the voting power of the Series A Preferred Stock (voting separately as a class) is required for CVA to effect any merger, amend its Articles of Incorporation or Bylaws, authorize, create or issue any additional shares of capital stock, declare dividends, redeem or purchase its capital stock or voluntarily dissolve or liquidate the company. The holders of the Series A Preferred Stock have the right to vote, in the same manner and with the same effect as the holders of CVA Common Stock, voting together with the holders of CVA Common Stock as one class, on all matters as to which the holders of CVA Common Stock are entitled to vote. On such matters which require a shareholder vote, each share of Series A Preferred Stock is entitled to the number of votes as shall equal the number of shares of CVA Common Stock into which each share of Series A Preferred Stock is then convertible. Subject to the rights of any other Preferred Stock issued in the future, as determined by the Board of Directors or otherwise provided under Texas law, the holders of CVA Common Stock have one vote per share on all matters on which the holders of CVA Common Stock are entitled to vote.

SIZE OF THE BOARD OF DIRECTORS

     Under North Carolina law, although changes in the number of directors in general must be approved by a majority of the outstanding shares, the board of directors may: (i) increase or decrease the number of directors by not more than 30% during any 12-month period or (ii) fix the exact number of directors within a stated range set forth in the articles of incorporation or bylaws. Quintiles' Articles of Incorporation set a range for Board size from nine to 15 members, and the Bylaws permit a majority of the Directors to approve changes in Board size within the range.

     Under the TBCA, the number of directors shall be fixed by the articles of incorporation or the bylaws, except as to the number of initial directors, which shall be fixed by the articles of incorporation.

     The TBCA further provides that the number of directors may be increased or decreased from time to time by amendment to, or in the manner provided in, the articles of incorporation or the bylaws, but no decrease shall have the effect of shortening the term of any incumbent director. At the first annual meeting of the stockholders and at each annual meeting thereafter, the holders of shares entitled to vote in the election of directors shall elect directors to hold office until the next succeeding annual meeting.

     CVA's Articles of Incorporation and Bylaws provide that the number of directors constituting the Board of Directors may be fixed by the Directors; provided, however, CVA shall not increase the maximum number of Directors constituting the Board of Directors to a number in excess of three without the written consent of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock and CVA Common Stock, consenting or voting together as a class.

CLASSIFIED BOARD OF DIRECTORS

     A classified board is one to which a certain number, but not all, of the directors are elected on a rotating basis each year. A North Carolina corporation may classify its board into two, three or four classes. A classified board makes changes in the board of directors, and thus potential changes in control of a corporation, a lengthier and more difficult process. The Quintiles Board of Directors currently is divided into three classes, each serving three year terms.

     Under the TBCA, a corporation's bylaws may provide for staggering the terms of directors by dividing the total number of directors into two or three groups. The terms of the members of the CVA Board of Directors are not staggered.

CUMULATIVE VOTING

     Cumulative voting permits a stockholder to cumulate his total stockholder votes for a single candidate in an election of directors. Under North Carolina law, the right to cumulative voting depends upon the date of incorporation and a corporation's status as a public or private company. Quintiles' stockholders are not entitled to cumulate their votes.

     The TBCA gives stockholders of a Texas corporation the right to cumulate their votes in the election of directors unless expressly prohibited in the corporation's articles of incorporation. The CVA Articles of Incorporation expressly deny cumulative voting rights to stockholders.

REMOVAL OF DIRECTORS; FILLING VACANCIES

     Pursuant to the Quintiles charter, the stockholders can remove a director only with the approval of two-thirds of the voting power of all shares entitled to vote in the election of directors, except that where a director was elected by the holders of one class or series of stock, or a group of such class or series, only the members of that voting group may participate to remove him. The Quintiles charter further specifies that only the Board of Directors may fill vacancies on the Board.

     The TBCA requires that the directors be removed in accordance with the provisions of the bylaws or the articles of incorporation. Otherwise, each director shall hold office for the elected term and until the successor shall have been elected and qualified. The bylaws or the articles of incorporation may provide that at any meeting of stockholders called expressly for the purpose of director removal, any director or the entire board may be removed, with or without cause, by a vote of the holders of a specified portion, not less than a majority, of the shares entitled to vote at an election of directors, subject to any further restrictions on removal that may be contained in the bylaws. CVA's Bylaws contain such a provision.

AMENDMENT OF CHARTER AND BYLAWS

     Quintiles' charter contains a provision that requires the approval of at least two-thirds of the stockholders who are entitled to vote in an election of directors in order to adopt an amendment to the charter. If, however, the proposed amendment is approved by a majority of the disinterested members of Quintiles' Board of Directors, then the amendment will only require the majority approval of the stockholders, or such greater percentage as required under North Carolina law. A disinterested director is defined as a member of the Board (1) who is not affiliated with a control person, was not nominated by a control person and was already on the Board when a control person acquired its controlling interest or (2) a successor to a disinterested director who is not affiliated with a control person, is not nominated by a control person and who is recommended by a majority of disinterested directors on the Board.

     Quintiles' Bylaws may be amended or repealed by two-thirds of the shares entitled to vote on such matter. The Bylaws also permit the Board of Directors to amend or repeal the bylaws, except that (1) a bylaw adopted, amended or repealed by the stockholders may not be readopted, amended or repealed by the Board of Directors unless they are authorized to do so by the charter or a bylaw adopted by the stockholders, (2) a bylaw that fixes higher quorum or voting requirements for the Board may not be adopted by less than the majority of the directors in office and may not later be amended by a vote or quorum less than required by that bylaw, (3) if a bylaw fixing higher voting or quorum requirements was originally adopted by the stockholders, only the stockholders may amend it unless the Bylaws otherwise permit its amendment or repeal by the Board of Directors.

     Under CVA's Articles, an amendment to the Articles of Incorporation or voluntary dissolution of CVA requires the approval of the holders of shares representing at least two-thirds of the voting power of the Series A Preferred Stock then outstanding, voting separately as a class, such approval to be in addition to the approval of the holders of two-thirds of the outstanding shares of CVA Common Stock as required by the TCBA. CVA's Bylaws may be altered, amended or repealed, or new Bylaws may be adopted, by a majority of the whole Board of Directors, subject to the approval of the holders of shares of Series A Preferred Stock representing at least two-thirds of the voting power of the Series A Preferred Stock, acting separately as a class.

POWER TO CALL SPECIAL MEETINGS OF STOCKHOLDERS

     Quintiles' Bylaws provide that special meetings of the stockholders may be called only by the Board of Directors, the Chairman of the Board, the President or the holders of 25% or more of the voting power of the outstanding shares of Quintiles stock.

     Under the TBCA, a special meeting of stockholders of a Texas corporation may be called by the president, the board of directors, such other persons authorized in the articles of incorporation or bylaws or by the holders of at least 10% of all the shares entitled to vote at the special meeting, unless the articles of incorporation provide for a greater or lesser percentage, not greater than 50%. CVA's Bylaws provide that the holders of at least 10% of all the votes entitled to be cast are eligible to call a special meeting.

STOCKHOLDER ACTION WITHOUT MEETING

     Under both the NCBCA and the TBCA, stockholders may act without a meeting if a consent in writing to such action is signed by all stockholders entitled to vote. In addition, both North Carolina and Texas law permit the articles of incorporation of a North Carolina or Texas corporation to provide that the stockholders may take action without a meeting if a consent in writing to such action is signed by the stockholders having the minimum number of votes that would be necessary to take such action at a meeting. Neither Quintiles' nor CVA's Articles contain such a provision.

STOCKHOLDER APPROVAL OF CERTAIN BUSINESS COMBINATIONS

     North Carolina has two primary anti-takeover statutes, the Shareholder Protection Act and the Control Share Acquisition Act, which govern the stockholder approval required for certain business combinations. As permitted by North Carolina law, Quintiles has opted-out of both these provisions. Quintiles' Articles of Incorporation provide that, in the absence of more restrictive requirements under applicable law, any "Business Combination" (as defined below) must be approved by either: (i) a majority of the Board of Directors, consisting of two-thirds of the full Board, or (ii) a supermajority of the shares, consisting of at least two-thirds of the shares entitled to vote thereon, and a majority of a quorum of the Board of Directors (but less than two-thirds of the full Board). This supermajority voting requirement is complemented by a "fair price" provision. Under the fair price provision in Quintiles' Articles of Incorporation, where a business combination is approved by a supermajority of the stockholders and a majority, but less than two-thirds, of the Board of Directors, stockholders who do not vote to approve the transaction can elect to sell their shares to the company for cash at a "fair price," as determined by a specified formula. "Business Combinations" that trigger the supermajority voting requirements generally include mergers, dispositions of all or substantially all of the corporation's assets, and transactions involving control persons, including combinations with control persons, other combination transactions entered at the behest of control persons or other transactions which would have the result of increasing a person's control of the corporation. A control person includes any person or entity which, together with its affiliates, owns or controls at least 10% of any class of Quintiles' equity (or securities convertible into equity), excluding those persons who obtained that level of control prior to January 1, 1994.

     Under the TBCA, stockholders have the right, subject to certain exceptions, to vote on all mergers to which the corporation is a party. In certain circumstances, different classes of securities may be entitled to vote separately as classes with respect to such mergers. In addition to the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote, under CVA's Articles, the affirmative vote of the holders of at least two-thirds of the voting power of the Series A Preferred Stock then outstanding, acting separately as a class, is required to approve a merger.

     The approval of the stockholders of the surviving corporation in a merger is not required under Texas law if (i) the corporation is the sole surviving corporation in the merger, (ii) there is no amendment to the surviving corporation's articles of incorporation, (iii) each stockholder holds the same number of shares in the surviving corporation immediately after the merger as prior thereto, and such shares have identical designations, preferences, limitations and relative rights, (iv) the voting power of the shares in the surviving corporation immediately after the merger, plus the voting power of the shares issued in the merger, does not exceed the voting power of the shares outstanding immediately prior to the merger by more than 20%, (v) the number of shares in the surviving corporation outstanding immediately after the merger, plus the shares issued in the merger, does not exceed the number of shares outstanding immediately prior to the merger by more than 20% and (vi) the board of directors of the surviving corporation adopts a resolution approving the plan of merger.

DIRECTORS' STANDARD OF CARE

     The NCBCA requires that a director of a North Carolina corporation discharge his duties as a director (a) in good faith, (b) with the care that an ordinarily prudent person in a like position would exercise under similar circumstances, and (c) in a manner he reasonably believes to be the best interests of the corporation.

     Except in cases of directors authorizing distributions prohibited by the TBCA or commencing business prior to the receipt of consideration of the value of at least $1,000 for the issuance of shares, in which case a director shall not be liable for taking such actions if they were made with good faith and ordinary care in reliance upon reports or information provided by experts, the TBCA does not prescribe a standard of care for directors.

INDEMNIFICATION AND LIMITATION OF LIABILITY

     North Carolina law permits a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or non-statutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative, because of the fact that such person was a director, officer, agent or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) and reasonable expenses incurred in connection with the proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, agent or employee
(i) conducted himself in good faith, (ii) reasonably believed (1) that any action taken in his official capacity with the corporation was in the best interest of the corporation or (2) that in all other cases his conduct at least was not opposed to the corporation's best interest, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the corporation's board of directors, a committee of directors, special legal counsel or the stockholders in accordance with the statute. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

     In addition to, and separate and apart from the indemnification described above under the statutory scheme, North Carolina law permits a corporation to indemnify or agree to indemnify any of its directors, officers, employees or agents against liability and expenses (including attorneys fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. Quintiles' Bylaws provide for indemnification to the fullest extent permitted under North Carolina law, provided, however, that Quintiles will indemnify any person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board of Directors. Accordingly, Quintiles may indemnify its directors, officers, and employees in accordance with either the statutory or non-statutory standard.

     North Carolina law requires a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was a party. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification.

     Finally, North Carolina law provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized under North Carolina law to indemnify such party. Quintiles currently maintains directors' and officers' insurance policies covering its directors and officers.

     As permitted by North Carolina law, Quintiles' Articles of Incorporation limits the personal liability of directors for monetary damages for breaches of duty as a director, provided that such limitation will not apply to (i) acts or omissions that the director at the time of the breach knew or believed were clearly in conflict with Quintiles' best interests, (ii) any liability for unlawful distributions under North Carolina law, (iii) any transaction from which the director derived an improper personal benefit or (iv) acts or omissions occurring prior to the date the provision became effective.

     Texas law permits a corporation to set limits on the extent of a director's liability. The TBCA permits a corporation to indemnify a director who is the defendant or respondent to a proceeding if such person (i) acted in good faith,
(ii) reasonably believed that his conduct was in the corporation's best interest if he was acting in his official capacity, and if he was not acting in his official capacity, that his conduct was not opposed to the best interests of the corporation and (iii) had no reason to believe his conduct was unlawful in the case of a criminal proceeding. Further, the TCBA allows a corporation to indemnify such director for the reasonable expenses actually incurred by him in connection with a proceeding finding the director in receipt of improper benefit or liable to the corporation. However, the TCBA prohibits indemnification in any proceeding where the director is found liable for willful or intentional misconduct in the performance of his duty to the corporation. CVA's Articles provide that a director of CVA shall not be liable to CVA or its stockholders for monetary damages for an act or omission in the director's capacity as a director, except for liability (i) for any breach of the director's duty of loyalty to CVA or its stockholders, (ii) for any act or omission not in good faith that constitutes a breach of duty of the director to CVA or any act or omission that involves intentional misconduct or a knowing violation of the law,
(iii) for any transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, or (iv) for any act or omission for which the liability of the director is expressly provided for by statute. In addition, the CVA Articles provide that to the extent that either the TCBA, the Texas Miscellaneous Corporation Laws Act or any other applicable Texas statute is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of CVA, in addition to the limitation on liability referenced above, shall be limited to the fullest extent permitted by such amended act.

DIVIDENDS AND REPURCHASES OF SHARES

     North Carolina law dispenses with the concepts of par value of shares as well as statutory definitions of capital, surplus and the like.

     Under North Carolina law, a corporation may not make any distribution (including dividends, whether in cash or other property, and redemptions or repurchases of its shares) if it would result in either: (i) the corporation being unable to pay its debts when they become due or (ii) the corporation's assets being less than the sum of its liabilities plus any preferential liquidation rights of stockholders. A director of a North Carolina corporation may be personally liable to the corporation to the extent that the amount of the distribution exceeds such permissible amounts if it is established that he did not perform his duties as a director in good faith with reasonable care in a manner which he believes to be in the best interests of the corporation. A director held liable for unlawful distributions is entitled to contribution from other directors voting in favor of the distribution and reimbursement from each stockholder of the amount which the stockholder accepted with knowledge that the distribution was unlawful.

     A Texas corporation may make distributions only out of surplus, which is defined as the excess of net assets of a corporation over its stated capital. Further, a Texas corporation may not make a distribution if after giving effect to the distribution, the corporation would be insolvent.

APPRAISAL RIGHTS

     Under North Carolina law, a stockholder of a corporation participating in certain major corporate transactions may, under varying circumstances be entitled to appraisal rights pursuant to which such stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. In North Carolina, appraisal rights are also available for certain amendments to a corporation's articles of incorporation.

     Stockholders of Texas corporations are entitled to exercise certain dissenters' rights in the event of a sale, lease, exchange or other disposition of all, or substantially all, of the property and assets of the corporation, a share exchange and, with the exceptions discussed below, a merger. In general, no stockholder vote is required for a sale of all or substantially all of the assets of a Texas corporation under Texas law as long as the corporation continues in business or applies a portion of the proceeds received in the sale to a new business.

     No appraisal rights are available under Texas law for the holders of any shares of a class or series of stock of a Texas corporation which is a party to a merger if that corporation survives the merger and if the merger did not require the vote of the holders of that class or series of such corporation's stock.

     Texas law also contains a provision which states that stockholders do not have appraisal rights in connection with a merger where, (i) on the record date fixed to determine the stockholders entitled to vote on the merger , the stock of the corporation is listed on a national securities exchange or is held of record by not less than 2,000 stockholders, and (ii) the stockholder is not required to accept for his shares any consideration other than (a) shares of stock of a corporation which, immediately after the effective date of the merger, are listed on a national securities exchange or are held of record by not less than 2,000 stockholders and (b) cash in lieu of fractional shares otherwise entitled to be received. See "Rights of Dissenting CVA Stockholders."

                                 LEGAL MATTERS

     Certain legal matters in connection with this offering will be passed upon for Quintiles by Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., 2500 First Union Capitol Center, Raleigh, North Carolina 27601.

                                    EXPERTS

     The consolidated financial statements of Quintiles as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, incorporated by reference herein from Quintiles' Annual Report on Form 10-K for the fiscal year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference herein which, as to the years 1995 and 1994, are based in part on the reports of other independent auditors. Such financial statements have been incorporated herein by reference in reliance upon such reports given upon authority of such firm as experts in accounting and auditing.

     The financial statements of CVA as of December 31, 1995 and for the year then ended have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. The financial statements of CVA as of December 31, 1996 and for the year then ended have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein. Such financial statements have been included herein in reliance upon such report given upon authority of such firm as experts in accounting and auditing.

                           FORWARD LOOKING STATEMENTS

     Information set forth in this Proxy Statement/Prospectus under the captions "Summary," "Risk Factors"and "Certain Information Concerning Quintiles" contains various "forward-looking statements" within the meaning of Section 27A of the 1933 Act, and Section 21E of the Exchange Act, which statements represent Quintiles' judgment concerning the future and are subject to risks and uncertainties that could cause Quintiles' actual operating results and financial position to differ materially. Such forward looking statements can be identified by the use of forward looking terminology, such as "may", "will", "expect", "anticipate", "estimate", "believe", or "continue" or the negative thereof of other variations thereof or comparable terminology.

     Quintiles cautions that any such forward-looking statements are further qualified by important factors that could cause the Company's actual operating results to differ materially from those in the forward looking statements, including without limitation, considerations described in connection with specific forward looking statements, factors set forth in this Proxy Statement/Prospectus under the caption "Risk Factors" and other cautionary elements specified in documents incorporated by reference in this Proxy Statement/Prospectus.

                         INDEX TO FINANCIAL STATEMENTS

                         CerebroVascular Advances, Inc.

                                                              PAGE
                                                              ----
Report of Independent Auditors..............................   F-2
Audited Financial Statements
  Balance Sheet as of December 31, 1996.....................   F-3
  Statement of Income for the year ended December 31,
     1996...................................................   F-4
  Statement of Shareholders' Equity for the year ended
     December 31, 1996......................................   F-5
  Statement of Cash Flows for the year ended December 31,
     1996...................................................   F-6
  Notes to Financial Statements.............................   F-7

Report of Independent Public Accountants....................  F-12
Audited Financial Statements
  Balance Sheet as of December 31, 1995.....................  F-13
  Statement of Income for the year ended December 31,
     1995...................................................  F-14
  Statement of Shareholders' Equity for the year ended
     December 31, 1995......................................  F-15
  Statement of Cash Flows for the year ended December 31,
     1995...................................................  F-16
  Notes to Financial Statements.............................  F-17

                         REPORT OF INDEPENDENT AUDITORS

The Shareholders
CerebroVascular Advances, Inc.

     We have audited the accompanying balance sheet of CerebroVascular Advances, Inc. as of December 31, 1996, and the related statements of income, shareholders' equity, and cash flows, for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CerebroVascular Advances, Inc. at December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Raleigh, North Carolina
February 12, 1997

                         CEREBROVASCULAR ADVANCES, INC.

                                 BALANCE SHEET
                               DECEMBER 31, 1996

                                 ASSETS
Current assets:
  Cash and cash equivalents.................................  $1,435,100
  Accounts receivable.......................................   1,311,436
  Prepaid expenses and other................................      66,889
  Note receivable from officer (Note 4).....................      33,000
                                                              ----------
Total current assets........................................   2,846,425
Property and equipment:
  Office furniture, fixtures and equipment..................     477,074
  Less accumulated depreciation.............................    (141,841)
                                                              ----------
                                                                 335,233
Other assets:
  Security deposit..........................................     108,000
  Organizational costs, net.................................       3,275
                                                              ----------
                                                                 111,275
                                                              ----------
          Total assets......................................  $3,292,933
                                                              ==========
                  LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  152,856
  Accrued expenses..........................................     307,353
  Income taxes payable......................................     549,275
  Unearned income (Note 3)..................................     358,640
                                                              ----------
Total current liabilities...................................   1,368,124
Series A, redeemable, convertible preferred stock, $.001 par value, 700,000 shares authorized, 523,810 shares issued
  and outstanding...........................................     200,000
Shareholders' equity:
  Common stock, $.001 par value, 10,000,000 shares
     authorized, 1,737,000 shares issued and 1,723,875
     shares outstanding.....................................       1,737
  Additional paid-in capital................................      27,654
  Retained earnings.........................................   1,695,943
  Treasury stock -- at cost, 13,125 shares..................        (525)
                                                              ----------
Total shareholders' equity..................................   1,724,809
                                                              ----------
          Total liabilities and shareholders' equity........  $3,292,933
                                                              ==========

                            See accompanying notes.

                         CEREBROVASCULAR ADVANCES, INC.

                              STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1996

Professional fee income.....................................  $7,573,026
Less reimbursed travel costs and investigator payments......  (3,027,475)
                                                              ----------
Net revenue.................................................   4,545,551
Costs and expenses:
  Direct costs..............................................   1,282,562
  General and administrative................................   1,243,206
  Depreciation and amortization.............................      89,652
                                                              ----------
                                                               2,615,420
                                                              ----------
Income from operations......................................   1,930,131
Interest income.............................................      84,107
                                                              ----------
Income before income taxes..................................   2,014,238
Income taxes................................................     745,362
                                                              ----------
Net income..................................................  $1,268,876
                                                              ==========
Net income per common share.................................  $     0.53
                                                              ==========

                            See accompanying notes.

                         CEREBROVASCULAR ADVANCES, INC.

                       STATEMENT OF SHAREHOLDERS' EQUITY
                               DECEMBER 31, 1996

                                COMMON STOCK      ADDITIONAL                 TREASURY STOCK
                             ------------------    PAID-IN      RETAINED    ----------------
                              SHARES     AMOUNT    CAPITAL      EARNINGS    SHARES    AMOUNT     TOTAL
                             ---------   ------   ----------   ----------   -------   ------   ----------
Balance at December 31,
  1995.....................  1,625,000   $1,625    $23,286     $  427,067   (13,125)  $(525)   $  451,453
  Exercise of stock
     options...............    112,000     112       4,368             --        --      --         4,480
  Net income...............         --      --          --      1,268,876        --      --     1,268,876
                             ---------   ------    -------     ----------   -------   -----    ----------
Balance at December 31,
  1996.....................  1,737,000   $1,737    $27,654     $1,695,943   (13,125)  $(525)   $1,724,809
                             =========   ======    =======     ==========   =======   =====    ==========

                            See accompanying notes.

                         CEREBROVASCULAR ADVANCES, INC.

                            STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1996

OPERATING ACTIVITIES:
  Net income................................................  $ 1,268,876
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................       89,652
     Loss on disposal of equipment..........................        9,545
     Change in operating assets and liabilities:
       Accounts receivable..................................   (1,211,761)
       Prepaid expenses and other...........................         (656)
       Accounts payable.....................................     (636,429)
       Accrued expenses.....................................      118,739
       Income taxes payable.................................      395,605
       Unearned income......................................       31,857
                                                              -----------
Net cash provided by operating activities...................       65,428
INVESTING ACTIVITIES:
  Acquisition of property and equipment.....................     (259,200)
                                                              -----------
  Net cash used in investing activities.....................     (259,200)
FINANCING ACTIVITIES:
  Principal payments under capital lease obligation.........       (4,175)
  Stock options exercised...................................        4,480
                                                              -----------
  Net cash provided by financing activities.................          305
Decrease in cash and cash equivalents.......................     (193,467)
Cash and cash equivalents at beginning of year..............    1,628,567
                                                              -----------
Cash and cash equivalents at end of year....................  $ 1,435,100
                                                              ===========
Supplemental cash flow information
Interest paid...............................................  $       526
                                                              ===========
Income taxes paid...........................................  $   349,758
                                                              ===========

                            See accompanying notes.

                         CEREBROVASCULAR ADVANCES, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

1. ACCOUNTING POLICIES

  Description of Business

     CerebroVascular Advances, Inc. (the "Company") was incorporated in February 1993 under the laws of the State of Texas. The Company is a specialized contract research organization providing integrated product development services on a global basis for the pharmaceutical and biotechnology industries. The Company complements the research and development departments of pharmaceutical and biotechnology sponsor companies by offering services designed to assure a high quality product and reduce drug development time and cost. The Company's professional services include clinical trials management, data management, biostatistical analysis, pre-clinical testing, study design and strategic, regulatory and health economics consulting.

     A summary of the Company's significant accounting policies follows:

  Revenue Recognition

     Revenue from fixed contracts is recorded as costs are incurred on the basis of the relationship between costs incurred and total estimated costs (percentage-of-completion method of accounting). The Company's exposure to credit loss in the event that payment is not received for revenue recognized is equal to the outstanding accounts receivable balance. Certain contracts contain provisions for price redetermination for cost overruns. Such redetermination amounts are included in service revenue when realization is assured and the amounts can be reasonably determined. In the period in which it is determined that a loss will result from the performance of a fixed contract, the entire amount of the estimated ultimate loss is charged against income.

  Unbilled Services and Unearned Income

     Unbilled services represent amounts for services that have been rendered but for which clients have not been billed. Unearned income represents prebillings for services not yet rendered.

  Property and Equipment

     Property and equipment are carried at historical cost. Depreciation is computed using the 200% declining balance method over estimated useful lives ranging from three to seven years.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Net Income Per Common Share

     Net income per common share has been computed using the weighted average number of common shares and common share equivalents outstanding during each period. Common equivalent shares are excluded from the computation in periods in which they have an anti-dilutive effect. For all periods presented, the difference between primary and fully diluted net income per common share is not significant. There were 2,398,427 weighted average shares outstanding at December 31, 1996.

  Investigator Payments

     Investigator payments are recognized as expense based upon patient enrollment over the life of the contract. Investigator payments are made based on predetermined contractual arrangements, which may differ from the

                         CEREBROVASCULAR ADVANCES, INC.

1. ACCOUNTING POLICIES -- (CONTINUED)
recognition of the expenses. Payments to investigators in excess of the expenses recognized are classified as prepaid expenses, and recognized expenses in excess of amounts paid are classified as accrued expenses.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  Long-Lived Assets

     The Company adopted Financial Accounting Standard Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("Statement 121") in the first quarter of 1996. The adoption of Statement 121 had no effect on the financial statements in 1996.

2. SIGNIFICANT CUSTOMERS

     Net revenue from individual customers greater than 10% of total net revenue is as follows:

Customer A..................................................   62%
Customer B..................................................   30%

     The majority of the Company's accounts receivable are with these customers. Management believes its customers are financially strong and the credit risk is minimal. Therefore, no reserve for doubtful accounts has been provided in the accompanying financial statements.

3. UNEARNED INCOME

     Unearned income on contracts was as follows:

Billings to date on uncompleted projects....................  $3,746,648
  Less revenue to date recognized...........................   3,388,008
                                                              ----------
                                                              $  358,640
                                                              ==========

4. NOTE RECEIVABLE

     Note receivable consists of the following at December 31, 1996:

Note due from officer, non-interest bearing.................  $33,000
                                                              =======

     Subsequent to year end, the officer repaid the entire balance due on this note.

5. LEASES

     The Company has leased office space and certain equipment under operating leases expiring at various dates through 2000. Some leases contain renewal options. Annual rental expense under these agreements was approximately $159,000 for the year ended December 31, 1996.

     Future minimum rentals as of December 31, 1996 for noncancelable operating leases are as follows:

1997........................................................  $241,428
1998........................................................   235,560
1999........................................................   219,070
2000........................................................    54,452
                                                              --------
                                                              $750,510
                                                              ========

                         CEREBROVASCULAR ADVANCES, INC.

6. ACCRUED EXPENSES

     Accrued expenses at December 31, 1996, consist of the following:

Compensation and payroll taxes..............................  $205,899
Other.......................................................   101,454
                                                              --------
                                                              $307,353
                                                              ========

7. STOCK OPTION PLAN

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     The Company's 1994 Incentive Stock Option Plan (the "Plan") provides for the grant of options to key employees, consultants and advisors of the Company for up to 375,000 shares of the Company's common stock. All options granted have 10 year terms and vest and become fully exercisable in either 2 or 4 years. The option price is established by the Board of Directors and may not be less than 100% of fair market value. The Plan imposes restrictions on the subsequent sale of shares. Unless otherwise provided, all options expire immediately upon termination of employment. The Plan, unless terminated by action of the Board of Directors at an earlier date, will terminate on October 1, 2004.

     Pro forma information regarding net income and earnings per share is required by Statement 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1995 and 1996: risk-free interest rates of 6%; a dividend yield of 0%; and a weighted-average expected life of the option of 10 years. The Company is a non-public company and therefore is permitted under Statement 123 to use a zero volatility factor of the expected market price of the Company's common stock. Therefore, "minimum" value of the common stock options is disclosed.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period of the options. The Company's pro forma information follows:

                                                                 1996
                                                              ----------
Net income..................................................  $1,268,876
Pro forma net income........................................  $1,267,169

     Because Statement 123 is applicable only to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until 1997.

                         CEREBROVASCULAR ADVANCES, INC.

7. STOCK OPTION PLAN -- (CONTINUED)
     A summary of the Company's stock option activity, and related information for the year ended December 31, 1996 follows:

                                                                           WEIGHTED-
                                                                            AVERAGE
                                                              OPTIONS    EXERCISE PRICE
                                                              --------   --------------
Outstanding -- beginning of year............................   284,500       $0.04
Granted.....................................................    23,775        1.57
Exercised...................................................  (112,000)       0.04
Canceled....................................................   (22,500)       0.04
                                                              --------       -----
Outstanding -- end of year..................................   173,775       $0.25
                                                              ========       =====
Exercisable -- end of year..................................     6,400       $0.04
                                                              ========       =====

     Exercise prices for options outstanding as of December 31, 1996 ranged from $0.04 to $2.65. The weighted-average remaining contractual life of those options is 8.1 years. At December 31, 1996, there were 89,230 options available for grant.

8. SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK

     The Company has designated 700,000 of its 5,000,000 authorized shares of preferred stock as Series A ("Series A"). Holders of Series A stock are entitled to receive noncumulative dividends if and when declared by the board of directors. Series A shares can be redeemed at the option of the Series A stockholder beginning March 1, 1998, and thereafter on March 1, 1999 and 2000, at $0.42 per share plus any declared, but unpaid dividends. The number of shares eligible for redemption is as follows: 33 percent in 1998; 50 percent in 1999; 100 percent in 2002.

     The Series A stockholder may convert Series A shares to common stock at any time on a basis of one share of preferred stock to one share of common stock. Series A shares provide for a liquidation value of $0.42 per share plus simple interest at 15 percent per annum and any declared, but unpaid dividends. Contingent accrued interest approximated $101,869 at December 31, 1996. The merger of the Company into or with another company shall at the election of the Series A stockholder, be deemed to be a liquidation and require the payment of the liquidation value plus accrued interest.

     Series A shares will be automatically converted to shares of common stock at the conversion price then in effect upon the closing of a public offering in which the aggregate gross proceeds are at least $5 million and in which the public offering price is at least $5 per share.

     The Series A stockholder is entitled to such number of votes per share as equal to the number of shares of common stock into which Series A shares are convertible and is entitled to vote on all matters which common stockholders may vote. In addition, the Series A stockholder has the right to elect a majority of the members of the Company's Board of Directors.

9. REPURCHASE OPTION

     Certain shares of common stock issued pursuant to the Plan and certain common stock shares sold to company employees, consultants and advisors are subject to vesting requirements (generally vesting occurs over a four-year period). Unvested shares are held in escrow until vesting requirements are met. The Company has the right to repurchase the nonvested shares at the original purchase price if the shareholder leaves employment of the Company or discontinues consulting activities with the Company. At December 31, 1996, 106,250 shares of common stock are nonvested and subject to repurchase options.

                         CEREBROVASCULAR ADVANCES, INC.

10. RELATED PARTY TRANSACTIONS

     The Company utilizes the business, medical and scientific expertise of outside consultants. Certain of these consultants are also shareholders of the Company. For the year ended December 31, 1996, $247,500 was paid to these shareholders pursuant to their consulting agreements.

11. INCOME TAXES

     Components of current income tax expense are as follows for the year ended December 31, 1996:

Federal.....................................................  $654,721
State.......................................................    90,641
                                                              --------
                                                              $745,362
                                                              ========

     As of December 31, 1996, the Company had no significant temporary differences that would result in deferred tax assets or liabilities.

     Tax expense at the Company's effective tax rate differed from tax expense at the statutory rate as set forth below:

Federal taxes at statutory rate.............................  $684,841
State and local income taxes net of federal benefit.........    60,173
Other.......................................................       348
                                                              --------
                                                              $745,362
                                                              ========

12. LETTER OF INTENT

     On November 22, 1996, the Company signed a non-binding letter of intent to exchange 100% of its outstanding common stock for 251,000 shares of Quintiles Transnational Corporation's common stock. The proposed transaction is subject to negotiation and execution of a definitive agreement and shareholder and other approvals.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
CerebroVascular Advances, Inc.:

     We have audited the accompanying balance sheet of CerebroVascular Advances, Inc. (a Texas Corporation) as of December 31, 1995, and the related statements of income, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CerebroVascular Advances, Inc. as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

San Antonio, Texas
April 22, 1996

                         CEREBROVASCULAR ADVANCES, INC.

                                 BALANCE SHEET
                               DECEMBER 31, 1995

                                 ASSETS
Current Assets
  Cash and cash equivalents.................................  $1,628,567
  Accounts receivable (Note 3)..............................      99,675
  Prepaid expenses..........................................      66,233
                                                              ----------
          Total current assets..............................   1,794,475
Property and Equipment
  Office furniture, fixtures and equipment..................     237,890
  Less accumulated depreciation.............................     (65,458)
                                                              ----------
                                                                 172,432
Other Assets
  Security deposit..........................................     108,000
  Organizational costs, net.................................       6,073
  Note receivable (Note 4)..................................      33,000
                                                              ----------
                                                                 147,073
                                                              ----------
          Total assets......................................  $2,113,980
                                                              ==========

                  LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Accounts payable..........................................  $  789,285
  Accrued expenses..........................................     188,225
  Unearned income (Note 3)..................................     326,783
  Current portion of capitalized lease obligations (Note
     5).....................................................       4,175
  Income taxes payable......................................     153,670
                                                              ----------
          Total current liabilities.........................   1,462,138
Long-Term Liabilities
  Capitalized lease obligations, less current maturities
     (Note 5)...............................................         389
                                                              ----------
          Total liabilities.................................   1,462,527
Redeemable, convertible preferred stock, Series A, $.001 par value, 700,000 shares authorized, 523,810 shares issued
  and outstanding...........................................     200,000
Shareholders' Equity
  Common stock, $.001 par value, 10,000,000 shares
     authorized, 1,625,000 shares issued and 1,611,875
     outstanding............................................       1,625
  Additional paid in capital................................      23,286
  Retained earnings.........................................     427,067
  Treasury stock -- at cost; 13,125 shares..................        (525)
                                                              ----------
          Total shareholders' equity........................     451,453
                                                              ----------
          Total liabilities and shareholders' equity........  $2,113,980
                                                              ==========

    The accompanying notes are an integral part of the financial statements.

                         CEREBROVASCULAR ADVANCES, INC.

                              STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1995

Professional fee income.....................................  $ 3,763,688
Less reimbursed travel and other costs......................   (1,613,045)
                                                              -----------
Net Revenue.................................................    2,150,643
Costs and expenses
  Direct costs..............................................      539,667
  General and administrative................................    1,037,777
  Depreciation and amortization.............................       55,907
                                                              -----------
                                                                1,633,351
                                                              -----------
Income from operations......................................      517,292
Other income
  Interest Income...........................................       80,351
                                                              -----------
Income before income taxes and extraordinary item...........      597,643
Income taxes................................................      206,962
                                                              -----------
Income before extraordinary item............................      390,681
Extraordinary loss, net of income tax benefit of $23,980
  (Note 11).................................................      (42,635)
                                                              -----------
Net Income..................................................  $   348,046
                                                              ===========
Earnings (loss) per common share:
  Before Extraordinary loss.................................  $      0.18
  Extraordinary loss........................................        (0.02)
                                                              -----------
          Total.............................................  $      0.16
                                                              ===========

    The accompanying notes are an integral part of the financial statements.

                         CEREBROVASCULAR ADVANCES, INC.

                       STATEMENT OF SHAREHOLDERS' EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                   COMMON STOCK       TREASURY STOCK    ADDITIONAL
                                ------------------   ----------------    PAID-IN     RETAINED
                                 SHARES     AMOUNT   SHARES    AMOUNT    CAPITAL     EARNINGS    TOTAL
                                ---------   ------   -------   ------   ----------   --------   --------
Balance at December 31,
  1994........................  1,625,000   $1,625        --   $  --     $23,286     $ 79,021   $103,932
  Purchase of treasury
     stock....................         --      --    (13,125)   (525)         --           --       (525)
  Net income for 1995.........         --      --         --      --          --      348,046    348,046
                                ---------   ------   -------   -----     -------     --------   --------
Balance at December 31,
  1995........................  1,625,000   $1,625   (13,125)  $(525)    $23,286     $427,067   $451,453
                                =========   ======   =======   =====     =======     ========   ========

    The accompanying notes are an integral part of the financial statements.

                         CEREBROVASCULAR ADVANCES, INC.

                            STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1995

Cash Flows From Operating Activities
Net income..................................................  $  348,046
Adjustments to reconcile net income to net cash provided by
  (used in) operating activities:
  Depreciation and amortization.............................      55,909
  (Increase) decrease in operating assets:
     Accounts receivable....................................      32,792
     Prepaid expenses.......................................     (23,423)
  Increase (decrease) in current liabilities:
     Accounts payable and accrued expenses..................     677,839
     Unearned income........................................    (476,621)
                                                              ----------
  Net cash provided by operating activities.................     614,542
Cash Flows From Investing Activities
  Purchase of certificate of deposit as security deposit for
     office space...........................................    (108,000)
  Acquisition of property and equipment.....................     (93,814)
                                                              ----------
  Net cash used in investing activities.....................    (201,814)
Cash Flows From Financing Activities
  Principal payments under capital lease obligation.........      (3,631)
  Purchase of treasury stock................................        (525)
                                                              ----------
  Net cash (used in) provided by financing activities.......      (4,156)
Increase in cash and cash equivalents.......................     408,572
Cash and cash equivalents at beginning of year..............   1,219,995
                                                              ----------
Cash and cash equivalents at end of year....................  $1,628,567
                                                              ==========
Cash paid for interest......................................  $    2,382
                                                              ==========
Cash paid for income taxes..................................  $   66,780
                                                              ==========

    The accompanying notes are an integral part of the financial statements.

                         CEREBROVASCULAR ADVANCES, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

1. ACCOUNTING POLICIES

  Description of Business

     CerebroVascular Advances, Inc. (the Company) was incorporated in February 1993 under the laws of the State of Texas. The Company is a specialized contract research organization providing integrated product development services on a global basis for the pharmaceutical and biotechnology industries. The Company complements the research and development departments of pharmaceutical and biotechnology sponsor companies by offering services designed to assure a high quality product and reduce drug development time and cost. The Company's professional services include clinical trials management, data management, biostatistical analysis, pre-clinical testing, study design and strategic, regulatory and health economics consulting.

     A summary of the Company's significant accounting policies follows:

  Revenue Recognition

     Revenue from fixed contracts is recorded as costs are incurred on the basis of the relationship between costs incurred and total estimated costs (percentage-of-completion method of accounting). Certain contracts contain provisions for price redetermination for cost overruns. Such redetermination amounts are included in service revenue when realization is assured and the amounts can be reasonably determined. In the period in which it is determined that a loss will result from the performance of a fixed contract, the entire amount of the estimated ultimate loss is charged against income.

  Unbilled Services and Unearned Income

     Unbilled services represent amounts for services that have been rendered but for which clients have not been billed. Unearned income represents prebillings for services not yet rendered.

  Property and Equipment

     Property and equipment are carried at historical cost. Depreciation is computed using the accelerated method over estimated useful lives ranging from three to seven years. The costs for regular maintenance and repairs are expensed as incurred.

  Net Income per Common Share

     Net income per common share is based on the weighted average number of shares of common stock outstanding during the year. There were 2,143,510 weighted average shares outstanding at December 31, 1995.

  Redeemable Convertible Preferred Stock Accounting

     In accordance with SEC rules and regulations, the Series A preferred stock has been reclassified from shareholders' equity and is presented between long-term liabilities and shareholders' equity in the accompanying balance sheet.

  Basis of Presentation and Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                         CEREBROVASCULAR ADVANCES, INC.

2. SIGNIFICANT CUSTOMERS

     One customer individually accounted for more than 90% of professional fee income. The majority of the Company's accounts receivable are with this customer. Management believes the customer is financially strong and the credit risk is minimal. Therefore, no reserve for doubtful accounts has been provided in the accompanying financial statements.

3. ACCOUNTS RECEIVABLE AND UNEARNED INCOME

     Accounts receivable as of December 31, 1995 consisted of the following:

Trade receivables -- billed.................................  $70,925
Interest receivable.........................................   24,939
Other.......................................................    3,811
                                                              -------
                                                              $99,675
                                                              =======

     Unearned income on contracts was as follows:

Revenue to date recognized on uncompleted projects..........  $ 3,823,108
  Less: billings to date....................................   (4,149,891)
                                                              -----------
                                                              $  (326,783)
                                                              ===========

4. NOTE RECEIVABLE

     Note receivable consists of the following at December 31, 1995:

Note due from officer, non-interest bearing.................  $33,000
                                                              =======

5. LEASES

     The Company has leased office space and certain equipment under operating leases expiring at various dates through 2000. Some leases contain renewal options. Rental expense under these agreements was approximately $113,305 for the year ended 1995.

     Future minimum rentals as of December 31, 1995 for noncancelable operating leases are as follows:

1996........................................................  $145,128
1997........................................................   134,284
1998........................................................   110,016
1999........................................................   107,408
2000........................................................    26,852
Thereafter..................................................         0
                                                              --------
                                                              $523,688
                                                              ========

     The following is a schedule of leased property under capital leases as of December 31, 1995:

Computer equipment..........................................  $4,564
  Less current maturities...................................   4,175
                                                              ------
                                                              $  389
                                                              ======

                         CEREBROVASCULAR ADVANCES, INC.

5. LEASES -- (CONTINUED)
     Future net minimum lease payments as of December 31, 1995 for capital leases are as follows:

1996........................................................  $5,124
1997........................................................     854
                                                              ------
                                                              $5,978
  Less executor costs (estimated)...........................     430
                                                              ------
Net minimum lease payments..................................  $5,548
  Less imputed interest.....................................     673
                                                              ------
Present value of minimum lease payments.....................  $4,875
                                                              ======

6. STOCK OPTIONS

     In September 1994, the Company established a Stock Option Plan (the "Plan"). The purpose of the Plan is to provide an incentive to key employees, consultants and advisors of the Company through the granting of stock options. The number of options granted under this plan may not exceed 375,000 shares of common stock. The option price is established by the Board of Directors and may not be less than 100 percent of fair market value. The Plan imposes restrictions on the subsequent sale of shares.

     Unless otherwise provided, all options expire immediately upon termination of employment. The Plan, unless terminated by action of the Board of Directors at an earlier date, will terminate on October 1, 2004.

     Information with respect to the Plan is as follows:

  Options outstanding December 31, 1994.....................  130,000
     Options granted........................................  154,500
                                                              -------
  Options outstanding December 31, 1995.....................  284,500
                                                              =======
  Option price at December 31, 1995.........................  $  0.04
                                                              =======
  Options exercisable at December 31, 1995..................   26,000
                                                              =======

     At December 31, 1995, there were 90,500 options available for grant. Subsequent to year end 50,000 options were exercised at an option price of $0.04.

7. REDEEMABLE CONVERTIBLE PREFERRED STOCK

     The Company has designated 700,000 of its 5,000,000 authorized shares of preferred stock as Series A (Series A). Holders of Series A stock are entitled to receive noncumulative dividends if and when declared by the board of directors. Series A shares can be redeemed at the option of the Series A stockholder beginning March 1, 1998, and thereafter on March 1, 1999 and 2000, at $0.42 per share plus any declared, but unpaid dividends. The number of shares eligible for redemption is as follows: 33 percent in 1998; 50 percent in 1999; 100 percent in 2002. Also, the Series A stockholder may convert Series A shares to common stock at any time on a basis of one share of preferred stock to one share of common stock. Series A shares provide for a liquidation value of $0.42 per share plus simple interest at 15 percent per annum and any declared, but unpaid dividends. Contingent accrued interest approximated $69,000 at December 31, 1995. Series A shares will be automatically converted to shares of common stock at the conversion price then in effect upon the closing of a public offering in which the aggregate gross proceeds are at least $5 million and in which the public offering price is at least $5 per share.

     The Series A stockholder is entitled to such number of votes per share as equal to the number of shares of common stock into which Series A shares are convertible and is entitled to vote on all matters which common

                         CEREBROVASCULAR ADVANCES, INC.

7. REDEEMABLE CONVERTIBLE PREFERRED STOCK -- (CONTINUED) stockholders may vote. In addition, the Series A stockholder has the right to elect a majority of the members of the Company's board of directors.

8. REPURCHASE OPTION

     Certain common stock shares issued pursuant to the Plan and certain common stock shares sold to company employees, consultants and advisors are subject to vesting requirements (generally vesting occurs over a four-year period). Unvested shares are held in escrow until vesting requirements are met. The Company has the right to repurchase the nonvested shares at the original purchase price if the shareholder leaves employment of the Company or discontinues consulting activities with the Company. At December 31, 1995, 396,875 shares of common stock are nonvested and subject to repurchase options.

9. RELATED PARTY TRANSACTIONS

     The Company utilizes the business, medical and scientific expertise of outside consultants. Certain of these consultants are also shareholders of the Company. For the year ended December 31, 1995, $239,232 was paid to these shareholders pursuant to their consulting agreements.

10. INCOME TAXES

     Components of current income tax expense are as follows for the year ended December 31, 1995:

Federal...................................................  $159,086
State.....................................................    23,896
                                                            --------
                                                            $182,982
                                                            ========

     As of December 31, 1995, the Company had no significant temporary differences that would result in deferred tax assets or liabilities.

11. EXTRAORDINARY ITEM

     During 1995 the Company changed its outside payroll service. This payroll service defrauded the Company by withdrawing funds totaling $66,615 from the Company's bank account and never depositing them with the Internal Revenue Service. Based on the Internal Revenue Code, the Company was still liable for these funds.

                                                                      APPENDIX A

                                MERGER AGREEMENT

================================================================================


                                MERGER AGREEMENT

                           Dated as of May 8, 1997

                                  by and among

                         QUINTILES TRANSNATIONAL CORP.,

                             CVA ACQUISITION CORP.,

             CERTAIN STOCKHOLDERS OF CEREBROVASCULAR ADVANCES, INC.

                                       and

                         CEREBROVASCULAR ADVANCES, INC.


================================================================================

                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----


ARTICLE I.........................................................................................................2
         1.1 The Merger...........................................................................................2
         1.2 Exchange Ratio.......................................................................................3
         1.3 Pooling of Interests.................................................................................4
         1.4 Payments Into Escrow.................................................................................4
         1.5 Closing..............................................................................................5
         1.6 Transaction Documents................................................................................5


ARTICLE II........................................................................................................5
         2.1 Ownership of Stock...................................................................................5
         2.2 Existence and Good Standing..........................................................................6
         2.3 Capital Stock........................................................................................6
         2.4 Power and Authority of the Company...................................................................6
         2.5 Subsidiaries and Investments.........................................................................7
         2.6 Financial Statements; No Material Changes; Budget and Projections....................................7
         2.7 Books and Records....................................................................................8
         2.8 Title to Properties; Encumbrances....................................................................9
         2.9 Tangible Assets......................................................................................9
         2.10 Real Property.......................................................................................9
         2.11 Leases..............................................................................................9
         2.12 Contracts..........................................................................................10
         2.13 Restrictive Documents..............................................................................10
         2.14 Litigation.........................................................................................11
         2.15 Taxes..............................................................................................11
         2.16 Independent Contractor Status......................................................................11
         2.17 Liabilities; Indebtedness..........................................................................12
         2.18 Insurance..........................................................................................12
         2.19 Intellectual Property..............................................................................13
         2.20 Licenses...........................................................................................13
         2.21 Compliance with Laws...............................................................................13
         2.22 Working Capital, Accounts Receivable...............................................................14
         2.23 Employee Relations.................................................................................14
         2.24 Employee Benefit Plans.............................................................................14
         2.25 Environmental Matters..............................................................................15
         2.26 Interests in Clients, Suppliers, Etc...............................................................17
         2.27 Bank Accounts, Powers of Attorney..................................................................17
         2.28 No Changes Since Balance Sheet Date................................................................17
         2.29 Disclosure.........................................................................................18
         2.30 Broker's or Finder's Fees..........................................................................18
         2.31 Matters Affecting Key Employees or Stockholders....................................................18
         2.32 Purchase for Investment............................................................................19
         2.33 Copies of Documents................................................................................19
         2.34 Absence of Certain Conditions......................................................................19
         2.35 Information for Registration Statement and Prospectus..............................................19
         2.36 FDA Debarment and Disqualification.................................................................20
         2.37 Client Relations...................................................................................20


ARTICLE III......................................................................................................20
         3.1 Existence and Good Standing of Purchaser and Acquisition; Power of Authority........................20
         3.2 Capital Stock.......................................................................................21
         3.3 Restrictive Documents...............................................................................21
         3.4 Reports.............................................................................................22
         3.5 Broker's or Finder's Fees...........................................................................22


ARTICLE IV.......................................................................................................22
         4.1 Conduct of Business of the Company..................................................................22
         4.2 Exclusive Dealing...................................................................................23
         4.3 Review of the Company...............................................................................24


ARTICLE V........................................................................................................25
         5.1 Opinion of the Stockholders' and the Company's Counsel..............................................25
         5.2 Good Standing and Other Certificates................................................................25
         5.3 No Adverse Change...................................................................................25
         5.4 Truth of Representations and Warranties.............................................................26
         5.5 Performance of Agreements...........................................................................26
         5.6 Performance Consistent with Budget and Projections..................................................26
         5.7 Net Worth...........................................................................................26
         5.8 No Litigation Threatened............................................................................26
         5.9 Escrow Agreement....................................................................................26
         5.10 Pooling Letter.....................................................................................27
         5.11 Opinions of Accountants............................................................................27
         5.12 Affiliates Letter..................................................................................27
         5.13 Governmental and Other Approvals and Consents......................................................27
         5.14 Employment Agreements..............................................................................27
         5.15 Resignations.......................................................................................27
         5.16 Intra-Company Debt.................................................................................27
         5.17 Current Employees..................................................................................28
         5.18 No Dissent.........................................................................................28
         5.19 Registration Statement.............................................................................28
         5.20 Execution by Stockholders..........................................................................28
         5.21 Total Number of Purchaser Shares...................................................................28


ARTICLE VI.......................................................................................................28
         6.1 Opinion of Purchaser's Counsel......................................................................28
         6.2 Truth of Representations and Warranties.............................................................28
         6.3 Governmental and Other Approvals and Consents.......................................................29
         6.4 Employment and Consulting Agreements................................................................29
         6.5 Performance of Agreements...........................................................................29
         6.6 No Litigation.......................................................................................29
         6.7 Total Number of Purchaser Shares....................................................................29
         6.8 Registration Statement..............................................................................29
         6.9 Nasdaq Quotation....................................................................................29

ARTICLE VII......................................................................................................30

                                    A-iii


         7.1  Non-Competition; Non-Interference..................................................................30
         7.2 Stock Transfer Restrictions and Related Matters.....................................................32
         7.3 Distribution to Limited Partners....................................................................33
         7.4 Approval of Transactions; Registration Statement....................................................33


ARTICLE VIII.....................................................................................................34
         8.1 Survival of Representations.........................................................................34
         8.2 Indemnification.....................................................................................34


ARTICLE IX.......................................................................................................37
         9.1 Expenses............................................................................................37
         9.2 Remedies Not Exclusive..............................................................................37
         9.3 Governing Law.......................................................................................37
         9.4 Further Assurances..................................................................................37
         9.5 Captions............................................................................................38
         9.6 Publicity...........................................................................................38
         9.7 Notices.............................................................................................38
         9.8 Parties in Interest.................................................................................39
         9.9 Counterparts........................................................................................39
         9.10 Entire Agreement...................................................................................39
         9.11 Construction of Certain Disclosures................................................................39
         9.12 Amendments.........................................................................................40
         9.13 Severability.......................................................................................40
         9.14 Third Party Beneficiaries..........................................................................40
         9.15 Termination of Agreement...........................................................................40
         9.16 Materiality Standard...............................................................................41
         9.17 Definitions........................................................................................41
         9.18 Arbitration........................................................................................42

EXHIBITS
     A         Plan of Merger
     B         Stockholder and Exchange Information
     C         Form of Escrow Agreement
     D         Form of Company's Pooling Letter
     E         Form of Affiliate Letter
     F-1       Form of Edwards Employment Agreement
     F-2       Form of Dwyer Employment Agreement
     G-1       Form of Zivin Consulting Agreement
     G-2       Form of Sherman Consulting Agreement
     H         Form of Purchaser Option Agreement

SCHEDULES
     2.3.      Capital Stock
     2.6.      Material Adverse Changes
     2.8.      Title to Properties; Encumbrances
     2.9.      Tangible Assets
     2.11      Leases
     2.12      Contracts
     2.13      Restrictive Documents
     2.14      Litigation
     2.16      Independent Contractors
     2.17      Indebtedness
     2.18      Insurance
     2.23      Employees
     2.24      Employee Benefit Plans
     2.26      Interests in Clients, Suppliers, Etc.
     2.27      Bank Accounts; Powers of Attorney
     2.28      Changes Since Balance Sheet Date
     2.37      Clients and Revenues
     4.1       Conduct of Business of the Company
     7.1       Non-Competition; Non-Interference

                                MERGER AGREEMENT


         THIS MERGER AGREEMENT (the "Agreement") is made and dated as of May 8, 1997, by and among QUINTILES TRANSNATIONAL CORP., a North Carolina corporation (the "Purchaser"), CVA ACQUISITION CORP., a North Carolina corporation and wholly-owned subsidiary of the Purchaser ("Acquisition"), CEREBROVASCULAR ADVANCES, INC., a Texas corporation (the "Company") and the stockholders of the Company signatory hereto (the "Principal Stockholders").

                                   WITNESSETH:
         WHEREAS, the parties hereto desire for Acquisition and the Company to engage in, and the Boards of Directors of the Purchaser, Acquisition and the Company have approved, the merger of the Company with and into Acquisition (the "Merger") upon the terms and subject to the conditions set forth herein and in the related Plan of Merger attached as Exhibit A hereto (the "Plan of Merger"); and

         WHEREAS, the Principal Stockholders are the owners of certain shares of the issued and outstanding Common Stock and Preferred Stock of the Company as set forth adjacent to their names on Exhibit B hereto (all of the issued and outstanding shares of Common Stock and Preferred Stock of the Company are sometimes referred to as the "Company Stock"); and

         WHEREAS, the parties intend and desire for the Merger to constitute a "pooling of interests" for the Purchaser's accounting purposes and a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, for income tax purposes;

         NOW, THEREFORE, in consideration of the premises, covenants and agreements set forth in this Agreement and of other good and valuable consideration, the receipt and legal sufficiency of which they hereby acknowledge, and intending to be legally bound, the parties agree as follows:

                                    ARTICLE I

   1.1   The Merger.
         (a) Upon the performance of all covenants and obligations of the parties contained herein and upon the fulfillment of all conditions to the obligations of the parties contained herein (other than such covenants, obligations and conditions as shall have been waived in accordance with the terms hereof), and in accordance with the North Carolina Business Corporation Act, as amended (the "NCBCA"), and the Texas Business Corporation Act, as amended (the "Texas Code"), at the Effective Time (as defined in subsection (b), below), the Company shall be merged with and into Acquisition in accordance with the Plan of Merger, the separate existence of the Company shall cease, and Acquisition shall be the surviving corporation (sometimes referred to herein as the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of North Carolina. The name of the Surviving Corporation shall be "Quintiles CVA, Inc."

         (b) The Merger shall be effected by the filing of articles of merger with the Secretaries of State of the States of North Carolina and Texas in accordance with the provisions of Article 11 of the NCBCA and Section 5.04 of the Texas Code, respectively. The Merger shall become effective at the time set forth in the articles of merger, which shall be filed contemporaneously with the closing conducted pursuant to Section 1.5 below. The time and date when the Merger shall become effective is referred to as the "Effective Time".

         (c) (i) For purposes of exchanging shares of Company Stock for shares of Common Stock of the Purchaser, pursuant to the Plan of Merger, and subject to the withholding and payments into escrow referred to in Section 1.4 below, the Purchaser shall issue and deliver to each of the stockholders of the Company listed on Exhibit B hereto (collectively, the "Stockholders" or individually, a "Stockholder"), and each such Stockholder shall accept from the Purchaser the number of shares (less any fractional share, which shall be eliminated) of Common Stock of the Purchaser determined by multiplying (i) the number of shares of Company Common Stock set forth opposite such Stockholder's name on Exhibit B hereto times the Exchange Ratio (as defined below) and (ii) the number of shares of Company Preferred Stock set forth opposite such Stockholder's name on Exhibit B hereto on a Common Stock equivalent basis as set forth on Exhibit B times the Exchange Ratio (as defined below).

             (ii) In respect of each outstanding option to purchase shares of Company Stock (as set forth in Exhibit B as Outstanding Company Options; each a "Company Option"), Purchaser shall cause to be granted at Closing to the holder thereof a substitute option on substantially similar terms (except with respect to the number of shares covered thereby and the exercise price thereof) to purchase shares of Common Stock of the Purchaser (a "Purchaser Option") which shall be exercisable (A) to purchase the number of shares of Common Stock of the Purchaser (less any fractional share, which shall be eliminated) determined by multiplying the shares of Company Stock then purchasable under each holder's Company Option by the Exchange Ratio and (B) at an exercise price per share of Common Stock of the Purchaser determined by dividing the exercise price per share of Company Stock under each holder's Company Option by the Exchange Ratio.

         1.2      Exchange Ratio.
                  (a)      Determination.
                           (i)  The Exchange Ratio shall be the number (rounded
to five decimal places) determined by dividing the Total Number of Purchaser Shares by the Company Base Capitalization.

                           (ii)  In the event that between the date of this
Agreement and the Closing, the Purchaser shall change the number of shares of Common Stock of the Purchaser that are issued and outstanding as a result of any stock split, stock dividend or similar recapitalization, the Average Share Price and the Total Number of Purchaser Shares (as defined below) shall each be proportionately adjusted correspondingly.

                  (b) Definitions. For purposes of this Section 1.2, the following capitalized terms shall have the respective meanings set forth below:

                           (i)  "Average Share Price" shall mean the average of
the closing prices per share of the Purchaser's Common Stock on the Nasdaq National Market (or such United States exchange on which the Purchaser's Common Stock may then be listed) for the aggregate of the ten trading days ending three trading days prior to the Closing Date.

                           (ii)  "Company Base Capitalization" means 2,469,781
shares of the Common Stock of the Company, including shares into which outstanding options are convertible and shares of Preferred Stock of the Company on a Common Stock equivalent basis.

                           (iii)  "Total Number of Purchaser Shares" shall mean:

                                    (A)  If the Average Share Price is between
$55.78 and $99.60 (inclusive), the Total Number of Purchaser Shares shall be 251,000.

                                    (B)  If the Average Share Price is greater
than $99.60, the Total Number of Purchaser Shares shall be the number (rounded to five decimal places) determined by dividing $25,000,000 by the Average Share Price; and

                                    (C)  If the Average Share Price is less
than $55.78, the Total Number of Purchaser Shares shall be the number (rounded to five decimal places) determined by dividing $14,000,000 by the Average Share Price.

         1.3 Pooling of Interests. The Purchaser and the Company intend for the transactions contemplated by this Agreement to qualify for "pooling of interests" treatment for purposes of the Purchaser's accounting. The Company acknowledges that the Purchaser expressed a preference to exchange shares of the Purchaser's voting Common Stock (as opposed to cash) for each Stockholder's shares of Company Stock.

         1.4 Payments Into Escrow.

                  (a) When making the issuances required by Section 1.1 above, and pursuant to the Plan of Merger and notwithstanding any provision therein to the contrary, the Purchaser shall withhold from each Stockholder and deliver to the Escrow Agent (as defined in the Escrow Agreement referred to below) ten percent of the Purchaser's Common Stock issuable in respect of each Stockholder's shares of Company Stock, to be held and distributed by the Escrow Agent pursuant to the terms of this Agreement and the Escrow Agreement attached as Exhibit C hereto (the "Escrow Agreement").

                  (b) J.E. Campion shall, by virtue of the Merger, be irrevocably appointed attorney-in-fact and authorized and empowered to act, for and on behalf of any or all of the Stockholders (with full power of substitution in the premises) in connection with the indemnity provisions of Article VIII as they relate to the Stockholders generally, the Escrow Agreement, and such other matters as are reasonably necessary for the consummation of the transactions contemplated hereby including, without limitation, to act as the representative of the Stockholders to review and authorize all claims authorized or directed by the Escrow Agreement and dispute or question the accuracy thereof (the above-named representative, as well as any subsequent representative of the Stockholders appointed by him or after his death or incapacity elected in accordance with the Escrow Agreement is referred to as the "Representative"). Each of the Purchaser and Acquisition shall be entitled to rely on such appointment and treat such Representative as the duly appointed attorney-in-fact of each Stockholder. Each Stockholder who votes in favor of the Merger pursuant to the terms hereof, by such vote, without any further action, and each Stockholder who receives shares of the

Purchaser's Common Stock in connection with the Merger, by acceptance thereof and without any further action, confirms such appointment and authority and acknowledges and agrees that such appointment is irrevocable and coupled with an interest.

         1.5 Closing. Consummation of the Merger and the other transactions contemplated by this Agreement and the Plan of Merger (the "Closing") shall take place at 10:00 a.m. on July 2, 1997 at the offices of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., Raleigh, North Carolina, or, if the Securities and Exchange Commission conducts a review of the Registration Statement (as defined in Section 7.4(b)), then the closing shall take place as soon as practicable after the satisfaction (or waiver, if permissible) of the conditions set forth in this Agreement (including the SEC having declared the Registration Statement effective), or at such other time and date as the Purchaser, the Company and the Representative shall designate in writing (such specified or other time and date, the "Closing Date").

         1.6 Transaction Documents. As used in this Agreement, the term "Transaction Documents" shall mean, collectively, this Agreement, the Plan of Merger (and any related articles or certificates of merger), the Escrow Agreement, the Employment Agreements, the Consulting Agreements (each as defined in Section 5.14 below) and all agreements, instruments, certificates and other documents executed or delivered in accordance with the terms of this Agreement or any other Transaction Document.

                                   ARTICLE II
               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS
                                 AND THE COMPANY

         The Company and the Principal Stockholders, jointly and severally with the Company and severally as among themselves, represent and warrant to the Purchaser and Acquisition, solely for the benefit of the Purchaser and Acquisition, and agree as follows:

         2.1 Ownership of Stock. As of the date of this Agreement, each Stockholder is the lawful owner of the number of shares of Company Stock listed opposite such Stockholder's name in Exhibit B hereto as "Number of Company Shares Held," free and clear of all liens, encumbrances, restrictions and claims of every kind. As of the Closing Date, each Stockholder will be the lawful owner of the number of shares of Company Stock listed opposite such Stockholder's name in Exhibit B hereto as "Number of Company Shares to be Transferred," free and clear of all liens, encumbrances, restrictions and claims of every kind, and such shares owned by the Stockholders shall represent an aggregate of not less than 100% of all issued and outstanding shares of Company Stock. Each Stockholder has, and as of the Closing Date each Stockholder will have, the full legal right, power and authority to enter into and deliver this Agreement and the other Transaction Documents to which such Stockholder is a party, perform such Stockholder's obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents to which any Stockholder is a party will constitute the valid and legally binding obligations of such Stockholder, enforceable against such Stockholder in accordance with their respective terms, subject to bankruptcy laws and equitable limitations. Each Stockholder is a resident of the State or other jurisdiction set forth adjacent to such Stockholder's name in Exhibit B.

         2.2 Existence and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. The Company has the power to own its property and to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing in the State of Texas, which is the only jurisdiction in which the character or location of the properties owned or leased by the Company or the nature of the business conducted by the Company makes such qualification necessary under applicable law, except to the extent that the failure to be so qualified and in good standing would not have a material adverse change in the condition, financial or otherwise, of the Company.

         2.3 Capital Stock. The Company has an authorized capitalization consisting of 10,000,000 shares of common stock, par value $.001 per share (the "Common Stock"), and 5,000,000 shares of preferred stock, par value $.001 per share ("the Preferred Stock"). As of the date of this Agreement, 1,723,875 shares of the Common Stock and 523,810 shares of the Preferred Stock, Series A, are issued and outstanding and are held by the Persons and in the amounts set forth in Schedule 2.3 attached hereto as "Shares Held as of Date of Agreement" and no other shares of the Company's capital stock are issued or outstanding. As of the Closing Date, 2,247,685 shares of the Company Stock will be issued and outstanding and held by the Persons and in the amounts set forth in Schedule 2.3 as "Shares Held as of Closing Date," and no other shares of the Company's capital stock will be issued or outstanding. All such outstanding shares so designated have been and will be on the designated dates duly authorized and validly issued and are and will be on the designated dates fully paid and nonassessable. Except as shown on Schedule 2.3 as "Rights Outstanding as of Date of Agreement" and "Rights Outstanding as of Closing Date," respectively, there are and will be on the designated dates no outstanding options, warrants, rights (pre-emptive or otherwise), calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of the capital stock of the Company, other than as contemplated by this Agreement.

         2.4 Power and Authority of the Company. The Company has all requisite power and authority to enter into and deliver this Agreement, the Plan of Merger and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Company's execution, delivery and performance of this Agreement, the Plan of Merger and the other Transaction Documents to which it is a party and the Company's consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all corporate, shareholder and other action required of the Company by applicable law, its articles of incorporation or bylaws. This Agreement, the Plan of Merger and the other Transaction Documents to which the Company is a party constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

         2.5 Subsidiaries and Investments. The Company does not (a) own, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in, (b) have the power to elect a majority of the board of directors or similar governing body of, or (c) have the power to direct the business of, any Person.

         2.6 Financial Statements; No Material Changes; Budget and Projections.

             (a) The Company has furnished the Purchaser with the balance sheets of the Company as of December 31, 1996 (the "Balance Sheet"), December 31, 1995 and December 31, 1994, and the related statements of income, shareholders' equity and cash flows for the years then ended, audited as to December 31, 1995 and 1994 and the years then ended by Arthur Andersen LLP and audited as to December 31, 1996 and the year then ended by Ernst & Young LLP. Further, the Company will provide prior to the Closing Date to the Purchaser, internally prepared and unaudited, a balance sheet and statement of operations for the Company for each of the one month periods ending January 31, 1997 and February 28, 1997 and thereafter, to the extent that the Closing Date occurs on or after the 20th day of a calendar month, an internally prepared and unaudited balance sheet and statement of operations for the prior month, all of which will be prepared on a basis consistent with the financial statements audited by Ernst & Young, LLP. All such financial statements, including the notes thereto, have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated, except that such unaudited financial statements do not contain notes and are subject to year-end audit adjustments, and are correct, complete, and consistent with the Company's books and records (which are correct and complete). The Balance Sheet and all such other balance sheets fairly present the financial condition of the Company at the respective dates thereof and reflect all claims against and all debts and liabilities of the Company, fixed or contingent, required to be reflected therein in accordance with generally accepted accounting principles, as at the respective dates thereof; and the related statements of income, shareholders' equity and cash flows fairly present the results of the operations of the Company and the changes in its financial position for the periods indicated. There are no intercompany transactions between the Company and any Stockholder (or any affiliate of any thereof) required to be reflected therein in accordance with generally accepted accounting principles, which are not disclosed in such financial statements. The Company's tangible net worth plus preferred stock (determined in accordance with generally accepted accounting principles) as of the date of this Agreement is not less than $1,900,000.

                  (b) Except as set forth on Schedule 2.6, since December 31, 1996 (the "Balance Sheet Date") there has been no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects of the Company, whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or other public force or otherwise, and no event has occurred or circumstance exists with respect to the Company (rather than the contract research organization industry in general) that may result in such a material adverse change.

                  (c) The Company has furnished the Purchaser with true and complete copies of the Company's financial projections for the year 1997, together with the assumptions upon which such projections are based, and its estimate, based upon such assumptions, is that such projections will equal at least 90% of the Company's actual revenue and operating profit for the projected period. All such projections and the foregoing estimate were prepared and made in good faith with no intent to deceive.

                  (d) The Company's backlog (calculated in good faith based on fee payments anticipated to be received under letters of intent and legally binding written agreements for the provision of services to third parties and the other assumptions described in Schedule 2.6) ("Backlog") as of the Balance Sheet Date was at least $8,206,000, of which at least $4,801,000 is estimated to be attributable to the 12-month period ended December 31, 1997. The Company has delivered to the Purchaser a true and correct report describing such Backlog on
Schedule 2.6.

         2.7 Books and Records. The minute books of the Company, as previously made available to the Purchaser and its representatives, contain accurate records of all meetings of and corporate action taken by the shareholders and Board of Directors (including committees thereof) of the Company and none of the Company's records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company.

         2.8 Title to Properties; Encumbrances. Except as set forth in Schedule
2.8 and except for properties and assets which have been sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date, the Company has good, valid and indefeasible title to (a) all of its properties and assets (real and personal, tangible and intangible), including without limitation all of the properties and assets reflected in the Balance Sheet, except as indicated in the notes thereto, and (b) all of the properties and assets purchased by the Company since the Balance Sheet Date; in each case subject to no encumbrance, lien, security interest, mortgage, pledge, charge or other restriction of any kind or character, except for (i) liens reflected in the Balance Sheet, (ii) liens or limitations on the use of real property or irregularities in title thereto which do not detract from the value of, or impair the use of, such property by the Company in the operation of its business, (iii) liens for current taxes, assessments or governmental charges or levies on property not yet due and delinquent, (iv) liens described in Schedule
2.8 and (v) inchoate liens arising in the ordinary course of business with respect to matters not yet due and delinquent (liens of the types described in clauses (i), (ii), (iii), (iv) and (v) above are sometimes referred to as "Permitted Liens").

         2.9 Tangible Assets. Schedule 2.9 contains an accurate and complete list of all tangible assets of the Company, whether owned or leased (as so indicated), having a value (individually or in the aggregate with other like items) in excess of $5,000. The tangible assets listed in Schedule 2.9 are in a state of good maintenance and repair, are adequate and suitable for the purposes for which they are currently being used and constitute all of the tangible assets (having such value) used in or necessary to conduct the Company's business as currently conducted.

         2.10 Real Property. The Company does not currently own, and has not at any time owned, in whole or in part, any interest in any real property.

         2.11 Leases. Schedule 2.11 attached hereto contains an accurate and complete list of each lease to which the Company is a party (as lessee or lessor). Each lease set forth in Schedule 2.11 (or required to be set forth in
Schedule 2.11) is in full force and effect; all rents and additional rents due to date on each such lease have been paid; in each case, the lessee is in peaceable possession and is not in default thereunder, and no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by the lessor; and there exists no event of default or event, occurrence, condition or act (including the transactions contemplated by this Agreement) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default under such lease. The property leased by the Company is in a state of good maintenance and repair and is reasonably adequate and suitable for the purposes for which it is presently being used.

         2.12 Contracts. Except as set forth in Schedule 2.12 the Company neither has nor is bound by (a) any agreement, contract or commitment relating to the performance by the Company of services for or on behalf of any person or entity, (b) any agreement, contract or commitment relating to the engagement as an independent contractor or employment of any person by the Company, or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement or other employee benefit plan, (c) any agreement, indenture or other instrument which contains restrictions with respect to the payment of dividends or any other distribution in respect of the Company's capital stock, (d) any agreement, contract or commitment relating to capital expenditures, (e) any loan or advance to, or investment in, any Person or any agreement, contract or commitment relating to the making of any such loan, advance or investment, (f) any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for collection in the ordinary course of business), (g) any management service, consulting or any other similar type contract, (h) any agreement, contract or commitment limiting the freedom of the Company to engage in any line of business or any geographic area, or to compete with any Person, (i) any agreement, contract or commitment which involves payments by the Company of $20,000 or more or (j) any agreement, contract or commitment which might reasonably be expected to have a potential adverse impact on the business or operations of the Company. Each contract or agreement set forth in Schedule 2.12 (or required to be set forth in Schedule 2.12) is in full force and effect, and no Stockholder or the Company has received any notice or other communication asserting the actual or alleged existence of any, default or event of default or event, occurrence, condition or act (including the consummation of the transactions contemplated by this Agreement) which, with the giving of notice, the lapse of time or the occurrence of any other event or condition, would become a default or event of default thereunder. None of the Stockholders nor the Company has violated any of the terms or conditions of any contract or agreement set forth in Schedule 2.12 (or required to be set forth in Schedule 2.12), in any material respect.

         2.13 Restrictive Documents. Except as set forth in Schedule 2.13, the Company is not subject to, or a party to, any charter, bylaw, mortgage, lien, lease, license, permit, agreement, contract, instrument, law (including without limitation the Worker Adjustment and Retraining Notification Act, as amended), rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which would be violated by, prevent or impair (whether by acceleration of any liability, creation of any lien or encumbrance or otherwise) the consummation of the transactions contemplated by this Agreement or any other Transaction Document or compliance by the Company with the terms, conditions and provisions hereof or thereof or present or continued operation of the Company's business after the date hereof or the Closing Date on substantially the same basis as heretofore operated or which would restrict the ability of the Company to acquire any property or conduct business in any area.

         2.14 Litigation. Except as set forth in Schedule 2.14, there is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding or investigation by or before any governmental or other instrumentality or agency pending or, to the Knowledge of the Company, threatened, against or affecting the Company, or any affiliate of the Company or any of their respective properties or rights which could affect the right or ability of the Company to carry on its business as now conducted, or which could have a material adverse effect on the Company; and the Company is not aware of any basis for any such action, proceeding or investigation. Neither the Company nor any of its affiliates is subject to any judgment, order or decree entered in any lawsuit or proceeding which may affect any of the Company's operations or business practices, or the ability of the Company to acquire any property or conduct business in any area.

         2.15 Taxes. The Company has filed or caused to be filed, within the times and manners prescribed by law, all federal, state, local and foreign tax returns and tax reports which are required to be filed by, or with respect to, the Company. True and complete copies of all such returns have been provided to the Purchaser. Such returns and reports reflect accurately all liability for taxes of the Company for the periods covered thereby. All federal, state, local and foreign income, profits, franchise, sales, use, occupancy, excise and other taxes and assessments (including interest and penalties) payable by or due from the Company have been fully paid or adequately disclosed and fully provided for in the books and financial statements of the Company. The federal income tax liability of the Company has been finally determined by the Company for all fiscal years to and including the fiscal year ended December 31, 1996. No examination of any tax return of the Company is currently in progress. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of the Company.

         2.16 Independent Contractor Status. Schedule 2.16 sets forth a complete list of the Persons, including without limitation all investigators and monitors or clinical research associates and other study personnel, engaged by the Company in the last three years to render management, consulting, research, investigative or similar services to the Company as an independent contractor (collectively, the "Company Contractors"). The Company has previously provided to the Purchaser true and complete copies of each and every agreement between the Company and any Company Contractor. Each Company Contractor is and at all times has been an independent contractor to, and not an employee of, the Company for purposes of all applicable federal and state income tax withholding requirements and otherwise.

         2.17     Liabilities; Indebtedness.

                  (a) Except as described in Schedule 2.17, there are no liabilities, obligations or indebtedness of or claims against the Company, whether known or unknown, due or not yet due, asserted or unasserted (whether or not probable of assertion), actual or potential, choate or inchoate, fixed, contingent, or otherwise, arising from, or in connection with, or based upon acts, omissions, events, things, facts, conditions, matters or occurrences existing, occurring or taking place on or before the Closing Date, whether or not discovered, known, asserted, expected or contemplated by any party or third party, or in any way choate on the Closing Date and the Purchaser shall not suffer or be subject to any Losses (as defined in Section 8.2(a), below) arising from the foregoing, whether such Losses occur before or after the Closing Date, except: (i) those liabilities as set forth in the Balance Sheet or referred to in the notes thereto, and (ii) non-material liabilities incurred subsequent to the Balance Sheet Date and prior to Closing in the ordinary course of business. The Company is not in default in respect of the terms or conditions of any indebtedness.

                  (b) Schedule 2.17 is a complete and correct listing of all (i) existing indebtedness for money borrowed of the Company, (ii) guarantees of the Company and (iii) letters of credit and other credit enhancements extended to the Company (all obligations described by (i) through (iii) being referred to herein as "Indebtedness"). The Company has performed and is in compliance with all of the terms of such Indebtedness and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, a determination of materiality, the satisfaction of any other condition or any combination of the foregoing, would constitute such a default or event of default, exists with respect to any such Indebtedness.

         2.18 Insurance. Set forth in Schedule 2.18 is a complete list of insurance policies which the Company maintains with respect to its business, properties and employees, together with a description of all claims made thereon in excess of $10,000, except with respect to the Company's group medical insurance policies for which there are listed claims made thereon in excess of $20,000 for the preceding two years. Such policies are in full force and effect and, to the Knowledge of the Company, are free from any right of termination on the part of the applicable insurance carriers. There are no outstanding unpaid premiums except in the ordinary course of business, and the Company has not received any notice of cancellation or non-renewal of any such policy. Except as set forth in Schedule 2.18, the Company is not aware of any risks, situations, occurrences or other matters which have been disclosed, or should have been disclosed, to insurance carriers or brokers in connection with any applications for insurance except to the extent that any such failure to disclose would not reasonably affect coverage under such insurance. Since January 1, 1995, there has not been any material adverse change in the relationship of the Company with its insurers or in the premiums payable pursuant to such policies. There exists no event of default or event, occurrence, condition or act (including the transactions contemplated by this Agreement) which, with the giving of notice, the lapse of time or the happening of any further event or condition would become a default under any such policy or give rise to, and the Company has no anticipation of, any termination or cancellation thereof. The Company has been covered by one or more policies of insurance of the types described in Schedule 2.18 continuously since the commencement of their operations for all services provided by them at any time.

         2.19 Intellectual Property. The Company has no rights under any Intellectual Property (as defined below). No claim adverse to the interests of the Company in any Intellectual Property has been made in litigation. To the Knowledge of the Company, no such claim has been threatened or asserted, no basis or alleged basis exists for any such claim, and no Person has infringed or otherwise violated the Company's right in any Intellectual Property. The Company has not infringed at any time upon the valid Intellectual Property rights of another, and no litigation is pending wherein the Company is accused of infringing or otherwise violating the Intellectual Property right of another, or of breaching a contract conveying rights under Intellectual Property. No such claim has been asserted or threatened against the Company, nor to the Knowledge of the Company are there any facts that would give rise to such a claim. For purposes of this Section 2.19, "Intellectual Property" means domestic and foreign patents, patent applications, registered and unregistered trademarks and service marks, registered and unregistered copyrights, computer programs and databases, trade secrets and proprietary information.

         2.20 Licenses. The Company owns or otherwise lawfully uses each license, franchise, permit, right and other authorization (collectively, "Licenses") necessary or required by applicable law to conduct its business as conducted as of the date of this Agreement, free and clear of all liens, encumbrances, restrictions and claims of every kind. All of the Company's Licenses are in full force and effect, not subject to any current default or right of cancellation, termination or revocation.

         2.21 Compliance with Laws. The Company is and at all times has been in compliance with all applicable laws, regulations, orders, judgments and decrees. There exists no event, occurrence, condition or act which, with the giving of notice, the lapse of time or the occurrence of any further event or condition would constitute a violation of any applicable law, regulation, order, judgment or decree. Neither the Company nor any of its affiliates, nor any Person acting for or on behalf of any thereof has at any time made or participated in any bribe, kickback or illegal payment.

         2.22 Working Capital, Accounts Receivable. The amount of all accounts receivable, unbilled invoices and other debts due or recorded in the respective records and books of account of the Company as being due to the Company as at the Closing Date (less the amount of any provision or reserve therefor made in the respective records and books of account of the Company) will, subject to bankruptcy and equitable limitations, be good and collectible in full in the ordinary course of business and in any event not later than 240 days after the Closing Date; and none of such accounts receivable or other debts is or will at the Closing Date be subject to any counterclaim or set-off except to the extent of any such provision or reserve. There has been no material adverse change since the Balance Sheet Date in the amount of accounts receivable or other debts due the Company or the allowances with respect thereto, or accounts payable of the Company, from that reflected in the Balance Sheet.

         2.23 Employee Relations. Schedule 2.23 contains an accurate list of all of the Company's employees, showing for each his or her position, date of employment, 1996 compensation, and current annualized salary. The Company is in substantial compliance with all federal, state and other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and labor practices. No unfair labor practice complaint against the Company is pending before the National Labor Relations Board or any other governmental authority. There is no labor strike, slowdown or stoppage actually pending or threatened against or involving the Company. No representation question exists respecting the employees of the Company. No grievance which might have an adverse effect upon the Company or the conduct of its respective business exists, no arbitration proceeding arising out of or under any collective bargaining agreement is pending, and no claim therefor has been asserted. No collective bargaining agreement is currently being negotiated by the Company. The Company has not experienced any labor strike, slowdown or stoppage during the last three years. None of the employees designated by Purchaser with an asterisk on Schedule 2.23 has expressed or communicated to the Company any intent to leave or contemplation of leaving the Company's employ. To the Knowledge of the Company, there has not been any adverse change in relations with employees of the Company as a result of any announcement or the consummation of the transactions contemplated by this Agreement.

         2.24     Employee Benefit Plans.

                  (a) Set forth in Schedule 2.24 is an accurate and complete list of all employee benefit plans of any variety whatsoever (the "Employee Benefit Plans"), including without limitation any within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA") (whether or not any such Employee Benefit Plans are otherwise exempt from the provisions of ERISA), established, maintained or contributed to by or with respect to the Company at any time. The Company has provided the Purchaser with true and complete copies of all documents governing or relating to each such Employee Benefit Plan.

                  (b) Each Employee Benefit Plan has been administered in all respects in accordance with its terms and is in compliance in all respects with the applicable provisions, if any, of ERISA and the Internal Revenue Code of 1986, as amended (the "Code"). All reports, returns and similar documents with respect to the Employee Benefit Plans required to be filed with any government agency or distributed to any Employee Benefit Plan participant have been duly and timely filed or distributed. To the Knowledge of the Company, there are no investigations by any government agency, and no termination proceedings or other claims, suits or proceedings against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any liability to the Company or such Employee Benefit Plan. All of the Employee Benefit Plans that are intended to be qualified under
Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified; the Employee Benefit Plans and the trusts related thereto are exempt from federal income taxes; no such determination letter has been revoked and, to the Knowledge of the Company, revocation has not been threatened; and no such Employee Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or increase its cost. No Employee Benefit Plans have been terminated; there have not been any "reportable events" (as defined in Section 4043 of ERISA and the regulations thereunder) with respect thereto; and no Employee Benefit Plan has an "accumulated funding deficiency" within the meaning of Section 412(a) of the Code or any unfunded liability of any kind.

         2.25     Environmental Matters.

                  (a) For purposes of this Section 2.25, the following terms shall have the following meanings: (A) "Facilities" shall mean any and all buildings, structures and properties of any sort owned, leased, operated or occupied by the Company at any time; (B) "Hazardous Materials" shall mean any solid or liquid substance, waste, or material characterized, defined or listed as "hazardous" or "toxic" or regulated under Environmental Laws (as defined below), including any and all constituents of such substance, waste, or material. The term "Hazardous Materials" shall include, without limitation, solid or liquid raw materials, wastes, petroleum and petroleum products, and source, special nuclear or by-product material as defined by the Atomic Energy Act of

1954, as amended; (C) "CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended; (D) "RCRA" shall mean the Resource Conservation and Recovery Act, as amended; (E) "Claim" shall mean any and all claims, demands, causes of actions, suits, proceedings, administrative proceedings, losses, judgments, decrees, debts, damages, liabilities, court costs, attorneys' fees and any other expenses incurred, assessed or sustained by or against the Company; and (F) "Environmental Laws" shall mean any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, judicial decisions, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions or requirements relating to the environment or hazardous or toxic materials or substances, the protection of human health and the environment, or the release of any materials or substances into the environment, whether existing or hereafter enacted or issued which govern behavior, activities or conditions with respect to the Facilities prior to the Closing Date.

                  (b) Compliance with Environmental Laws. The Company has provided to the Purchaser all material information relating to the following items: (i) the nature, quantities and ultimate disposal locations of any Hazardous Materials generated, transported, treated or disposed of by the Company, together with a description of the location of each such activity, and
(ii) a summary of the nature and quantities of any Hazardous Materials that have been disposed of or found at any site or facility owned, operated or occupied presently or at any previous time by the Company. The Company is in compliance with all applicable Environmental Laws, including without limitation those relating to product registration, pollution control and environmental contamination and those governing the generation, use, collection, discharge, or disposal of Hazardous Materials and record keeping, notification and reporting requirements respecting Hazardous Materials. The Company has not violated or been alleged to have violated any Environmental Law, nor has the Company been subject to any administrative or judicial proceeding pursuant to any Environmental Law at any time. There are no facts or circumstances which could form the basis for the assertion of any Claim against the Company relating to environmental matters, including without limitation any Claim arising from past or present environmental practices asserted under CERCLA or RCRA or any other Environmental Law, which might have an adverse effect on the business, results of operations, financial condition or prospects of the Company.

                  (c) Asbestos, Urea Formaldehyde, and Underground Storage Tanks. There is not and has never been constructed, placed, deposited, stored, disposed of nor located on or at any Facility any asbestos or asbestos-containing-materials or any insulating materials containing urea formaldehyde in any form, and no underground treatment or storage tanks (excluding non-industrial waste septic tanks) or sumps are or have ever been located on or at the Facilities.

                  (d) Investigations There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, on behalf of, or which are in the possession or control of the Company in relation to the Facilities.

                  (e) Liens. There are no liens arising under or pursuant to any Environmental Laws on the Facilities and no actions by any governmental authority have been taken or are in process which likely would subject the Facilities to such liens, and the Company would not be required to place any notice or restriction relating to the presence of any Hazardous Materials at the Facilities or in any deed to the Facilities.

         2.26 Interests in Clients, Suppliers, Etc. Except as described in
Schedule 2.26, neither the Company nor any officer or director of the Company possesses, directly or indirectly, any financial or other interest in any corporation, firm, association or business organization which is a client, supplier, customer, lessor, lessee, or competitor or potential competitor of the Company.

         2.27 Bank Accounts, Powers of Attorney. Set forth in Schedule 2.27 is an accurate and complete list showing (a) the name and address of each bank in which the Company has an account or safe deposit box, the number of any such account or any such box and the names of all persons authorized to draw thereon or to have access thereto, and (b) the names of all persons, if any, holding powers of attorney (including without limitation with respect to tax matters) from the Company and a summary statement of the terms thereof.

         2.28 No Changes Since Balance Sheet Date. Except as described on
Schedule 2.28, since the Balance Sheet Date, the Company has not (a) incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) except in the ordinary course of business in an amount less than $75,000, (b) individually or in the aggregate permitted any of its assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind (other than Permitted Liens), (c) individually or in the aggregate sold, transferred or otherwise disposed of any assets except in the ordinary course of business for an amount less than $10,000, (d) individually or in the aggregate made any capital expenditure or commitment therefor except in the ordinary course of business in an amount less than $75,000, (e) declared or paid any dividend or made any distribution on any shares of its capital stock, or redeemed, purchased or otherwise acquired any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares, (f) made any bonus or profit sharing distribution or payment of any kind, (g) increased its indebtedness for borrowed money, except current borrowings from banks in the ordinary course of business in an amount individually or in the aggregate less than $20,000, or made any loan to any Person, (h) written off as uncollectible any notes or accounts receivable except write-offs in the ordinary course of business charged to applicable reserves, none of which individually or in the aggregate exceeds $10,000, (i) granted any increase in the rate of wages, salaries, bonuses or other remuneration of any executive employee or other employees, (j) cancelled or waived any claims or rights, (k) made any change in any method of accounting or auditing practice, (l) otherwise conducted its business or entered into any transaction, except in the usual and ordinary manner and in the ordinary course of business, or (m) agreed, whether or not in writing, to do any of the foregoing.

         2.29 Disclosure. None of this Agreement, the financial statements referred to in Section 2.6 hereof (including the notes thereto), or any schedule, exhibit or certificate attached hereto or delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of any Stockholder or the Company in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading.

         2.30 Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of any Stockholder or the Company is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated by this Agreement.

         2.31 Matters Affecting Key Employees or Stockholders. As of the date of this Agreement, and as of the Closing Date, no Key Employee, Consultant (each as defined in Section 5.14 below) or Stockholder is subject to any agreement, law, regulation, judgment, decree or obligation which adversely affects or which might adversely affect such Key Employee's, Consultant's or Stockholder's ability to act as an employee of the Purchaser following consummation of the transactions contemplated by this Agreement. Each Key Employee, Consultant and Stockholder has all requisite power and authority to enter into and deliver the Transaction Documents to which he is a party, perform such Key Employee's, Consultant's or Stockholder's obligations thereunder and consummate the transactions contemplated thereby. The Transaction Documents to which each Key Employee, Consultant or Stockholder is a party constitute the valid and legally binding obligations of such Key Employee, Consultant or Stockholder, as the case may be, enforceable against such Key Employee, Consultant or Stockholder in accordance with their respective terms, subject to bankruptcy and equitable limitations. The representations and warranties of each Key Employee contained in the Employment Agreements and each Consultant contained in the

Consulting Agreements (as defined in Section 5.14 below) to which each such Key Employee or Consultant is a party are true and correct.

         2.32 Purchase for Investment. Each Stockholder acquiring shares of Common Stock of the Purchaser pursuant to Section 1.1 above and the Plan of Merger will do so for such Stockholder's own account for investment and not with a view toward any resale or distribution thereof. The Stockholders are under no binding obligation and have no present plan, intention or arrangement to dispose of any of such shares that would reduce the aggregate fair value of all such shares retained by the Stockholders to an amount less than fifty percent (50%) of the aggregate fair value of the Company's issued and outstanding common stock immediately prior to consummation of the Merger. Notwithstanding any of the foregoing, the Purchaser acknowledges that following the later of (a) such time as financial results covering at least 30 days of post Merger combined operations of Purchaser and the Company have been published, whether by issuance of a quarterly earnings report on Form 10-K or Form 10-Q, or other public issuance (such as press release) that includes such information and (b) 90 days after March 6, 1997, the Woodside Fund III, L.P., a Principal Stockholder, intends to distribute the shares of Common Stock of the Purchaser which it acquired pursuant to this Agreement to its limited partners (such distribution shall be herein referenced as the "Fund Distribution").

         2.33 Copies of Documents. The Company has caused to be made available for inspection and copying by the Purchaser and its advisers true, complete and correct copies of all documents referred to in this Article II or in any schedule attached to this Agreement.

         2.34 Absence of Certain Conditions. To the actual knowledge of the Company and the Stockholders, there exists no event, occurrence, condition or act which the Company or such Stockholder understands, with the giving of notice, the lapse of time or the occurrence of any further event or condition, would constitute a breach of or cause any of the representations and warranties in this Article II to become untrue.

         2.35 Information for Registration Statement and Prospectus. No information furnished by any Stockholder or by the Company or any of its employees, accountants or representatives for inclusion in the Registration Statement (as defined in Section 7.4(b)) or the prospectus referenced therein will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading.

         2.36     FDA Debarment and Disqualification.

                  (a) Neither the Company nor, to its Knowledge, any of its employees, any subcontractor which may be utilized by the Company, any investigator selected by the Company or any person employed by such investigator to perform any study project or other assignment, is under investigation by the U.S. Food and Drug Administration (the "FDA") for debarment action or has been debarred pursuant to the Generic Drug Enforcement Act of 1992 (21 U.S.C. 301 et. seq.).

                  (b) The Company and, to the Knowledge of the Company, all Company employees, any subcontractors utilized by the Company, any investigators selected by the Company and any persons employed by such investigators to perform any study project or other assignment, are in good standing with the FDA and all other governmental agencies regulating the Company, or its business.

         2.37 Client Relations. Set forth in Schedule 2.37 is a list of the largest three clients of the Company ranked by percentage of the net revenue of the Company for the fiscal year ended December 31, 1996 (including unaudited revenue rankings) attributable to each such client. Except as set forth therein, none of the clients listed in Schedule 2.37 or any other former client has registered any written material complaint regarding the services rendered by the Company, or stated verbally or in writing any intention to terminate any contract with the Company.

The subject matter covered by any section, subsection or provision of this
Article II shall not be exclusive as to such subject matter to the extent covered by another section, subsection or provision of this Article II, and the specificity of any representation or warranty or other provision or part thereof shall not affect or limit the generality of any other representation or warranty or other provision or part thereof.

                                   ARTICLE III
         REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND ACQUISITION

         The Purchaser and Acquisition, jointly and severally, represent and warrant to the Company and agree as follows:

         3.1 Existence and Good Standing of Purchaser and Acquisition; Power of Authority .

                  (a) The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. The Purchaser has the corporate power and



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

authority to make, execute, deliver and perform this Agreement. The Purchaser has all requisite power and authority to enter into and deliver this Agreement, the Plan of Merger and the other Transaction Documents, and to perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. The Purchaser's execution, delivery and performance of this Agreement, the Plan of Merger and the other Transaction Documents and the Purchaser's consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all corporate, shareholder and other action required of the Purchaser by applicable law, its Articles of Incorporation or Bylaws. This Agreement, the Plan of Merger and the other Transaction Documents to which the Purchaser is a party constitute the valid and legally binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms.

                  (b) Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. Acquisition has all requisite power and authority to enter into and deliver this Agreement, the Plan of Merger and the other Transaction Documents, and to perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. Acquisition's execution, delivery and performance of this Agreement, the Plan of Merger and the other Transaction Documents and Acquisition's consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all corporate, shareholder and other action required of Acquisition by applicable law, its Articles of Incorporation or Bylaws. This Agreement, the Plan of Merger and the other Transaction Documents to which Acquisition is a party constitute the valid and legally binding obligations of Acquisition, enforceable against Acquisition in accordance with their respective terms.

         3.2 Capital Stock. Acquisition has an authorized capitalization consisting of 100,000 shares of common stock, no par value per share, of which 1,000 shares are issued and outstanding and are held by the Purchaser. All such outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable.

         3.3 Restrictive Documents. Neither the Purchaser nor Acquisition is subject to any charter, bylaw, mortgage, lien, lease, agreement, instrument, order, law, rule, regulation, judgment or decree, or any other restriction of any kind or character which would be violated by, prevent or impair materially (whether by acceleration of any liability, creation of any lien or encumbrance or otherwise) or require any declaration, filing, registration, notice, approval or consent to, with or of any person or entity in connection with consummation of the transactions contemplated by this Agreement or compliance by the Purchaser or Acquisition with the terms, conditions and provisions hereof.

         3.4 Reports. Purchaser has filed all registration statements, proxy statements, reports and other filings, including without limitation reports on Form 10-K, Form 10-Q and Form 8-K and all amendments thereto required to be made, which it was required to file with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As of its date, none of such documents contained any untrue statement of material fact or omitted any material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent any such statement or omission has been modified or superseded in a document subsequently filed with the SEC. No information furnished by and with respect to Purchaser or Acquisition which will be included in the Registration Statement (as defined in Section 7.4), or the prospectus referenced therein, will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading.

         3.5 Broker's or Finder's Fees No agent, broker, person or firm acting on behalf of the Purchaser or Acquisition is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.

                                   ARTICLE IV
                 CONDUCT OF BUSINESS; EXCLUSIVE DEALING; REVIEW

         4.1 Conduct of Business of the Company. During the period from the date of this Agreement to the Closing Date, the Company shall conduct its operations only according to its ordinary and usual course of business and use its best efforts to preserve intact its business organization, keep available the services of its officers and employees, maintain satisfactory relationships with licensors, suppliers, distributors, clients and others having business relationships with the Company, and perform in all material respects all of the Company's obligations under all contracts and agreements to which the Company is a party or by which it or any of its assets or properties are bound. Notwithstanding the immediately preceding sentence, prior to the Closing Date, except as may be first approved in writing by the Purchaser or as is otherwise permitted or required by this Agreement or disclosed on Schedule 4.1, the Company and the Principal Stockholders shall cause (a) the Company's articles of incorporation and bylaws to be maintained in their forms on the date of this Agreement, (b) the compensation payable or to become payable by the Company to each officer, employee or agent of the Company to be maintained at their levels on the date of this Agreement, (c) the Company to refrain from making any bonus, pension, retirement or insurance payment or arrangement to or with any such persons except those that may have already been accrued, (d) the Company to refrain from entering into any contract or commitment except contracts in the ordinary course of business requiring expenditures by the Company, or providing revenues, of less than $75,000 individually or in the aggregate, (e) the Company to refrain from making any change affecting any bank, safe deposit or power of attorney arrangements of the Company, (f) the Company to refrain from issuing or selling, or issuing any rights to purchase or subscribe for, or subdividing or otherwise changing in any respect any shares of the Company's capital stock, and (g) the Company to refrain from taking any of the actions referred to in Section 2.28 (except 2.28(a)) hereof. Neither the Company nor any Stockholder shall take or fail to take any action with the intent to cause the representations and warranties contained in Article II of this Agreement to be or become untrue or incorrect. During the period from the date of this Agreement to the Closing Date, the Company and the Principal Stockholders shall, at the request of Purchaser, confer on a regular and frequent basis with one or more designated representatives of the Purchaser to report operational matters and to report the general status of ongoing operations. The Company and the Principal Stockholders shall notify the Purchaser of any unexpected emergency or other change in the normal course of the Company's business or in the operation of its properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), adjudicatory proceedings, budget meetings or submissions involving any property of the Company, and keep the Purchaser reasonably informed of such events and permit its representatives reasonably prompt access to all materials prepared in connection therewith.

         4.2 Exclusive Dealing. During the period from the date of this Agreement to the Closing Date, the Company shall refrain from taking any action directly or indirectly to encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person other than the Purchaser concerning any proposal for the sale of the capital stock or substantially all of the assets of, or merger or other business combination involving the Company. The Company shall notify the Purchaser immediately if any proposals concerning any merger, consolidation, sale of assets, tender offer, sale of shares or similar transaction involving the Company or any significant assets of the Company (any such proposal being referred to herein as an "Acquisition Proposal"), or if any request for confidential information regarding the Company, is received, and shall provide to the Purchaser such information regarding any such Acquisition Proposal or request as the Purchaser shall request. The Company shall pay to the Purchaser immediately upon the first to occur of any of the following events, an overbid fee of $1,000,000:

                  (a) the Stockholders or the Company close any transaction subject to any Acquisition Proposal within 12 months from the date of this Agreement, other than the transactions contemplated by this Agreement; or

                  (b) at any time within 12 months from the date of this Agreement, any person other than the Stockholders and their respective affiliates holds 20% or more of the then current Company Stock and (i) the Stockholders do not reject the Acquisition Proposal of any party other than the Purchaser or Acquisition, or (ii) this Agreement is terminated or abandoned as a result of the Stockholders' failure to gain approval of the Merger by all necessary parties (other than the Purchaser and Acquisition), or (iii) this Agreement is terminated as a result of the dissent of more than 10% of the shareholders of the Company, or (iv) this Agreement is terminated by the Purchaser as a result of (A) any material breach by the Company or the Stockholders of any binding agreement contained in Articles I, IV, VII or VIII of this Agreement or (B) the knowing breach by the Company or the Stockholders of any representation, warranty or covenant contained in this Agreement; or

                  (c) the Stockholders fail to approve the transactions contemplated by this Agreement and the Plan of Merger.

                  (d) the Company shall not be liable under this Section 4.2 for any event described in subsection (a) or subsection (b) above which shall occur following (i) a termination of this Agreement by the Purchaser or the Company due to the failure of any condition under Article VI or Sections 5.3, 5.6, 5.7, 5.8, 5.11, 5.17, 5.19 or 5.21 of this Agreement (provided that the provisions of Section 4.1, 7.2 and 7.4 shall have been satisfied) or (ii) a termination of this Agreement by the Purchaser or the Company due to the failure to obtain any necessary regulatory approval (provided that the Company shall have used its best efforts to obtain any such approval).

         4.3 Review of the Company. The Purchaser may, at reasonable times during normal business hours prior to the Closing Date, through its representatives, review the properties, books and records of the Company and its financial and legal conditions as they deem reasonably necessary or advisable to familiarize themselves with such properties and other matters; such review, and any information known to the Purchaser, shall not, however, affect the binding nature of representations and warranties made by the Stockholders hereunder or the remedies of the Purchaser for breaches of those representations and warranties. The Principal Stockholders shall, and shall cause the Company to permit the Purchaser and its representatives to have, at reasonable times during normal business hours after the date of execution of this Agreement, reasonable access during normal business hours to the premises, personnel, accountants and all books and records of the Company and cause the officers of the Company to furnish the Purchaser with such financial and operating data and other information with respect to the business and properties of the Company as the Purchaser shall from time to time reasonably request. In the event of termination of this Agreement without consummation of the transactions contemplated hereby, the Purchaser shall keep confidential any information obtained from the Stockholders or the Company concerning the Company's properties, operations and business (unless readily ascertainable from public or published information or trade sources) until the same becomes so ascertainable and, at the request of the Stockholders, shall return to the Stockholders or the Company all originals and copies of any schedules, statements, documents or other written information obtained in connection therewith.

                                    ARTICLE V
             CONDITIONS TO PURCHASER'S AND ACQUISITION'S OBLIGATIONS

         The Purchaser's and Acquisition's obligations pursuant to this Agreement are conditioned upon satisfaction, on or prior to the Closing Date, of each of the following conditions:

         5.1 Opinion of the Company's Counsel. The Company and the Stockholders shall have furnished the Purchaser with a favorable opinion, dated the Closing Date, of Fulbright & Jaworski L.L.P., in form and substance satisfactory to the Purchaser and addressing such other matters as the Purchaser shall have requested, if any.

         5.2 Good Standing and Other Certificates. The Company shall have delivered to the Purchaser (a) a copy of the Company's articles of incorporation, including all amendments thereto, certified by the Secretary of State of Texas as of the Closing Date, (b) a certificate from the Secretary of State (or equivalent governmental official) of the State of Texas to the effect that the Company is in good standing in such jurisdiction and listing all charter documents of the Company on file as of the Closing Date, (c) a certificate as to the tax status of the Company from the appropriate officials in Texas as of the Closing Date, to the extent such officials issue such certificates, and (d) a copy of the bylaws of the Company, certified by the President and Secretary of the Company as being true and correct and in effect on the Closing Date.

         5.3 No Adverse Change. Prior to the Closing Date, there shall be no material adverse change in the assets or liabilities, the business or condition, financial or otherwise, the results of operations, or prospects of the Company, whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of god or other public force or otherwise, and the Company shall have delivered to the Purchaser a certificate, dated the Closing Date, to such effect. For purposes of this
Section 5.3, and notwithstanding the provisions of Section 9.16 of this Agreement, no adverse change shall be deemed to be material unless the effect of such change, taken as a whole with any other changes, shall be reasonably likely to diminish the value of the Company by an amount equal to or more than $200,000.

         5.4 Truth of Representations and Warranties. The representations and warranties of the Company and the Principal Stockholders contained in this Agreement or in any schedule attached hereto shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and the Company and the Principal Stockholders shall have delivered to the Purchaser a certificate, dated the Closing Date, to such effect.

         5.5 Performance of Agreements. All of the agreements of the Stockholders and the Company to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed, and the Company shall have delivered to the Purchaser a certificate, dated the Closing Date, to such effect.

         5.6 Performance Consistent with Budget and Projections. The Company's actual revenues and operating profit for the period beginning January 1, 1997 through the end of the last calendar month ending not less than 20 days prior to the Closing Date and for the month immediately preceding the Closing Date shall equal at least 90% of the Company's revenues and operating profit set forth in the financial projections and budget referred to in Section 2.6(c) above for such periods.

         5.7 Net Worth. The Company's tangible net worth plus preferred stock (determined in accordance with generally accepted accounting principals) as of the end of the last calendar month ending not less than 20 days prior to the Closing Date shall not be less than $1,700,000.

         5.8 No Litigation. No action or proceeding shall have been instituted or threatened before a court or other government body or by any public authority, and no claim shall have been asserted or threatened to be asserted, to restrain or prohibit any of the transactions contemplated hereby.

         5.9 Escrow Agreement. The Stockholders (or their representative) shall have entered into an escrow agreement substantially in the form of that attached as Exhibit C hereto (the "Escrow Agreement," as defined in Section 1.4 above).

         5.10 Pooling Letter. The Company shall have executed and delivered to the Purchaser's accountants a letter in the form of Exhibit D attached hereto relating to "pooling of interests" accounting.

         5.11 Opinions of Accountants. The Purchaser shall have received a letter, dated the Closing Date, from Ernst & Young LLP, accountants to the Purchaser, each in form and substance satisfactory to the Purchaser, regarding
(a) the appropriateness of pooling of interests accounting for the transactions contemplated by this Agreement and (b) the treatment of the transactions contemplated by this Agreement as a nontaxable acquisition by the Stockholders of the Purchaser's Common Stock for purposes of federal income tax law.

         5.12 Affiliates Letter. The Purchaser shall have received a letter (the "Affiliates Letter"), signed by all executive officers, directors, the Principal Stockholders and Key Employees of the Company and in the form of Exhibit E hereto.

         5.13 Governmental and Other Approvals and Consents. All governmental and other consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement, or the transfer of any License (as defined in Section 2.20 above) or any material contract or other agreement described in Schedules 2.12 or 2.13, shall have been received.

         5.14 Employment and Consulting Agreements. Each of David L. Edwards and Michael T. Dwyer (each a "Key Employee") shall have executed and delivered to the Purchaser an Employment Agreement substantially in the forms of Exhibits F-1 and F-2, respectively, attached hereto (collectively, the "Employment Agreements") and each of Justin A. Zivin and David G. Sherman (each a "Consultant") shall have executed and delivered to the Purchaser a Consulting Agreement substantially in the forms of Exhibit G-1 and G-2 attached hereto (collectively, the "Consulting Agreements").

         5.15 Resignations. The Purchaser shall have received a written resignation, satisfactory in form and substance to the Purchaser, from each officer and director of the Company requested by the Purchaser to resign on or prior to the Closing Date.

         5.16 Intra-Company Debt. All indebtedness of the Company's directors, officers and employees to the Company, other than travel and other normal reimbursable expense advances outstanding in the ordinary course of business, shall have been repaid in full.

         5.17 Current Employees. All of the employees designated by Purchaser with an asterisk on Schedule 2.23 hereto shall continue to be employees of the Company, and none shall have communicated to the Company any intent to leave the Company's employ within 12 months after the date of this Agreement.

         5.18 No Dissent. As of the Closing Date, no Stockholder shall have demanded or otherwise purported to exercise dissenters' rights, if any, pursuant to the Texas Code with respect to all or any portion of the Company Stock of such Stockholder.

         5.19 Registration Statement. The Registration Statement (as defined in
Section 7.4) shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated and be continuing.

         5.20 Execution by Stockholders. On the Closing Date, all of the Stockholders, except J. Linquist, T. May and A. Sixt (the "Excluded Stockholders") shall each have been made a party to and joined in the execution, delivery and performance of this Agreement and each other Transaction Document to which they are a party and agreed to be bound by their respective provisions including, without limitation, Articles II and VIII of this Agreement. In addition, all Stockholders who hold Company Options shall have executed and delivered to Purchaser an option agreement for a Purchaser Option substantially in the form of Exhibit H attached hereto.

         5.21 Total Number of Purchaser Shares. The Total Number of Purchaser Shares (as defined in Section 1.2(b)) shall not exceed 350,000.

                                   ARTICLE VI
          CONDITIONS TO THE COMPANY'S AND THE STOCKHOLDERS' OBLIGATIONS

         The Company's and the Stockholders' obligations pursuant to this Agreement are conditioned upon satisfaction, on or prior to the Closing Date, of each of the following conditions:

         6.1 Opinion of Purchaser's Counsel. The Purchaser shall have furnished the Stockholders with an opinion, dated the Closing Date, of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

         6.2 Truth of Representations and Warranties. The representations and warranties of the Purchaser and Acquisition contained in this Agreement shall be true and correct on and as of the

Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and the Purchaser shall have delivered to the Company a certificate, dated the Closing Date, to such effect.

         6.3 Governmental and Other Approvals and Consents. All governmental and other consents and approvals concerning the Purchaser or Acquisition, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

         6.4 Employment and Consulting Agreements. Purchaser shall have entered into each of the Employment Agreements and Consulting Agreements.

         6.5 Performance of Agreements. All of the agreements of the Purchaser and Acquisition to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed, and the Purchaser shall have delivered to the Company a certificate, dated the Closing Date, to such effect.

         6.6 No Litigation. No action or proceeding shall have been instituted or threatened before a court or other government body or by any public authority, and no claim shall have been asserted or threatened to be asserted, to restrain or prohibit any of the transactions contemplated hereby.

         6.7 Total Number of Purchaser Shares. The Total Number of Purchaser Shares (as defined in Section 1.2(b)) shall not exceed 350,000.

         6.8 Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated and be continuing.

         6.9 Nasdaq Quotation. The Company shall have received from the Purchaser evidence reasonably satisfactory to the Company that all shares of the Purchaser's Common Stock to be issued in connection with the Merger shall be quoted on the Nasdaq National Market (or listed on a United States stock exchange) immediately after the Effective Time.

         6.10 Tax Opinion. The Company shall have received a written opinion from Ernst & Young LLP to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and that no gain or loss will be recognized by the Stockholders upon their receipt of the Purchaser's Common Stock in exchange for the Company Stock.

                                   ARTICLE VII
                 CERTAIN COVENANTS AND AGREEMENTS OF THE PARTIES

         7.1 Non-Competition; Non-Interference. Except for the activities described in Schedule 7.1, to the extent performed by those Stockholders named in Schedule 7.1, each such Stockholder shall agree that from the Closing Date until the third anniversary of the Closing Date, in partial consideration for the performance by the Purchaser and Acquisition of the transactions contemplated by this Agreement and in recognition of the fact that such transactions reflect the acquisition for value by the Purchaser and Acquisition of the Company and its rights, assets and liabilities, such Stockholder shall not:

                  (a) directly or indirectly, as an officer, director, stockholder, partner, associate, owner, employee, consultant or otherwise, become or be interested in or associated with, work for and/or assist (except in the sole capacity as an investigator) any other contract research organization or business engaged in the same or a competitive business with the Company's business, as conducted as of the date of this Agreement, in any county of any state of the United States, any of the United States or any other nation in which the Company or the Purchaser has an office or does business (directly or indirectly) or in any geographical area in which the Company or the Purchaser is engaged in, soliciting or doing business. For purposes of this subsection (a), direct or indirect ownership of not more than one percent of the issued and outstanding stock of a corporation, the shares of which are regularly traded on a national securities exchange or in the over-the-counter market, shall not be deemed to be a violation of the preceding sentence;

                  (b) directly or indirectly, solicit, make materially detrimental remarks regarding the Company to, or entice away from the Company or the Purchaser any customer, supplier, person, firm or corporation who or which has at any time during the three years immediately preceding the date of this Agreement or at any time during which such Stockholder was an employee of or consultant to the Purchaser, done business with the Company, or offer employment to or procure employment for any person who has at any time during the three years immediately preceding the date of this Agreement been employed by the Company; or

                  (c) use for any purpose or knowingly divulge, directly or indirectly, to any entity or person, any material information concerning the Company's monitor database and records, formulae, computer programming techniques, documentation, software source codes, object codes,

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documentation, "know-how", processes, methods, research, development or marketing techniques, programs, standard operating procedures and practices, materials or plans, client list or any other of the Company's trade secrets, confidential information, price lists or pricing policies, except information which is (i) in the public domain or (ii) becomes public knowledge through no fault of such Stockholder or (iii) is required to be disclosed by court order or other government process or the disclosure of which is necessary to enable such Stockholder to comply with applicable law or defend against claims. In the event that such Stockholder shall be required to make disclosure pursuant to the provisions of clause (iii) of the preceding sentence, such Stockholder shall promptly notify the Company and the Purchaser and take, at the expense of the Company or the Purchaser, all reasonably necessary steps requested by the Company or the Purchaser to defend against the enforcement of such court order or other government process, and permit the Company and the Purchaser to participate with counsel of its choice in any proceeding relating to the enforcement thereof.

         It is the desire and intent of the parties to this Agreement that the provisions of this Section 7.1 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portion of this
Section 7.1 shall be adjudicated to be invalid or unenforceable, this Section shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of such Section in the particular jurisdiction in which such adjudication is made.

         The parties recognize that the performance of the obligations under this Section 7.1 by each of such Stockholders is special, unique and extraordinary in character, and that in the event of the breach by any such Stockholder of the terms and conditions of this Section 7.1 to be performed, the Purchaser shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Section 7.1, to enforce the specific performance thereof by such Stockholder or to enjoin such Stockholder from performing services for any such other person, firm or corporation.

         For purposes of this Section 7.1 only, the term "Purchaser" shall include the Purchaser and all affiliates of the Purchaser and the term "Company" shall include the Company and all affiliates of the Company.

         7.2      Stock Transfer Restrictions and Related Matters.

                  (a) Compliance with Securities Laws. The Company acknowledges that the shares of Common Stock of the Purchaser issued pursuant to Section 1.1 above and the Plan of Merger, upon issuance, shall not have been registered under any federal or state securities laws, except as provided under Section 7.4, below.

                  (b) Pooling of Interests Accounting. The Company shall use its best efforts not to, and shall use its best efforts to cause the Stockholders not to, take any action which would disqualify the transactions contemplated by this Agreement from pooling of interests accounting treatment by the Purchaser. Without limiting the foregoing, the Company shall cause each Stockholder not to sell, transfer, pledge, or otherwise dispose of such Stockholder's interests in or reduce such Stockholder's risk relative to any of the shares of the Purchaser's Common Stock issued to such Stockholder pursuant to Section 1.1 above prior to the consummation of the transaction contemplated by this Agreement.

                  (c) Tax-Free Reorganization. The Company shall not, nor permit any Stockholder to, nor shall Purchaser or Acquisition, take any action which would disqualify the transactions contemplated by this Agreement from treatment as a tax-free reorganization of the Company, to the extent that such treatment is otherwise available to the Stockholders.

                  (d) Stop Transfer Order. The Purchaser shall not be bound by any attempted transfer, sale or other disposition in violation of any of the restrictions set forth in this Section 7.2, and the Purchaser shall be entitled to deliver to the Purchaser's transfer agent an appropriate stop transfer order in connection therewith, pursuant to which such transfer agent shall refrain from registering any such attempted transfer, sale or disposition.

                  (e) Certificate Legends. The certificates representing any shares of the Purchaser's Common Stock issued pursuant to Section 1.1 above and the Plan of Merger shall bear legends in substantially the following forms:

         TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO COMPLIANCE WITH CERTAIN TRANSFER RESTRICTIONS SET FORTH IN A MERGER AGREEMENT DATED AS OF MAY 8, 1997 AMONG THE CORPORATION AND CERTAIN OTHER PARTIES, A
COPY OF WHICH IS ON FILE IN THE OFFICE OF THE CORPORATION AND AVAILABLE TO THE HOLDER HEREOF UPON WRITTEN REQUEST THEREFOR.

         7.3 Distribution to Limited Partners. Notwithstanding any of the foregoing, the Purchaser acknowledges that immediately following the date on which restrictions on dispositions of shares of Purchaser's Common Stock imposed by the requirements for pooling-of-interests accounting treatment expire in accordance with the Affiliates Letter (as defined in Section 5.12), the Woodside Fund III, L.P., a Principal Stockholder, intends to make the Fund Distribution.

         7.4      Approval of Transactions; Registration Statement

                  (a) The Company shall cause a special meeting of the shareholders of the Company (the "Shareholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of approving and adopting this Agreement, the Plan of Merger and the other Transaction Documents and all other actions contemplated hereby or thereby which require the approval of the Company's shareholders.

                  (b) In connection with the Shareholder Meeting and the related securities of the Purchaser to be issued pursuant to the Plan of Merger, the Purchaser will prepare and file with the SEC, and the Company will cooperate with the Purchaser in the preparation and filing of, a registration statement on Form S-4 under the Securities Act relating to the transactions contemplated by this Agreement (the "Registration Statement"), which shall contain a prospectus relating to the shares of the Purchaser's Common Stock to be issued in connection with the Merger and other matters (the "Prospectus"). The Company shall, and shall cause the Stockholders to, furnish to the Purchaser, as promptly as is practicable after the date hereof, such data and information relating to the Company and such financial statements of the Company and opinions of independent certified public accountants relating thereto, and fairness opinions, as, in the reasonable opinion of counsel for the Purchaser, shall be required by law, including the applicable rules and regulations of the SEC, for the preparation of, or to be included in, the Registration Statement or the Prospectus. The Company shall approve or disapprove any disclosures concerning the Company and the Stockholders in the Registration Statement promptly following receipt of each draft of the Registration Statement. In the event that the Company shall not have responded as promptly as practicable to the delivery of any draft of the Registration Statement, the Company shall be deemed to have approved any disclosures concerning the Company and the Stockholders. If, at any time prior to the Shareholder Meeting, any material event should occur relating to the Company, the Company will promptly inform the Purchaser. Whenever any event occurs which should be set forth in an amendment of, or a supplement to, the Registration Statement, the Purchaser, with the cooperation of the

Company, will, upon learning of such event, promptly prepare, file and, if required, mail any such required amendment or supplement to the Registration Statement to the Company's Stockholders. The Purchaser, with the cooperation of the Company, will use its reasonable best efforts in good faith to respond to the comments of the SEC, to cause the Registration Statement to become effective under the Securities Act and to assist in mailing the Prospectus to the Company's Stockholders, all as soon as is reasonably practicable.

                  (c) The Purchaser shall also use its best efforts to cause the shares of its Common Stock to be issued in the Merger to be approved for quotation on the National Market System of the Nasdaq Stock Market or for listing on any United States stock exchange.

                                  ARTICLE VIII
                     SURVIVAL OF REPRESENTATIONS; INDEMNITY

         8.1 Survival of Representations. The respective representations and warranties of the Company, the Stockholders, the Purchaser and Acquisition contained in this Agreement or in any schedule attached hereto shall survive the consummation of the Merger and the other transactions contemplated hereby and shall remain in full force and effect notwithstanding any investigation or examination of, or Knowledge with respect to, the subject matter thereof by or on behalf of the Company, the Stockholders, Acquisition or the Purchaser, as the case may be, until the date 365 days following the Closing Date (the period ending on such date is referred to as the "Representations Period"), except that such representations and warranties shall survive indefinitely in the event of fraud with respect thereto. No claim under this Agreement, including for indemnification pursuant to Section 8.2(a), may be brought after the expiration of the Representations Period, except for claims made in good faith in writing prior to such expiration setting forth in reasonable detail the basis for such claims (whether or not any action, demand or proceeding is instituted with respect to such claims prior to the expiration of the Representations Period, it being understood, without limitation, that any and all Losses arising after the expiration of the Representations Period shall be recoverable upon notice properly given prior to the expiration of the Representations Period in accordance with this Section 8.1).

         8.2      Indemnification.

                  (a) From and after the date hereof the Company and the Principal Stockholders, jointly and severally with the Company and severally as among themselves, shall agree, and the Stockholders shall from and after the Closing Date, severally, but not jointly, hereby agree to defend, indemnify and hold harmless the Purchaser and its affiliates (including the Company and Acquisition) and all of their respective officers, directors, employees (other than the Key Employees), agents (other than the Consultants) and shareholders (other than Stockholders) (each, an "Indemnitee") to the full extent permitted in law or equity, from and against any and all losses, claims, actions, damages, liabilities, costs and expenses (including reasonable attorneys' fees and expenses) (collectively, "Losses") relating to or arising from or in connection with (i) any misrepresentation, or any non-fulfillment of any representation, warranty, covenant, obligation or agreement by the Company or any Stockholder contained in or made pursuant to this Agreement or any of the other Transaction Documents or in any other agreement, officer's certificate or other certificate delivered to the Purchaser or Acquisition in connection with this Agreement, (ii) any litigation, action, claim, proceeding or investigation by any third party relating to or arising out of the business or operations of the Company (or any affiliate controlled by the Company) prior to the Closing Date or the actions of any Stockholder, and (iii) the enforcement by the Purchaser of its rights pursuant to this Section 8.2, or any litigation, proceeding or investigation relating to any of the foregoing. In addition, the Stockholders shall on the Closing Date hereby agree, jointly and severally, to advance or reimburse each Indemnitee, on demand and prior to a final determination, for any and all expenses reasonably incurred by such Indemnitee in investigating, preparing for, defending or taking any other action in respect of any such Loss or any proceeding related thereto, whether or not such Indemnitee is a party to such proceeding.

                  (b) Notwithstanding the foregoing provisions of this Section 8.2, (i) if Losses arise in the period (the "Initial Indemnity Period") that ends at the later of (A) 90 days from the date of this Agreement or (B) the date on which affiliates of the Company are no longer subject to Sections 2 and 7 (as it relates to Section 2) of the Affiliate Letter, then the maximum aggregate recourse by the Indemnitees pursuant to Section 8.2(a) shall not exceed 25% of the aggregate value (calculated with reference to closing prices on the Closing
Date) of Purchaser's Common Stock issued to the Stockholders on the Closing Date ("Initial Indemnity Cap") it being understood, without limitation, that any and all Losses arising during the Initial Indemnity Period shall be recoverable up to the Initial Indemnity Cap upon notice properly given prior to the expiration of the Initial Indemnity Period, and if Losses arise thereafter, then the maximum aggregate recourse by the Indemnitees pursuant to Section 8.2(a) shall not exceed the Purchaser's Common Stock held in escrow pursuant to the Escrow Agreement (the "Subsequent Indemnity Cap") and (ii) the Indemnitees shall not be entitled to indemnification under Section 8.2(a) above for any amount unless and until the aggregate of all amounts for which the Indemnitees would otherwise be entitled to be indemnified exceeds $150,000 (in the aggregate), all amounts in excess for which the Indemnitees shall be indemnified in full up to the Initial Indemnify Cap or the Subsequent Indemnity Cap, as applicable. For purposes of determining whether the aggregate of all amounts for which the Purchaser and its affiliates would otherwise be entitled to be indemnified exceeds $150,000, the amount of each indemnifiable claim and the aggregate amount of all indemnifiable claims shall not be limited by the definition of "material" in Section 9.16 of this Agreement, or the use of the term "material" or its related forms in any representations or warranties, or by the establishment of any dollar threshold in any representation or warranty for inclusion of any event or matter therein. Accordingly, indemnifiable claims may consist of Losses (whether or not arising from a breach of an individual representation, warranty, covenant or indemnity) that individually or in the aggregate do not constitute material amounts or amounts in excess of specified thresholds, provided such amounts in the aggregate exceed $150,000.

                  (c) From and after any termination of this Agreement pursuant to Section 9.15 hereof, the Company shall be jointly and severally liable with the Stockholders for any amounts payable under subsection (a), above; prior to such termination, if any, and following the Closing Date, the Company shall have no liability under this Section 8.2, and no Stockholder shall threaten or bring any claim or action whatsoever against the Company for contribution to any amounts payable under this Section 8.2 by such Stockholder.

                  (d) The Purchaser and Acquisition shall jointly and severally agree to defend, indemnify and hold harmless the Stockholders and the Company and its affiliates and all of its officers, directors, employees, agents and shareholders (each a "Seller Indemnitee") to the full extent permitted in law or equity, from and against any Losses relating to or arising from or in connection with (i) any misrepresentation, or any non-fulfillment of any representation, warranty, covenant, obligation or agreement by the Purchaser and Acquisition contained in or made pursuant to the Agreement or any of the other Transaction Documents or in any other agreement, officer's certificate delivered to the Company or the Stockholders in connection with this Agreement, and (ii) the enforcement by each of the Company or the Stockholders of its rights pursuant to this Section 8.2, or any litigation, proceeding or investigation relating to any of the foregoing, provided that the Purchaser shall not be liable in any such case to the extent that any such Losses arise out of, or are based on, any untrue statement or alleged untrue statement or omission (or alleged omission) based upon information furnished to the Purchaser by the Company or its officers, directors, employees, agents or representatives for inclusion in the Registration Statement, and that the aggregate liability of the Purchaser for Losses under this Section 8.2(d) and for any other Losses that may be incurred by the Company or any Stockholder for any reason under any theory of recovery shall not exceed 10% of the aggregate value (calculated with reference to closing prices on the Closing Date) of the Common Stock of the Purchaser issued in connection with the Merger. In addition, the Purchaser and Acquisition, hereby agree on the Closing Date, jointly and severally to advance or reimburse each Seller Indemnitee, on demand and prior to a final determination, for any and all expenses reasonably incurred by such Seller Indemnitee in investigating, preparing for, defending or taking any other action in respect of any such Loss or any proceeding relating thereto, whether or not such Selling Indemnitee is a party to such proceeding.

                  (e) The right of the Indemnitee to indemnification pursuant to this Section 8.2 shall survive the consummation of the transactions contemplated by this Agreement and shall be secured by the shares of Common Stock of the Purchaser deposited with the Escrow Agent, pursuant to the Escrow Agreement, and the right of each Indemnitee and Seller Indemnitee to indemnification shall be the exclusive right and remedy available to the Indemnitees and Seller Indemnitees under this Agreement.

                  (f) Procedure. The provisions of Article IV of the Escrow Agreement are hereby expressly incorporated in this Agreement as though a part of this Agreement.

                                   ARTICLE IX
                                  MISCELLANEOUS

         9.1 Expenses. Each party hereto shall pay all of its own expenses relating to the transactions contemplated by this Agreement, including without limitation the fees and expenses of its respective counsel. The Company shall pay a portion of its own expenses incurred from and after January 1, 1997 relating to the transactions contemplated by this Agreement, including its legal, accounting and consulting fees (excluding (a) the fees of Ernst & Young relating to its audit of the Company's 1996 financial statements and (b) the consulting fees of John Platt and the time and Company-reimbursable expenses of directors, officers and employees of the Company), not to exceed $150,000 in the aggregate, and the Stockholders shall pay all remaining expenses of the Company, if any.

         9.2 Remedies Not Exclusive. Nothing in this Agreement shall limit or restrict in any manner any other rights or remedies any party hereto may have against any other party hereto at law, in equity or otherwise, pursuant to the Escrow Agreement, any Employment Agreement or any Consulting Agreement.

         9.3 Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of North Carolina, without regard to the choice of law provisions thereof.

         9.4 Further Assurances. In addition to the actions, documents and instruments specifically required by this Agreement or any other Transaction Document to be taken or delivered on or before the Closing Date or from time to time thereafter, each of the parties to this Agreement shall, before and after the Closing Date, without further consideration, take such other actions and execute and deliver such other documents and instruments as another party hereto reasonably may request in order to effect and perfect the transactions contemplated by this Agreement and the other Transaction Documents.

         9.5 Captions. The Article and Section captions used herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         9.6 Publicity. Except as otherwise required by applicable law, no party and no affiliate of any party shall issue any press release or make any other public statement relating to, connected with or arising out of this Agreement or the matters contained herein without the other parties' prior written approval of the contents and the manner of presentation and publication thereof.

         9.7 Notices. Notice or other communication required or permitted hereunder shall be sufficiently given if delivered in person or sent by telex, telecopy or by registered or certified mail or by recognized overnight courier, postage prepaid, addressed as follows:

         If to the Purchaser, to:

                  Quintiles Transnational Corp.
                  4709 Creekstone Drive, Riverbirch Building, Suite 300 Durham, North Carolina 27703
                  Attention:  Gregory D. Porter, Esq.

                  with a copy to its counsel,

                           Smith, Anderson, Blount, Dorsett, Mitchell &
                             Jernigan, LLP
                           Post Office Box 2611
                           Raleigh, North Carolina 27602-2611
                           Attention:  Gerald F. Roach, Esq.


         If to the Company, to:

                  CerebroVascular Advances, Inc.
                  9901 1H-10 West
                  Suite 400
                  San Antonio, Texas  78230
                  Attention:  Chief Executive Officer
                  with a copy to its counsel:

                           Fulbright & Jaworski L.L.P.
                           300 Convent Street, Suite 2200
                           San Antonio, Texas  78205
                           Attention:  Phillip M. Renfro, Esq.

         If to the Stockholders, to:

                  J.E. Campion
                  18585 Sigma Road
                  San Antonio, Texas  78258

                  Vincent M. Occhipinti
                  Woodside Fund III
                  850 Woodside Drive
                  Woodside, California  94062

or to such other address or number as shall be furnished in writing by any such party in such manner, and such notice or communication shall be deemed to have been given as of the date so delivered, sent by telecopier, telex or mailed.

         9.8 Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto without the other parties' prior written consent. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

         9.9 Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

         9.10 Entire Agreement. This Agreement, including the other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter. All exhibits and schedules referred to in this Agreement are intended to be and hereby are specifically made a part of this Agreement.

         9.11 Construction of Certain Disclosures. No information disclosed in any schedule to this Agreement shall be deemed to be disclosed for purposes of any other section hereof or schedule hereto unless otherwise specifically stated therein. The representations and warranties set forth in Articles II and III above, respectively, are cumulative. The subject matter covered by any section of either such article shall not be exclusive as to such subject matter to the extent covered by another section of such article, and the specificity of any representation or warranty shall not affect or limit the generality of any other representation or warranty made or given by the same party.

         9.12 Amendments. This Agreement may be waived, amended, supplemented or modified only by a written agreement executed by each of the parties hereto.

         9.13 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

         9.14 Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

         9.15 Termination of Agreement.

              (a) The parties hereto shall be entitled to terminate this Agreement as follows, provided that no such termination shall limit or terminate any liability of one party to another for any breach hereof, and provided further that the provisions of Sections 7.1(c) (confidentiality), 8.2 (indemnification) and 9.6 (publicity) shall survive any such termination:

                  (i) the parties hereto may terminate this Agreement by mutual written consent at any time;

                  (ii) (a) the Purchaser may terminate this Agreement by written notice to the Stockholders and the Company on or prior to the Closing Date if any Stockholder or the Company shall have breached in any material respect any representation, warranty or covenant contained in this Agreement or if the consummation of the transactions contemplated hereby shall not have occurred on or before July 31, 1997, and (b) the Company may terminate this Agreement by written notice to the Purchaser and Acquisition on or prior to the Closing Date if the Purchaser or Acquisition shall have breached in any material respect any representation, warranty or covenant contained in this Agreement or if the consummation of the transactions contemplated hereby shall not have occurred on or before July 31, 1997, unless in either case (A) such breach has been waived or (B) the SEC undertakes a review of the Registration Statement (in which case such date shall be extended to July 31, 1997).

                  (iii) the Purchaser may terminate this Agreement by written notice to the Stockholders and the Company on or prior to the Closing Date upon the occurrence of the events set forth in either Sections 4.2(a) or (b) of this Agreement; and

                  (iv) any party may terminate this Agreement by written notice to the other parties hereto on or prior to the Closing Date if any court or other governmental instrumentality of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

              (b) Notwithstanding approval of this Agreement and the Plan of Merger by the Shareholders of Acquisition and the Company, the parties hereto agree that termination of this Agreement shall constitute mutual termination and abandonment of the Plan of Merger and that, upon any such termination, neither Acquisition nor the Company shall have any further rights or obligations under or arising out of the Plan of Merger.

         9.16 Materiality Standard. For purposes of this Agreement, when the term "material" is used, a matter shall be deemed "material" if the matter involves or affects an amount in excess of $10,000 individually or $25,000 in the aggregate with all other matters. Notwithstanding the foregoing, the parties acknowledge and agree that for purposes of Section 5.3, when the term material is used, a matter shall not be deemed "material" unless and until the Losses reasonably likely to be associated with such matter exceed $200,000.

         9.17 Definitions. For purposes of this Agreement the following terms have the meanings specified in this Section:

              (a) "Person" - any individual, partnership, joint venture, corporation, trust, unincorporated organization, limited liability company or other entity.

              (b) "Knowledge" - an individual will be deemed to have "Knowledge" of a particular fact or other matter if (i) such individual is actually aware of such fact or other matter or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or has at any time served, as a director or officer of such person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

         9.18 Arbitration. Subject to the terms of the Escrow Agreement, any unresolved disputes arising under this Agreement in excess of $300,000, individually or in the aggregate, shall be submitted to and settled by binding arbitration in accordance with the Commercial Rules, existing at the date thereof, of the American Arbitration Association. The dispute shall be submitted by the Representative (on behalf of any Stockholders) or the Purchaser to one arbitrator agreed to by the Representative and the Purchaser or, if the Representative and the Purchaser cannot agree on one arbitrator, by three arbitrators selected in accordance with such Rules, and shall be heard in Raleigh, North Carolina. Each arbitrator must be experienced in the subject matter in dispute.

         IN WITNESS WHEREOF, the parties have caused their respective corporate names to be hereunto subscribed by their respective officers thereunto duly authorized, and otherwise executed this Agreement, all as of the day and year first above written.

                                    QUINTILES TRANSNATIONAL CORP.


                                    By:      /s/ Gregory Connors
                                             ----------------------------
                                             Name:  Gregory Connors
                                             Title: Vice President


                                    CVA ACQUISITION CORP.


                                    By:      /s/ Gregory Connors
                                             ----------------------------
                                             Name:  Gregory Connors
                                             Title: Vice President


                                    CEREBROVASCULAR ADVANCES, INC.


                                    By:      /s/ David L. Edwards
                                             -----------------------------
                                             Name: David L. Edwards, Ph.D.
                                             Title: President and Chief
                                                    Executive Officer

                                    PRINCIPAL STOCKHOLDERS:

                                    WOODSIDE FUND III


                                    By:  /s/ V.M. Occhipinti, General Partner
                                         ------------------------------------
                                    /s/ David L. Edwards
                                    -----------------------------------------
                                    DAVID L. EDWARDS

                                                                      APPENDIX B

                             FORM OF PLAN OF MERGER

                                 PLAN OF MERGER


     THIS PLAN OF MERGER (this "Plan of Merger") is made and dated as of__________ __, 1997 by and among Quintiles CVA, Inc. (formerly known as CVA Acquisition Corp.), a North Carolina Corporation ("Acquisition" or the "Surviving Corporation"), Quintiles Transnational Corp., a North Carolina corporation and the sole shareholder of Acquisition ("Quintiles"), and Cerebro Vascular Advances, Inc., a Texas corporation (the "Company").

     WHEREAS, Quintiles, Acquisition and the Company desire to effect the merger of the Company with and into Acquisition upon the terms set forth herein; and

     WHEREAS, Quintiles, Acquisition and the Company have entered into a Merger Agreement, dated as of May 8, 1997 (the "Merger Agreement"), setting forth certain representations, warranties, covenants and agreements in connection with the transactions therein and herein contemplated; and

     WHEREAS, the boards of directors of Quintiles, Acquisition and the Company, and Quintiles as sole shareholder of Acquisition, by resolution duly approved the Merger Agreement and this Plan of Merger, and the board of directors of the Company has directed that the Merger Agreement and this Plan of Merger be submitted to the shareholders of the Company for approval and adoption.

     NOW, THEREFORE, the parties hereto do hereby approve and adopt this Plan of Merger for the purpose of setting forth the terms and conditions of the merger referred to above and the means of carrying the same into effect.


                                   ARTICLE I

                                   THE MERGER

     1.1 Merger. The Company shall be merged with and into Acquisition (the "Merger") pursuant to Article 11 of the North Carolina Business Corporation Act, as amended (the "NCBCA"), and Article 5.04 of the Texas Business Corporation Act (the "TBCA ").

     1.2 Effective Time. The Merger shall be effected by the filing of articles of merger with the Secretary of State of the State of North Carolina and the Secretary of State of the State of Texas in accordance with the provisions of Article 11 of the NCBCA and Article 5.04 of the TBCA, respectively. The Merger shall become effective at 12:01 a.m. on the date hereof, on which date the articles of merger shall be filed with each of the North Carolina Secretary of State and the Secretary of State of the State of Texas contemporaneously with the closing conducted pursuant to Section 1.5 of the Merger Agreement. The time and date when the Merger shall become effective is herein referred to as the "Effective Time".

     1.3 Effect of the Merger. At the Effective Time, the separate corporate existence of the Company shall cease, and Acquisition, as the Surviving Corporation, shall continue its corporate existence under the laws of the State of North Carolina and shall thereupon and thereafter possess all of the rights, privileges, immunities, powers and franchises of each of the Company and Acquisition; all of the property, real, personal and mixed, and every other asset of each of Acquisition and the Company shall vest in the Surviving Corporation without further act or deed; the Surviving Corporation shall assume and be liable for all the liabilities and obligations of each of Acquisition and the Company;

and all other effects of the Merger specified in Section 55-11-06 of the NCBCA and Article ___ of the TBCA shall result therefrom.


                                   ARTICLE II

                       CONVERSION AND ISSUANCE OF SHARES

     2.1      Conversion of Shares.

              (a) For purposes of exchanging shares of Company common and preferred stock (the "Company Stock"), issued and outstanding immediately prior to the Effective Time (other than (i) shares held by any Stockholder of the Company who elects to exercise dissenters' rights under Section ___ of the TBCA, and (ii) shares held in the Company's treasury), for shares of Quintiles Common Stock by virtue of the Merger and without any action on the part of the holder thereof, Quintiles shall issue and deliver to stockholders of the Company (holders of Company Stock being referred to herein as, the "Stockholders") and each such Stockholder shall accept from Quintiles the number of shares (less any fractional share, which shall be eliminated) of Common Stock of Quintiles, par value $.01 per share, (the "Quintiles Common Stock") determined by multiplying
(i) the number of shares of Company Common Stock set forth opposite such Stockholder's name on Exhibit B to the Merger Agreement times the Exchange Ratio (as defined below) and (ii) the number of shares of Company Preferred Stock set forth opposite such Stockholder's name on Exhibit B to the Merger Agreement on a Common Stock equivalent basis times the Exchange Ratio (as defined below), upon surrender of the certificate representing such share.

              (b)    Exchange Ratio.

                     (i) Determination of Exchange Ratio: The Exchange Ratio shall be the number (rounded to five decimal places) determined by dividing the Company Base Capitalization by the Total Number of Quintiles Shares.

                     (ii) In the event that between the date of the Merger Agreement and the date hereof, Quintiles shall have changed the number of shares of Quintiles Common Stock that are issued and outstanding as a result of any stock split, stock dividend or similar recapitalization, the Average Share Price and the Total Number of Quintiles Shares (as defined below) shall each be proportionately adjusted correspondingly.

                     (iii) Definitions. For purposes of this Section 2.1(b), the following capitalized terms shall have the respective meanings set forth below:

                            (A) "Average Share Price" shall mean the average of
the closing prices per share of Quintiles Common Stock on the Nasdaq National Market (or such United States exchange on which the Quintiles Common Stock may then be listed) for the aggregate of the ten trading days ending three trading days prior to the date hereof.

                            (B) "Company Base Capitalization" means 2,469,781
shares of Common Stock of the Company, including shares into which outstanding options are convertible and shares of Preferred Stock of the Company on a common stock equivalent basis.

                            (C)    "Total Number of Quintiles Shares" shall
mean:

                                   (1)    If the Average Share Price is between
$55.78 and $99.60 (inclusive), the Total Number of Quintiles Shares shall be 251,000.

                                   (2)    If the Average Share Price is greater
than $99.60, the Total Number of Quintiles Shares shall be the number (rounded to five decimal places) determined by dividing $25,000,000 by the Average Share Price.

                                   (3)    If the Average Share Price is less
than $55.78, the Total Number of Quintiles Shares shall be the number (rounded to five decimal places) determined by dividing $14,000,000 by the Average Share Price.

              (c) No fractional shares of Quintiles Common Stock shall be issuable by Quintiles upon the conversion of shares of Company Common Stock in the Merger.

              (d) In respect of each outstanding option to purchase shares of Company Common Stock (each a "Company Option"), Quintiles shall cause to be granted on the date hereof to the holder thereof a substitute option on identical terms (except with respect to the number of shares covered thereby and the exercise price thereof) to purchase shares of Quintiles Common Stock (a "Quintiles Option") which shall be exercisable (i) to purchase the number of shares of Quintiles Common Stock (less any fractional share, which shall be eliminated) determined by multiplying the shares of Company Common Stock then purchasable under each holder's Company Option by the Exchange Ratio and (ii) at an exercise price per share of Quintiles Common Stock determined by dividing the exercise price per share of Company Common Stock under each holder's Company Option by the Exchange Ratio.

              (e) The outstanding shares of Acquisition, which is the Surviving Corporation, will not be converted, exchanged or altered in any manner as a result of the Merger and will remain outstanding as shares of Acquisition. From and after the Effective Time, each outstanding certificate which theretofore represented shares of common stock of Acquisition shall continue to evidence ownership of and to represent the same number of shares of common stock of the Surviving Corporation.

              (f) In the event any certificate representing Company Common Stock shall have been lost, stolen or destroyed, upon the making of affidavit setting forth that fact by the person claiming such certificate to be lost, stolen or destroyed and granting indemnity against any claim that may be made against Quintiles with respect to such certificate, Quintiles shall issue in exchange for such lost, stolen or destroyed certificate, the Quintiles Common Stock deliverable in respect thereof pursuant to this Plan of Merger.

       2.2    Exchange of Certificates.

              (a) At the Effective Time, certificates representing all of the issued and outstanding shares of Company Stock (other than any dissenting or treasury shares) shall be canceled, and, simultaneous with such cancellation, and upon surrender of the corresponding certificates evidencing Company Stock in accordance with the Merger Agreement, Quintiles shall issue certificates evidencing the number of shares of Quintiles Common Stock issuable pursuant to the Merger to each surrendering Stockholder.

              (b) When making the issuances required by Section 2.2 above and pursuant to the Merger Agreement, and notwithstanding any provision herein to the contrary, Quintiles shall withhold from all of the Stockholders of the Company, 10% of the shares of Quintiles Common Stock issuable to each Stockholder and deliver to the Escrow Agent (as defined in the Escrow Agreement, of even date herewith, among Quintiles, Acquisition, [Escrow Agent] and the Representative named therein) an aggregate of _______ shares of Quintiles Common Stock, to be held and distributed by the Escrow Agent pursuant to the terms of the Merger Agreement and the Escrow Agreement. All such Quintiles Common Stock shall be issued in the name of the Escrow Agent, as escrow agent under the Escrow Agreement.

       2.3 Dissenting Shares. Each outstanding share of the Company's Stock, the holder of which has demanded and perfected his right to dissent in accordance with Sections 5.12 and 5.13 of the TBCA and has not effectively withdrawn or lost such holder's right to dissent ("Dissenting Shares"), shall not be converted into or represent a right to receive Quintiles Common Stock, but the holder thereof shall be entitled only to such rights as are granted by Sections 5.12 and 5.13. Each holder of Dissenting Shares who becomes entitled to payment for such holder's Stock of the Company pursuant to Sections 5.12 and
5.13 shall receive payment therefor from the Surviving Corporation from funds provided by Quintiles (but only after the amount thereof shall have been agreed upon or finally determined pursuant to such Sections 5.12 and 5.13).

                                  ARTICLE III

           ARTICLES OF INCORPORATION, BYLAWS, DIRECTORS AND OFFICERS

       3.1 Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of the Surviving Corporation shall be identical to the Articles of Incorporation and Bylaws of Acquisition in effect immediately prior to the Effective Time, until thereafter amended as provided by law.

       3.2    Directors and Officers.   The directors of the Surviving
Corporation shall be Dennis B. Gillings and Gregory D. Porter, each of whom shall hold office until his or her respective successor shall have been elected and qualified as provided in the bylaws of the Surviving Corporation or by law. The officers of the Surviving Corporation shall be as listed below, each holding office until his or her respective successor has been duly elected and qualified as provided in the bylaws of the Surviving Corporation or by law:

              Dennis B. Gillings      Chairman of the Board,
                                      Chief Executive Officer and
                                       President
              Gregory D. Porter       Executive Vice President and Secretary
              Rachel R. Selisker      Executive Vice President and Treasurer
              Gregory Connors         Vice President
              Tom Perkins             Assistant Secretary
              Martha Henderson        Assistant Secretary



                                   ARTICLE IV

             SUBMISSION TO STOCKHOLDERS; TERMINATION AND AMENDMENT

       4.1 Approval by Stockholders. This Plan of Merger shall be submitted to the Stockholders of the Company for their approval and shall have no force or effect unless approved by the Stockholders of the Company in the manner provided by the NCBCA and the TBCA.

       4.2 Termination. This Plan of Merger shall terminate automatically, whether before or after approval by the Stockholders of the Company, if the Merger Agreement shall be terminated pursuant to Section 9.15 thereof.

       4.3 Amendment. This Plan of Merger may be amended by the parties hereto, by action taken by their respective boards of directors, at any time before or after approval hereof by the Stockholders of the Company, but, after any such approval, no amendment shall be made which shall reduce the amount or change the form of the consideration to be received by the Stockholders of the Company without the further approval of such Stockholders. This Plan of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.


                                   ARTICLE V

                                 MISCELLANEOUS

       5.1 Headings. The article and section captions used herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Plan of Merger.

       5.2 Publicity. Except as otherwise required by law, none of the parties hereto shall issue any press release or make any other public statement, in each case relating to, connected with or arising out of this Plan of Merger or the matters contained herein, without obtaining the prior approval of Quintiles and the Company to the contents and the manner of presentation and publication thereof.

       5.3 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other acts or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, properties or assets of the Company or Acquisition acquired or to be acquired by reason of, or as a result of, the Merger, or otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors shall be authorized to execute and deliver, in the name and on behalf of the Company or Acquisition, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of the Company or Acquisition, all such other acts and things necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to or under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement and the Plan of Merger.

       5.4 Counterparts. This Plan of Merger may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

     IN WITNESS WHEREOF, the parties have caused their respective corporate names to be hereunder subscribed by their respective officers thereunto duly authorized, all as of the day and year first above written.


                       QUINTILES TRANSNATIONAL CORP.


                       By:
                               -------------------------
                       Name:
                               -------------------------
                       Title:
                               -------------------------


                       QUINTILES CVA, INC.


                       By:
                               -------------------------
                       Name:
                               -------------------------
                       Title:
                               -------------------------



                       CEREBROVASCULAR ADVANCES, INC.


                       By:
                               -------------------------
                       Name:
                               -------------------------
                       Title:
                               -------------------------

                                                                      APPENDIX C

                            FORM OF ESCROW AGREEMENT

                                ESCROW AGREEMENT

     THIS ESCROW AGREEMENT (the "Agreement") is made and dated as of _______________, 1997 by and among QUINTILES TRANSNATIONAL CORP., a North Carolina corporation (the "Purchaser"), CVA ACQUISITION CORP., a North Carolina corporation to be known from and after the date hereof as Quintiles CVA, Inc. ("Acquisition"), [ESCROW AGENT], a North Carolina banking corporation (the "Escrow Agent"), and J.E. CAMPION (the "Representative"), acting by virtue of the Merger Agreement (as defined below) as the attorney-in-fact and representative of the Stockholders of CerebroVascular Advances, Inc., a Texas corporation (the "Company").

                                  WITNESSETH:

     WHEREAS, the Purchaser, Acquisition, the Company and certain Stockholders of the Company have entered into a Merger Agreement dated as of May 8, 1997 (the "Merger Agreement"; capitalized terms used and not defined herein have the meanings assigned to such terms in the Merger Agreement), providing for the merger of the Company with and into Acquisition, in connection with which the Stockholders (as defined in the Merger Agreement) shall receive as consideration a number of shares of registered Common Stock of the Purchaser (the "Purchaser's Stock") determined pursuant to Article I of the Merger Agreement, allocated among the Stockholders as provided in the Merger Agreement;

     WHEREAS, pursuant to Section 1.4(b) of the Merger Agreement, the Representative has been appointed by the Stockholders as their attorney-in-fact and authorized and empowered to act, for and on behalf of any or all of the Stockholders (with full power of substitution in the premises) in connection with the indemnity provisions of the Merger Agreement, this Escrow Agreement, and such other matters as are reasonably necessary for the consummation of the transactions contemplated hereby and thereby;

     WHEREAS, pursuant to the Merger Agreement, the Purchaser, Acquisition and the Company have agreed that the Indemnitees' rights of indemnification under
Article VIII of the Merger Agreement shall survive the consummation of the transactions contemplated by the Merger Agreement and shall be secured, pursuant to this Agreement, by the shares of the Purchaser's Stock (together with any accumulations thereto as provided herein, the "Escrow Shares") to be initially issued in the name of the Escrow Agent, as escrow agent hereunder, and deposited in escrow with the Escrow Agent pursuant to Section 1.4 of the Merger Agreement; and

     WHEREAS, the Escrow Agent is willing to act in the capacity of Escrow Agent hereunder subject to, and upon the terms and conditions of this Agreement;

     NOW, THEREFORE, in consideration of the premises, covenants and agreements set forth in this Agreement and of other good and valuable consideration, the receipt and legal sufficiency of which they hereby acknowledge, and intending to be legally bound hereby, and as an inducement for the execution and delivery of the Merger Agreement, the Purchaser, Acquisition, the Escrow Agent, and the Representative hereby agree as follows:

                                   ARTICLE I
                     DESIGNATION OF ESCROW AGENT AND SHARES
                               SUBJECT TO ESCROW

     1.1. Designation of Escrow Agent. The Purchaser and the Stockholders (by and through the Representative) hereby mutually designate and appoint _________________________, a North Carolina banking corporation having an office and place of business located at __________________, ______________________ _____, as Escrow Agent for the purposes set forth herein. The Escrow Agent hereby accepts such appointment and agrees to act in furtherance of the provisions of the Merger Agreement, but only upon the terms and conditions provided in this Agreement.

     1.2. Capital Stock Subject to Escrow. In accordance with Section 1.4 of the Merger Agreement, upon execution of this Agreement and subject to compliance by the Company with the provisions of the Merger Agreement, the Purchaser shall on the Closing Date (as defined in the Merger Agreement) issue and deliver, or cause to be delivered, to the Escrow Agent one or more stock certificates (the "Escrow Certificates"), each of which shall be in the name of the Escrow Agent as escrow agent hereunder, representing an aggregate of ten percent of the shares of the Purchaser's Stock issued in consummation of the merger provided for by the Merger Agreement. The Escrow Agent shall hold and distribute the Escrow Certificates and Escrow Shares in accordance with the terms hereof.

     1.3. Value of Escrow Shares. For all purposes pursuant to this Agreement, including without limitation the distribution of Escrow Shares, the value of each Escrow Share shall be deemed to be equal to the closing price per share of the Purchaser's Common Stock on the National Market System of The Nasdaq Stock Market (or such other United States stock exchange on which Purchaser's Common Stock is then listed) on the Closing Date.

     1.4. Powers of Stockholders' Representative. Pursuant to the Merger Agreement, subject to Section 6.1 of this Agreement, the Stockholders have irrevocably appointed the Representative as their true and lawful agent and attorney-in-fact with respect to all matters arising in connection with this Agreement, including but not limited to the power and authority on behalf of each Stockholder (other than in his or her own right) to do any one or all of the following:

              (a) give any written notices or consents and seek any declaratory judgments, damages or other appropriate relief from a court or other tribunal that the Representative may consider necessary or appropriate;

              (b) give any written direction to the Escrow Agent as the Representative may consider necessary or appropriate;

              (c) make, execute and deliver such amendments of and supplements to this Agreement or any other agreements, instruments or documents relating hereto that the Representative may consider necessary or appropriate and not materially adverse to the Stockholders' interests hereunder, such authority to be conclusively evidenced by the execution and delivery thereof; and

              (d) take all actions and do all things, including but not limited to the execution and delivery of all documents necessary or proper, required, contemplated or deemed advisable by the Representative, including the execution, delivery and surrender of the Escrow Certificates and accompanying stock powers, and generally to act for and in the name of each such Stockholder with respect to this Agreement.

                                   ARTICLE II
                  TREATMENT OF ACCUMULATIONS TO ESCROW SHARES

       2.1. Duration of Escrow. The Escrow Agent shall hold the Escrow Shares as provided in this Agreement until complete distribution thereof in accordance with the applicable provisions of Article III or Article IV hereof.

       2.2. Additional Property Subject to Escrow. At any time after the date hereof and prior to the distribution of the Escrow Shares either (i) by delivery to the Stockholders in accordance with Article III hereof or (ii) by delivery to the Purchaser in accordance with Article IV hereof, or by a combination of (i) and (ii), if any of the Stockholders shall become entitled to receive or shall receive in connection with the Escrow Shares any (i) non-taxable distribution of securities of the Purchaser or of any other entity including, without limitation, any certificate in connection with any increase or reduction of capital, reclassification, recapitalization, merger, business combination, consolidation, sale of assets, stock split-up or spin-off; or (ii) any non-taxable distribution of stock options, warrants or rights, whether as an addition to or in substitution of or exchange for any of the Escrow Shares; or
(iii) non-taxable stock dividend or other non-taxable distribution payable in securities or property of any description, all of the shares of capital stock, or other property resulting from any such distribution, stock option, warrant, right or stock dividend shall be deemed to be Escrow Shares and shall be subject to the terms hereof to the same extent as the original Escrow
Shares. Any cash dividends and any taxable stock dividends paid with respect to the Escrow Shares shall be paid to the Stockholders in accordance with their respective interests in the Escrow Shares. Each of the Stockholders shall recognize as income on a current basis all of the cash dividends to which such Stockholder is entitled, and for any non-cash dividend and any other non-taxable distribution shall, through the Representative, execute stock powers or other appropriate instruments of transfer for all shares, options, warrants or rights as required for transfer hereunder.

       2.3. Retained Voting and Other Rights. The Escrow Agent shall hold the Escrow Shares and any additional property acquired with respect thereto pursuant to Section 2.2 above in safekeeping and dispose thereof only in accordance with the terms of this Agreement. The Escrow Agent may treat the Representative as the duly authorized agent and representative of the Stockholders with respect to any additional property related to the Escrow Shares. The Escrow Agent shall hold the Escrow Shares in accordance with this Agreement and shall (to the extent legally permissible and provided that written instructions in form and substance satisfactory to the Escrow Agent have been provided by the Stockholder) vote the Escrow Shares in accordance with the written instructions of each Stockholder for whose account such Escrow Shares are held.

                                  ARTICLE III
        DISTRIBUTION OF ESCROW SHARES UPON TERMINATION OF THE AGREEMENT

       3.1. Deadline For Claims and Termination of Agreement. The Purchaser shall not be entitled to assert any claim against the Escrow Shares after the expiration of the Representations Period (as defined in Section 8.1 of the Merger Agreement), the last day of which shall be referred to herein as the "Claims Deadline"; provided, however, that any claim made in good faith and in writing on or prior to the Claims Deadline setting forth in reasonable detail the basis for such claim (whether or not any action, demand or proceeding is instituted with respect to such claim prior to the Claims Deadline) shall continue, subject to final resolution as provided herein. This Agreement shall terminate upon complete distribution of the Escrow Shares in accordance with this Agreement.

       3.2.   Distribution of the Escrow Shares Upon Termination of the
Agreement.

              (a) Within five (5) business days after the Claims Deadline, the Escrow Agent shall deliver to the Stockholders that portion of the Escrow Shares not previously distributed or otherwise subject to claims pursuant to
Article IV, in proportion to the initial deposits of shares made on their behalf by the Purchaser. Thereafter, the balance of the Escrow Shares shall continue to be held by the Escrow Agent in accordance with the terms of this Agreement until all claims asserted against the Escrow Shares have been finally resolved in accordance with Article IV below; whereupon, the balance of the Escrow Shares shall be distributed to the Stockholders as provided above in full discharge of the Escrow Agent's obligations under this Agreement.

              (b) Notwithstanding the foregoing, in the event that under any of the provisions contained herein, the Escrow Agent would be required to deliver fractional interests in Escrow Shares to the Stockholders, the Purchaser shall be entitled at its option to purchase from the Escrow Agent such a number of Escrow Shares (or fractional interests therein) as shall be necessary to eliminate such fractional interests, at a purchase price calculated according to the closing price of the Purchaser's Common Stock on the Nasdaq National Market (or such other United States stock exchange on which the Purchaser's Common Stock is then listed) on the Closing Date. In such event, the Escrow Agent shall distribute to the Stockholders who otherwise would have been entitled to fractional interests in Escrow Shares, the cash equivalent of such fractional shares (based on the purchase price as described above).

                                   ARTICLE IV
           DELIVERY OF CAPITAL STOCK AND OTHER PROPERTY OUT OF ESCROW

       4.1. Claims Against Escrow Shares. If, at any time on or prior to the Claims Deadline, the Purchaser (on its own behalf or on behalf of any other Indemnitee) shall assert a claim for indemnification pursuant to Article VIII of the Merger Agreement, the Purchaser shall submit to the Escrow Agent and to the Representative a written claim in good faith signed by an authorized officer of the Purchaser stating: (i) that an Indemnitee has incurred or reasonably believes it may incur Losses and the reasonable estimate of the amount of any such Losses; (ii) in reasonable detail, the facts alleged as the basis for such claim and the section or sections of the Merger Agreement alleged as the basis or bases for the claim; and (iii) if the Losses have actually been incurred, the number of Escrow Shares to which such Indemnitee is entitled with respect to such Losses which shall be determined by dividing the amount thereof by the closing price of the Purchaser's Common Stock on the Nasdaq National Market (or such other United States stock exchange on which the Purchaser's Common Stock is then listed) on the Closing Date. If the claim is for Losses which the Indemnitee reasonably believes it may incur or is otherwise unliquidated, the written claim of the Purchaser shall state the reasonable estimate of such Losses, in which event a claim shall be deemed to have been asserted against the Escrow Shares on behalf of the Purchaser in the amount of such estimated Losses, but no payment or distribution shall be made by the Escrow Agent out of the Escrow Shares until such Losses have actually been incurred and the Purchaser submits a notice to the Escrow Agent and the Representative in accordance with
Section 4.1(ii), whether or not the Losses are incurred prior to the Claims Deadline.

       4.2. Resolution of Asserted Claims Against the Escrow Shares. If, within 25 days after the Purchaser gives notice to the Escrow Agent and the Representative of an asserted claim pursuant to Section 4.1 above that the Indemnitee has incurred Losses, the Representative shall fail to notify the Escrow Agent and the Purchaser, in writing, that the Representative reasonably disputes in good faith the asserted claim, then the Escrow Agent, at the expiration of such 25 day period, shall make immediate payment to the Purchaser, out of the Escrow Shares, of the amount of the asserted claim by distributing to the Purchaser the number of Escrow Shares having an aggregate value equal to the amount of the claim.

       4.3. Resolution of Disputed Claims Against Escrow Shares. If, within the 25 day period after notice of an asserted claim is given to the Escrow Agent and the Representative under Section 4.1 above, the Representative shall notify the Escrow Agent and the Purchaser, in writing, that the Representative reasonably disputes in good faith the asserted claim made by the Purchaser against the Escrow Shares, then the Representative and the Purchaser shall use their respective reasonable best efforts to effect a settlement and compromise of such asserted claim. Each party indemnified under the provisions of the Merger Agreement, upon receipt of written notice of any claim or the service of a summons or other initial legal process upon it in any action instituted against it, in respect of the agreements contained in the Merger Agreement, shall promptly give written notice of such claim, or the commencement of such action, or threat thereof, to the party from whom indemnity is to be sought; provided, however, the failure to provide such notice within a reasonable period of time shall not relieve the indemnifying party of any of its obligations except to the extent the indemnifying party is prejudiced by such failure. Each indemnifying party shall be entitled at its own expense to participate in the defense of such claim or action, or, if it shall elect, to assume such defense, in which event such defense shall be conducted by counsel chosen by such indemnifying party, which counsel may be any counsel reasonably satisfactory to the indemnified party against whom such claim is asserted or who shall be the defendant in such action, and such indemnified party shall bear all fees and expenses of any additional counsel retained by it or them. Notwithstanding the immediately preceding sentence, if the named parties in such action (including impleaded parties) include the indemnified and the indemnifying parties, and the indemnified party shall have been advised by counsel that there may be a conflict between the positions of the indemnifying party and the indemnified party in conducting the defense of such action or that there are legal defenses available to such indemnified party different from or in addition to those available to the indemnifying party, then counsel for the indemnified party shall be entitled, if the indemnified party so elects, to conduct the defense to the extent reasonably determined by such counsel to be necessary to protect the interests of the indemnified party, at the expense of the indemnifying party, if it is determined by agreement of the indemnifying party and the indemnified party or by a court of competent jurisdiction that the indemnified party is entitled to indemnification for the Losses giving rise to such action. If the indemnifying party shall elect not to assume the defense of such claim or action, such indemnifying party shall reimburse such indemnified party for the reasonable fees and expenses of any counsel retained by it, and shall be bound by the results obtained by the indemnified party in respect of such claim or action if it is determined by agreement of the indemnifying party and the indemnified party or by a court of competent jurisdiction that the indemnified party is entitled to indemnification hereunder for the Losses giving rise to such action; provided, however, that no such claim or action shall be settled without the written consent of the indemnifying party. Any liability, loss, damage or expense established by reason of any such settlement and compromise shall be certified in writing to the Escrow Agent by the Representative and the Purchaser, and the Escrow Agent shall pay to the Purchaser out of the Escrow Shares (by transfer to the Purchaser of a number of Escrow Shares set forth in the certification received from the Purchaser and the Representative) any amount due and owing to the Purchaser by reason of such settlement and compromise in Escrow Shares. If any such settlement and compromise so certified to the Escrow Agent establishes that no amount shall be due and owing to the Purchaser under the asserted claim, then the Escrow Agent shall treat the asserted claim as rejected by mutual agreement of the parties, and the asserted claim shall be totally disregarded by the Escrow Agent as if never the subject of assertion against the Escrow Shares.

       4.4. Unresolved Claims Against Escrow Shares. If the Purchaser and the Representative are unable to settle and compromise any disputed claim asserted against the Escrow Shares, the Escrow Agent shall not make any payment or distribution out of the Escrow Shares with respect to such unresolved asserted claim unless and until the Escrow Agent shall have received either:

              (a) a certificate signed on behalf of the Purchaser and the Representative certifying the amount of the asserted claim in dispute and directing payment thereof; or

              (b) a certified copy of an award of an arbitrator referred to in Article VII hereof determining the amount of the asserted claim in dispute; or

              (c) a certified copy of a final unappealable judgment of a court of competent jurisdiction determining the amount of the asserted claim in dispute, certified by the party providing such copy as being binding and nonappealable.

Upon receipt of any such certification, the claim shall be treated as a resolved asserted claim pursuant to Section 4.2 above and the Escrow Agent shall pay and distribute Escrow Shares in the manner described in Section 4.2.

                                   ARTICLE V
                  RESPONSIBILITIES AND DUTIES OF ESCROW AGENT

       5.1. Rights, Duties, Liabilities and Immunities of Escrow Agent. The Purchaser and the Stockholders (by and through the Representative) hereby agree as follows with respect to the rights, duties, liabilities and immunities of the Escrow Agent:

              (a) The Escrow Agent shall act as a depository only and shall not be responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness, or validity of the Escrow Shares deposited with it, or any part thereof. The Escrow Agent shall have no implied duties or obligations, and shall not be charged with knowledge or notice of any fact except as specifically provided herein.

              (b) The Escrow Agent shall be protected in acting upon any written certificate, notice, request, waiver, consent, receipt or other paper or document furnished to it, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained which the Escrow Agent in good faith believes to be genuine and what it purports to be.

              (c) The Escrow Agent shall not be liable for any error of judgment, or for any act done or steps taken or made by it in good faith, or for any mistake of fact or law, or for any things which it may do or refrain from doing in connection herewith, except due to the Escrow Agent's own gross negligence or intentional misconduct. In no event shall the Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages, except due to the Escrow Agent's own gross negligence or willful misconduct.

              (d) The Escrow Agent may consult with and obtain advice from legal counsel in the event of any question as to any of the provisions of this Agreement or its duties hereunder, and the Escrow Agent shall incur no liability and shall be fully protected in acting in good faith in accordance with the opinion and instructions of such counsel. Subject to the provisions of Section
5.3 hereof, the cost of such services shall be added to and shall become a part of the Escrow Agent's compensation hereunder.

              (e) The Escrow Agent shall have no duties except those expressly set forth herein, and shall not be bound by any notice of a claim or demand with respect thereto, or any waiver, modification, amendment, termination or rescission of this Agreement, unless in a writing received by it, and, if its duties herein are affected, unless it shall have given its prior written consent thereto.

              (f) The Escrow Agent is not a party to and is not bound by the Merger Agreement, nor is it a party to or bound by or charged with notice of any other agreement (other than this Agreement) to which the Escrow Shares may relate.

              (g) From and at all times after the date of this Escrow Agreement, the Purchaser and the Stockholders (collectively, the "Indemnifying Parties") shall, to the fullest extent permitted by law, jointly and severally indemnify and hold harmless the Escrow Agent and each director, officer, employee, attorney, agent and affiliate of the Escrow Agent (collectively, the "Indemnified Parties") against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including, without limitation, reasonable attorneys' fees, costs and expenses) ("Losses") incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including, without limitation, any Indemnifying Party, whether threatened or initiated, asserting a claim for any legal or equitable remedy under any statute or regulation, including, but not limited to, any federal or state securities law, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Escrow Agreement or any transactions contemplated herein, whether or not any such Indemnifying Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party. The Stockholders (in accordance with their pro rata interest in the Escrow Shares) and the Purchaser shall be jointly and severally liable to the Escrow Agent for the obligations under this subsection (g); provided however that as between the Purchaser and the Stockholders, 50% of the indemnified amount shall be paid by the Stockholders (in accordance with their pro rata interests in the Escrow Shares), and 50% shall be paid by Purchaser. The Purchaser shall have the option at any time to pay any amount due to the Escrow Agent in satisfaction of the Stockholders' obligations hereunder, and upon any such payment, the Purchaser may treat the amount of such payment as an immediate liquidated claim against the Escrow Shares pursuant to Section 4.2 above.

              (h) The Escrow Agent is authorized, in its discretion, to comply with orders issued or process entered by any court with respect to the Escrow Shares, without determination by the Escrow Agent of such court's jurisdiction in the matter.

              (i) If, at any time, there shall exist any dispute with respect to the holding or disposition of any portion of the Escrow Shares or any other obligations of the Escrow Agent hereunder, or if at any time the Escrow Agent is unable to determine, to the Escrow Agent's sole satisfaction, the proper disposition of any portion of the Escrow Shares or the Escrow Agent's proper actions with respect to its obligations hereunder, or if the Purchaser and the Representative have not within thirty (30) days of the furnishing by the Escrow Agent of a notice of resignation pursuant to Section
5.4 hereof appointed a successor escrow agent to act hereunder, then the Escrow Agent may, in its sole discretion, take either or both of the following actions upon written notice to Purchaser and the Representative:

                     (i) Hold and decline to make further disbursements of the Escrow Shares that the Escrow Agent would otherwise be obligated to make hereunder until such dispute or uncertainty shall be resolved to the sole satisfaction of the Escrow Agent or until a successor Escrow Agent shall have been appointed (as the case may be);

                     (ii) Petition (by means of an interpleader action or any other appropriate method) the Superior Court for Wake County, North Carolina, or if said Court should be without subject matter jurisdiction or should decline to exercise jurisdiction, any other state or federal court of competent jurisdiction in North Carolina, for instructions with respect to such dispute or uncertainty, and pay into such court all Escrow Shares for holding and disposition in accordance with the instructions of such court.

The Escrow Agent shall have no liability to the Purchaser, the Stockholders or any other person with respect to any such actions taken pursuant to this
Section 5.1(i), specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of Escrow Shares or any delay in or with respect to any other action required or requested of the Escrow Agent, except for any Losses resulting from the negligence or willful misconduct of the Escrow Agent.

       5.2. Copies of Certifications, Notices and Other Documentation. Promptly after receipt by the Escrow Agent from the Representative or the Purchaser of any written certificate, notice, request, waiver, consent, receipt or other document, the Escrow Agent shall furnish a copy of any of such items to the Representative or the Purchaser, as the case may be. Upon receipt by the Escrow Agent of the Escrow Shares to be held in escrow pursuant to this Agreement, the Escrow Agent shall execute and deliver a written receipt therefor to the Purchaser and the Representative.

       5.3. Compensation. The Escrow Agent shall receive a fee of $1,000 per year for its services hereunder. The first year's fee shall be payable upon the execution of this Agreement and such fee shall not be subject to proration in the event that the escrow arrangement terminates before the end of a year. The Escrow Agent shall also be entitled to reimbursement for all reasonable expenses, disbursements and advances (including reasonable attorneys' fees) incurred or made by the Escrow Agent in accordance with any of the provisions of this

Agreement (including the reasonable compensation and the expenses and disbursements of its counsel and of all persons not regularly in its employ), exclusive of any such expense, disbursement or advance that may arise from its own negligence or willful misconduct. All such compensation and reimbursement of the Escrow Agent under the provisions of this Section 5.3 shall be paid by the Stockholders and the Purchaser as follows: the Purchaser shall be severally liable for 50% of such compensation and reimbursement, and the Stockholders shall be liable (in accordance with their pro rata interest in the Escrow Shares) for 50% of such compensation and reimbursement.

       5.4. Successor Escrow Agent. The Escrow Agent or any successor to it hereafter appointed may at any time resign by giving notice in writing to the Representative and the Purchaser, and such resignation shall become effective and the Escrow Agent shall be discharged from its duties hereunder upon the appointment of a successor Escrow Agent as hereinafter provided. In the event of any such resignation, a successor Escrow Agent shall be appointed by written consent of the Representative and the Purchaser. Any successor Escrow Agent shall deliver to the Representative and the Purchaser a written instrument accepting the appointment hereunder, and thereupon it shall succeed to all the rights and duties of the Escrow Agent hereunder and shall be entitled to receive all assets then held by the predecessor Escrow Agent hereunder.

                                   ARTICLE VI
                               THE REPRESENTATIVE

       6.1. General. The Representative may be removed and a new Representative or Representatives may be appointed at any time and from time to time by the written agreement of a majority of the Stockholders. Any such removal and appointment shall be effective upon receipt by the Escrow Agent and the Purchaser of a duly executed copy of the instrument appointing the new Representative. In the event that the Representative shall resign or otherwise cease to act as the Representative, the Stockholders shall immediately select a successor Representative to act hereunder.

     6.2. Responsibility. The Representative shall have no liability to the Stockholders with respect to any action taken by him or her under this Agreement, except with respect to the Representative's negligence or willful misconduct. The Representative may act in reliance upon the advice of counsel in reference to any matter in connection with this Agreement and shall not incur any liability to the other Stockholders, or any one of them, for any action taken in good faith in accordance with such advice. All Stockholders (inclusive of the Representative) shall jointly and severally indemnify the Representative, ratably according to their respective interests in the Escrow Shares, from and against any and all Losses incurred in connection with the Representative's actions under this Agreement or by virtue of acting in his capacity as the

Representative, except to the extent resulting from the Representative's negligence or willful misconduct.

     6.3. Reimbursement. The Representative shall be entitled to reimbursement from the Stockholders, in accordance with their pro rata interest in the Escrow Shares, for all reasonable expenses, disbursements and advances (including reasonable attorneys' fees) incurred or made by the Representative in connection with his actions under this Agreement or by virtue of acting in his capacity as the Representative, except to the extent resulting from the Representative's negligence or willful misconduct.

                                  ARTICLE VII
                                  ARBITRATION

     7.1. Resolution of Disputed Claims. Subject to any prior resolution in the manner described in Section 4.3 above, any unresolved dispute under this Agreement with respect to any matter that is the subject of an asserted claim against the Escrow Shares shall be submitted to and settled by binding arbitration in accordance with the Commercial Rules, existing at the date thereof, of the American Arbitration Association. The dispute shall be submitted by the Representative (on behalf of any Stockholders) or the Purchaser to one arbitrator agreed to by the Representative and the Purchaser or, if the Representative and the Purchaser cannot agree on one arbitrator, by three arbitrators selected in accordance with said Rules, and shall be heard in Raleigh, North Carolina. Each arbitrator must be experienced in the subject matter in dispute.

                                  ARTICLE VIII
                                 MISCELLANEOUS

     8.1. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Stockholders (by and through the Representative), the Purchaser, Acquisition and the Escrow Agent, and their respective successors, heirs, and assigns, whether so expressed or not.

     8.2. Waiver of Consent. No failure or delay on the part of any party hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and not exclusive of any rights or remedies which they would otherwise have. No modification or waiver of any provision of this Agreement, nor consent to any departure by any party therefrom, shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

       8.3. Captions. The Article and Section captions used herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

       8.4. Notices. Any notice or other communication required or permitted hereunder shall be sufficiently given if delivered in person or sent by telex, telecopy or by registered or certified mail or by recognized overnight courier, postage prepaid, addressed as follows:

              If to the Purchaser or Acquisition, to:

                     Quintiles Transnational Corp.
                     4709 Creekstone Drive
                     Riverbirch Building, Suite 300
                     Durham, North Carolina 27703
                     Attention:  Gregory D. Porter, Esq.

              with a copy to its counsel,

                     Smith, Anderson, Blount, Dorsett,
                     Mitchell & Jernigan, L.L.P.
                     Post Office Box 2611
                     Raleigh, North Carolina 27602-2611
                     Attention:  Gerald F. Roach, Esq.

              if to the Escrow Agent, to:






              if to the Representative, to:

                     J. E. Campion
                     18585 Sigma Road
                     San Antonio, Texas  78258

              with a copy to his counsel:

                     Fulbright & Jaworski L.L.P.
                     300 Convent Street, Suite 2200
                     San Antonio, Texas  78205
                     Attention:  Phillip M. Renfro, Esq.

                     Vincent M. Occhipinti
                     Woodside Fund III
                     850 Woodside Drive
                     Woodside, California  94062
and if to any Stockholder, to such Stockholder at such Stockholder's address appearing in the Purchaser's books and records or to such other address or number as shall be furnished in writing by any such party, and such notice or communication shall be deemed to have been given as of the date so delivered, sent by telecopier, telex or mailed.

       8.5. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

       8.6. Governing Law. The interpretation and construction of this Agreement, and all matters relating thereto, shall be governed by the laws of the State of North Carolina, without regard to the choice of law provisions thereof. The non-prevailing party in any dispute arising hereunder between the Purchaser and the Stockholders (or the Representative acting on their behalf) shall bear and pay the costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred by the prevailing party or parties in connection with resolving such dispute, however resolved, including by arbitration. The Purchaser may treat any such amount due from the Stockholders as an immediate liquidated claim against the Escrow Shares pursuant to Section 4.2 above.

       8.7. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

       8.8. Other Purchaser Remedies. The remedies available to the Purchaser under this Agreement, including without limitation the right to assert claims against the Escrow Fund, shall be in addition to and not to the exclusion of any other rights or remedies available to the Purchaser under applicable law, whether pursuant to this Agreement, the Merger Agreement or otherwise.

     IN WITNESS WHEREOF, the Purchaser, Acquisition and the Escrow Agent have caused their corporate names to be hereunto subscribed by their respective officers thereunto duly authorized, and the Representative has executed this Agreement, all as of the day and year first above written.

                                  QUINTILES TRANSNATIONAL CORP.


                                  By:
                                     ------------------------------
                                     Name:
                                     Title:

                                  CVA ACQUISITION CORP.


                                  By:
                                     ------------------------------
                                     Name:
                                     Title:



                                  ESCROW AGENT:

                                  [TO BE DETERMINED]


                                  By:
                                     ------------------------------
                                     Name:
                                     Title:


                                  REPRESENTATIVE:


                                  ---------------------------------
                                  J.E. CAMPION

                                                                      APPENDIX D

                         TEXAS BUSINESS CORPORATION ACT
                    SECTIONS RELATING TO DISSENTERS' RIGHTS

ART. 5.12.  PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO SAID CORPORATE ACTIONS

     A. Any Shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

          (1) (a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving, or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

          (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten
     (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

          (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

          (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

     B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

     C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

     D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

     E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

     F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

     G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

ART. 5.13.  PROVISIONS AFFECTING REMEDIES OF DISSENTING SHAREHOLDERS

     A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

     B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles
5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

     C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under
Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, of if after the hearing of a petition filed pursuant to Article
5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

                                REVOCABLE PROXY

                         CEREBROVASCULAR ADVANCES, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned stockholder of CerebroVascular Advances, Inc., a Texas
corporation ("CVA"), hereby appoints        ,        ,        , or any of them,
attorneys and proxies of the undersigned, with full power of substitution and with authority in each of them to act in the absence of the other, to vote and act for the undersigned stockholder at the Special Meeting of Stockholders to be
held at 9:00 a.m., local time, on         , 1997, at 9901 1H-10 West, Suite 400,
San Antonio, Texas 78230 and at any adjournments thereof, upon the following matters:

PROPOSAL: Approval and adoption of the Merger Agreement including the Plan of Merger, attached as Exhibit A thereto, dated as of May 7, 1997, among Quintiles Transnational Corp., a North Carolina corporation ("Quintiles"), CVA Acquisition Corp., Inc., a North Carolina corporation which has not engaged in any material operations since its incorporation and is a wholly-owned subsidiary of Quintiles ("Acquisition"), CVA, and the stockholders of CVA signatory thereto, and the transactions contemplated thereunder, including a merger (the "Merger") pursuant to which CVA would be merged with and into Acquisition, with Acquisition being the surviving corporation in the Merger, as more fully described in the accompanying Proxy Statement/Prospectus.

          FOR [ ]             AGAINST [ ]             ABSTAIN [ ]

   This proxy will be voted as directed by the undersigned stockholder. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE PROPOSAL. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Secretary of CVA either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Special Meeting and voting in person. The undersigned stockholder hereby acknowledges receipt of
notice of the Special Meeting and Proxy Statement/Prospectus dated         ,
1997 and hereby revokes any proxy or proxies heretofore given.

             (Continued and to be dated and signed on reverse side)

                          (Continued from other side)

   If you receive more than one proxy card, please sign and return all cards in the accompanying envelope.

[ ]  I PLAN TO ATTEND THE      , 1997 SPECIAL STOCKHOLDERS MEETING

                                          Date:                          , 1997
                                               --------------------------

                                          --------------------------------------

                                          (Signature of Stockholder or
                                          Authorized Representative)


                                          --------------------------------------

                                          (Print name)

                                          Please date and sign exactly as
                                          name  appears hereon. Each executor,
                                          administrator, trustee, guardian,
                                          attorney-in-fact and other fiduciary
                                          should sign and indicate his or her
                                          full title. In the case of stock
                                          ownership in the name of two or more
                                          persons, both persons should sign.

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY TO ENSURE A QUORUM AT THE SPECIAL MEETING. IT IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES. FAILURE TO RETURN THIS PROXY WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSAL.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or non-statutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative, because of the fact that such person was a director, officer, agent or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) and reasonable expenses incurred in connection with the proceeding (including attorney's fees), but no such indemnification may be granted unless such director, officer, agent or employee
(i) conducted himself in good faith, (ii) reasonably believed (1) that any action taken in his official capacity with the corporation was in the best interest of the corporation or (2) that in all other cases his conduct at least was not opposed to the corporation's best interest, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the board of directors, a committee of directors, special legal counsel or the stockholders in accordance with Section 55-8-55. A corporation may not indemnify a director under the statutory scheme in connection with the proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

     In addition to, and separate and apart from the indemnification described above under the statutory scheme, Section 55-8-57 of the North Carolina Business Corporation Act permits a corporation to indemnify or agree to indemnify any of its directors, officers, employees or agents against liability and expenses (including attorneys fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in any of the foregoing capacities, provided a corporation may not indemnify or agree to indemnify a person against liability or expenses he may incur on account of his activities which were, at the time taken, known or believed by him to be clearly in conflict with the best interests of the corporation. Quintiles' bylaws provide for indemnification to the fullest extent permitted under the North Carolina Business Corporation Act, provided, however, that Quintiles will indemnify any person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board of Directors of Quintiles. Accordingly, Quintiles may indemnify its directors, officers, and employees in accordance with either the statutory or non-statutory standard.

     Sections 55-8-52 and 55-8-56 of the North Carolina Business Corporation Act require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was a party. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8-56.

     Finally, Section 55-8-57 of the North Carolina Business Corporation Act provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by the North Carolina Business Corporation Act to indemnify such party. Quintiles' directors and officers are currently covered under directors' and officers' insurance policies maintained by Quintiles.

     As permitted by North Carolina law, Article XI of Quintiles' Articles of Incorporation limits the personal liability of directors for monetary damages for breaches of duty as a director provided that such limitation will not apply to (i) acts or omissions that the director at the time of the breach knew or believed were clearly in conflict with the best interests of Quintiles, (ii) any liability for unlawful distributions under N.C. Gen. Stat.

Section 55-8-33, (iii) any transaction from which the director derived an improper personal benefit or (iv) acts or omissions occurring prior to the date the provision became effective.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     The following documents (unless indicated) are filed herewith and made a part of this Registration Statement.

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  2.01    Merger Agreement dated as of May 8, 1997 by and among
          Quintiles, Acquisition and CVA (included as Appendix A of
          the Proxy Statement/Prospectus)
  2.02    Form of Plan of Merger (included as Appendix B of the Proxy
          Statement/Prospectus)
  2.03    Agreement to furnish omitted Schedules
  4.01(1) Specimen Common Stock Certificate
  4.02(2) Amended and Restated Articles of Incorporation, as amended
  4.03(3) Amended and Restated Bylaws
  5.01    Opinion of Smith, Anderson, Blount, Dorsett, Mitchell &
          Jernigan, L.L.P.
 23.01    Consent of Ernst & Young LLP
 23.02    Consent of Arthur Andersen LLP
 23.03    Consent of Smith, Anderson, Blount, Dorsett, Mitchell &
          Jernigan, L.L.P. (included in Exhibit 5.01 hereto)
 24.01    Powers of Attorney (see Page II-4)

---------------

(1) Incorporated herein by reference to the identically numbered exhibit to the Registrant's Registration Statement on Form S-1 (Registration No. 33-75766) initially filed February 28, 1994, as amended.
(2) Incorporated herein by reference to the identically numbered exhibit to the Registrant's Registration Statement on Form S-3 (Registration No. 333-19009) initially filed December 30, 1996, as amended.
(3) Incorporated herein by reference to the identically numbered exhibit to Quintiles' Annual Report on Form 10-K as filed with the Commission on March 25, 1996 and amended May 16, 1996.

ITEM 22.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file during, any period in which offers and sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of the prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the Company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina, on May 8, 1997.

                                          QUINTILES TRANSNATIONAL CORP.

                                          By:      /s/ DENNIS B. GILLINGS
                                            ------------------------------------
                                                     Dennis B. Gillings
                                             Chairman of the Board of Directors
                                                and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dennis B. Gillings and Rachel R. Selisker and each of them, each with full power to act without the other, his true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on May 8, 1997 in the capacities indicated.

                      SIGNATURE                                                TITLE
                      ---------                                                -----

               /s/ DENNIS B. GILLINGS                       Chairman of the Board of Directors and Chief
-----------------------------------------------------         Executive Officer
                 Dennis B. Gillings

                                                            Vice Chairman of the Board of Directors and
-----------------------------------------------------         Chief Customer Officer
                   Barrie S. Haigh

                 /s/ SANTO J. COSTA                         President and Chief Operating Officer and
-----------------------------------------------------         Director
                   Santo J. Costa

               /s/ RACHEL R. SELISKER                       Chief Financial Officer, Executive Vice
-----------------------------------------------------         President -- Finance and Director
                 Rachel R. Selisker

                /s/ ROBERT C. BISHOP                        Director
-----------------------------------------------------
                  Robert C. Bishop

                                                            Director
-----------------------------------------------------
                  Vaughn D. Bryson

               /s/ CHESTER W. DOUGLASS                      Director
-----------------------------------------------------
                 Chester W. Douglass

------------------------------------------------------  Director
                    John G. Fryer

                                                        Director
------------------------------------------------------
                      Paul Knott

                /s/ LAWRENCE S. LEWIN                   Director
------------------------------------------------------
                  Lawrence S. Lewin

                 /s/ ARTHUR M. PAPPAS                   Director
------------------------------------------------------
                   Arthur M. Pappas

                 /s/ LUDO J. REYNDERS                   Director
------------------------------------------------------
                   Ludo J. Reynders

                                                        Director
------------------------------------------------------
                 Richard H. Thompson

                               INDEX TO EXHIBITS

EXHIBIT
 NUMBER                       DESCRIPTION OF EXHIBIT
-------                       ----------------------
 2.01      Merger Agreement dated as of May 8, 1997 by and among
           Quintiles, Acquisition and CVA (included as Appendix A of
           the Proxy Statement/Prospectus)
 2.02      Form of Plan of Merger (included as Appendix B of the Proxy
           Statement/Prospectus)
 2.03      Agreement to furnish omitted Schedules
 4.01(1)   Specimen Common Stock Certificate
 4.02(2)   Amended and Restated Articles of Incorporation
 4.03(3)   Amended and Restated Bylaws
 5.01      Opinion of Smith, Anderson, Blount, Dorsett, Mitchell &
           Jernigan, L.L.P.
23.01      Consent of Ernst & Young LLP
23.02      Consent of Arthur Andersen LLP
23.03      Consent of Smith, Anderson, Blount, Dorsett, Mitchell &
           Jernigan, L.L.P. (included in Exhibit 5.01 hereto)
24.01      Powers of Attorney (see Page II-4)

---------------

(1) Incorporated herein by reference to the identically numbered exhibit to the Registrant's Registration Statement on Form S-1 (Registration No. 33-75766) initially filed February 28, 1994, as amended.
(2) Incorporated herein by reference to the identically numbered exhibit to the Registrant's Registration Statement on Form S-3 (Registration No. 333-19009) initially filed December 30, 1996, as amended.
(3) Incorporated herein by reference to the identically numbered exhibit to Quintiles' Annual Report on Form 10-K as filed with the Commission on March 25, 1996 and amended May 16, 1996.